   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000

                                                      REGISTRATION NO. 333-41506
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                          OPLINK COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                               3674                               77-0411346
  (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification No.)
  incorporation or organization)         Classification Code Number)

                            3469 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 433-0606

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Joseph Y. Liu
                            Chief Executive Officer
                          Oplink Communications, Inc.
                            3469 North First Street
                           San Jose, California 95134
                                 (408) 433-0606

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

         Matthew W. Sonsini, Esq.                          Cynthia A. Rotell, Esq.
            Cooley Godward LLP                                 Latham & Watkins
          Five Palo Alto Square                             633 West Fifth Street
           3000 El Camino Real                                    Suite 4000
     Palo Alto, California 94306-2155                   Los Angeles, California 90071
              (650) 843-5000                                    (213) 485-1234

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's common stock and one to be used in a concurrent international offering of the common stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page and underwriting section. The U.S. prospectus is included herein and is followed by the alternate front cover page and underwriting section to be used in the international prospectus, each of which have been labeled "Alternative Pages for International Prospectus."

                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 [OPLINK LOGO]

                               13,700,000 SHARES
                                  COMMON STOCK

    Oplink Communications, Inc. is offering 13,700,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "OPLK." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

                                                               PER SHARE        TOTAL
                                                              ------------   ------------
Public Offering Price.......................................     $              $
Underwriting Discounts and Commissions......................     $              $
Proceeds to Oplink Communications, Inc......................     $              $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Oplink Communications, Inc. has granted the underwriters a 30-day option to purchase up to an additional 2,055,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS

              CIBC WORLD MARKETS

                               J.P.  MORGAN & CO.

                                          UBS WARBURG LLC

                THE DATE OF THIS PROSPECTUS IS           , 2000

                          [INSIDE FRONT COVER GRAPHIC]

                         Fiber Optic Products to Enable
                       Bandwidth Creation and Management
                        for the Communications Industry

    [Graphic depiction of the telecommunications market segments using a triangle sectioned horizontally into four trapezoids, each of the four trapezoids representing one of the market segments. The trapezoids are labeled in descending order: "Service Providers," "Communications Systems Equipment," "Integrated Optical Modules" and "Fiber Optic Components." Oplink's logo is located adjacent to the "Integrated Optical Modules" and "Fiber Optic Components" segments denoting Oplink's focus on these market segments.

                               [GATEFOLD GRAPHIC]

[OPLINK LOGO]

             FIBER OPTIC COMPONENTS AND INTEGRATED OPTICAL MODULES

    [Graphic depiction of ultra-long haul/long haul, metropolitan and access systems, including illustrations of each of these systems superimposed upon a map of the United States. The three systems are labeled: "Ultra-Long Haul/Long Haul," followed by the caption "Cross-Country and Long Distance Connections Between Cities;" "Metropolitan" followed by the caption "Connections within Urban Areas;" and "Access" followed by the caption "Connections to Businesses and Homes." Beneath the diagram are the caption "Addressing All Segments of Communications Networks with a Broad Product Line" and four pictures of Oplink products representing four of Oplink's product categories. The four categories are labeled: "Wavelength Expansion," "Optical Amplification," "Optical Wavelength Performance Monitoring & Protection" and "Optical Switching." Each product picture has an arrow pointing to the system in which that product is used.]

                          [INSIDE BACK COVER GRAPHIC]

                         Wavelength Expansion Products


                                                              [Picture of DWDM and
DWDM and Interleavers                                         Interleaver]

                         Optical Amplification Products


                                                              [Picture of isolator and
                                                              integrated hybrid components
                                                              and polarization beam
Pump Combiners, Signal/Pump WDM, Isolators and Tap Couplers   combiner]

            Wavelength Performance Monitoring & Protection Products


                                                              [Picture of
Monitoring/Protection and Supervisory Modules                 Monitoring/Protection module]

                           Optical Switching Products


                                                              [Picture of Optical Switch and
Optical Switches, Add/Drop and Circulators                    Add/Drop module]

    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    4
Note Regarding Forward-Looking Statements...................   17
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   20
Selected Consolidated Financial Data........................   21
Selected Unaudited Pro Forma Combined Financial Data........   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   33
Management..................................................   48
Related Party Transactions..................................   63
Principal Stockholders......................................   66
Description of Capital Stock................................   68
Shares Eligible for Future Sale.............................   70
United States Federal Tax Considerations for Non-United
  States Holders............................................   72
Underwriting................................................   75
Legal Matters...............................................   78
Experts.....................................................   78
Where You Can Find More Information.........................   78
Index To Consolidated Financial Statements..................  F-1

                            ------------------------

    UNTIL       , 2000, ALL DEALERS, WHETHER OR NOT PARTICIPATING IN THIS
OFFERING, THAT EFFECT TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER IN THIS OFFERING AND WHEN SELLING PREVIOUSLY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS, INCLUDING RISK FACTORS, REGARDING OPLINK AND THE COMMON STOCK BEING SOLD IN THIS OFFERING.

                          OPLINK COMMUNICATIONS, INC.

    We design, manufacture and market fiber optic components and integrated optical modules that increase the performance of optical networks. We sell our products worldwide to communications equipment suppliers. Our top customers by revenue for the quarter ended June 30, 2000 were, listed alphabetically: ADVA International, Cisco Systems, Corning Incorporated, JDS Uniphase Corporation, Lucent Technologies, LuxN and Sycamore Networks. Our broad line of products enables the following applications within a fiber optic network:

    - WAVELENGTH EXPANSION--uses dense wavelength division multiplexing, or DWDM, to transmit large amounts of data through multiple wavelengths of light.

    - OPTICAL AMPLIFICATION--amplifies optical signals without the need to enhance the signals electronically.

    - WAVELENGTH PERFORMANCE MONITORING AND PROTECTION--controls the direction of light signals by monitoring wavelength performance within an optical network.

    - OPTICAL SWITCHING--redirects light signals without requiring the signal to be converted into an electrical one.

    These applications address the unique requirements of all segments within communications networks including: ultra-long haul, for cross-country connections; long haul, for long distance connections between cities; metropolitan, for connections within urban areas; and access, for connections to individual businesses and homes. We work closely with our customers early in their product development cycles to design components and integrated optical modules that meet their particular requirements. We combine our design expertise with our manufacturing capabilities in the United States and China to produce high performance products in large volumes.

    Data traffic has increased rapidly over the past several years, driving the demand for greater capacity, or bandwidth, on existing communications networks. Limitations of these networks and recent breakthroughs in optical component technology have led to the widespread deployment of fiber optic technology, which is able to transport large amounts of data. These breakthroughs include new technologies that expand the bandwidth of existing optical fiber networks and that provide intelligence, or the ability to monitor and manage optical signals. Fiber optic components and integrated optical modules are the core elements of optical systems that provide these capabilities within a network. We believe that manufacturers that are able to provide a broad line of sophisticated and customized components and modules in large volume will be in a strong position to grow their revenues in the fiber optic market.

    Our objective is to become a leading supplier of advanced components and integrated optical modules for the fiber optic communications industry. Key elements of our strategy include:

    - expanding our manufacturing capacity in both the United States and China as well as enhancing our manufacturing capabilities through automation;

    - building new and expanding existing customer relationships to increase market penetration by focusing on custom design and quality;

    - expanding and enhancing our existing line of optical components and integrated optical modules for all segments of the optical network;

    - continuing to develop optical products with features that allow service providers to manage their optical networks effectively;

    - continuing to attract talented personnel; and

    - pursuing strategic acquisitions of businesses and technologies.

                                  THE OFFERING

Common stock offered....................................  13,700,000 shares
Common stock offered in a concurrent private
  placement.............................................  5,386,272 shares
Common stock to be outstanding after the offering and
  the private placement.................................  155,850,694 shares
Use of proceeds.........................................  For expansion of manufacturing facilities, marketing and distribution activities,
                                                          research and development activities, working
                                                          capital and other general corporate purposes
                                                          and acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol..................  OPLK

                          CONCURRENT PRIVATE PLACEMENT


    In August 2000, we issued a convertible promissory note to Cisco Systems in the principal amount of $50 million. The note accrues interest at a rate of 8% per annum. Upon the closing of this offering, the outstanding principal amount and all accrued interest on the note will automatically convert into shares of our common stock at a conversion price per share equal to 85% of the public offering price. Assuming a public offering price of $11.00 and a closing date of September 30, 2000, the note would convert into 5,386,272 shares of common stock.


    The common stock outstanding after this offering is based on shares outstanding as of July 31, 2000 and includes 5,386,272 shares to be issued to Cisco Systems upon conversion of the convertible promissory note, but excludes:

    - 22,363,744 shares issuable upon exercise of outstanding options as of July 31, 2000 with a weighted average exercise price of $1.1139;

    - 3,255,178 shares reserved for future issuance under our 1995 and 1998 stock option plans as of July 31, 2000; and

    - 348,904 shares of common stock issuable upon exercise of outstanding warrants as of July 31, 2000 with a weighted average exercise price of $0.1720.

    Unless otherwise indicated, the information in this prospectus:

    - assumes no exercise of the underwriters' over-allotment option;

    - reflects, except in the consolidated financial statements and notes thereto, the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon completion of this offering; and

    - reflects a 2-for-1 stock split of our common stock and preferred stock effected in September 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (in thousands, except share and per share data)

                                                                                FISCAL YEAR ENDED JUNE 30,
                                                             -----------------------------------------------------------------
                                                                1996         1997         1998         1999           2000
                                                             ----------   ----------   ----------   -----------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $       10   $      426   $    2,493   $     9,094   $     39,048
Gross profit (loss)........................................           7         (451)        (471)        1,869          5,704
Loss from operations.......................................        (436)      (1,406)      (2,136)       (3,417)       (25,591)
Net loss...................................................        (426)      (1,397)      (2,148)       (3,474)       (24,902)
Net loss per share: Basic and diluted......................                            $    (4.67)  $     (2.37)  $      (3.18)
Weighted average shares: Basic and diluted.................                               459,616     1,463,342      7,839,650
Pro forma net loss per share...............................                                                       $      (0.24)
Pro forma weighted average shares..........................                                                        104,537,892

                                                                           JUNE 30, 2000
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL       PRO FORMA    AS ADJUSTED
                                                              -----------   -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $26,665      $ 76,665      $215,091
Working capital.............................................     30,618        80,618       219,144
Total assets................................................     95,932       145,932       284,358
Long term liabilities.......................................      4,225        54,225         4,225
Convertible preferred stock.................................     58,373            --            --
Total stockholder's equity..................................     10,825        69,198       248,800

    - Pro forma balance sheet data gives effect to the conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering and the receipt of $50.0 million from Cisco Systems pursuant to a convertible note payable.

    - Pro forma as adjusted balance sheet data gives effect to our sale of 13,700,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses and the conversion of the principal and accrued interest on the note payable to Cisco Systems into shares of our common stock at a conversion price equal to 85% of the initial public offering price. Assuming a public offering price of $11.00 and a closing date of September 30, 2000, the note would convert into 5,386,272 shares of common stock. Pro forma as adjusted stockholders' equity reflects the recording of selling and marketing expenses of $8.8 million, representing the fair value of the discount feature of the note payable and accrued interest of $362,000 on the note payable.

                             CORPORATE INFORMATION

    We were incorporated in California in September 1995 and reincorporated in Delaware in September 2000. Our principal executive offices are located at 3469 North First Street, San Jose, California 95134-1803, and our telephone number at that address is (408) 433-0606. Our website is located on the world wide web at "oplink.com." Information contained in our website is not part of this prospectus.

                                  RISK FACTORS

    ANY INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

WE HAVE INCURRED SIGNIFICANT LOSSES, AND OUR FAILURE TO INCREASE OUR REVENUES COULD PREVENT US FROM ACHIEVING PROFITABILITY.

    We have incurred significant losses since our inception in 1995 and expect to incur losses in the future. We incurred net losses of $24.9 million for the year ended June 30, 2000 and have not achieved profitability on a quarterly basis. As of June 30, 2000, we had an accumulated deficit of $32.5 million. We will need to generate significantly greater revenues while containing costs and operating expenses to achieve profitability. Our revenues may not continue to grow, and we may never generate sufficient revenues to achieve profitability. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our financial condition.

WE DEPEND UPON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND ANY DECREASE IN REVENUES FROM, OR LOSS OF, THESE CUSTOMERS WITHOUT A CORRESPONDING INCREASE IN REVENUES FROM OTHER CUSTOMERS WOULD HARM OUR OPERATING RESULTS.

    We depend upon a small number of customers for a substantial portion of our revenues. Our top three customers together accounted for 68.9% of our revenues in the year ended June 30, 2000. Lucent Technologies, Sycamore Networks and JDS Uniphase accounted for 42.6%, 15.7% and 10.6% of our revenues for the year ended June 30, 2000. We expect that we will continue to depend upon a small number of customers for a substantial portion of our revenues.

    Our revenues generated from these customers, individually or in the aggregate, may not reach or exceed historic levels in any future period. For example, we may not be the sole source of supply to our customers, and they may choose to purchase products from other vendors. Furthermore, the businesses of our existing customers could experience a downturn, which could result in significantly decreased sales to these customers and harm our results of operations. In this regard, Lucent has indicated that it may decrease and eventually discontinue incorporating one of our optical components into some of its products over the next two years. Lucent's purchases of this optical component in the year ended June 30, 2000 accounted for 28.3% of our revenues. Lucent may not introduce or sell significant quantities of other products that incorporate this optical component. Loss or cancellations of orders from, or any downturn in the business of, any of our customers could harm our revenues. Our dependence on a small number of customers may increase if the optical components industry and our target markets continue to consolidate.

BECAUSE WE DID NOT COMMENCE SALES OF OUR PRODUCTS UNTIL LATE 1996 AND ONLY RECENTLY BEGAN SELLING OUR PRODUCTS IN LARGE VOLUME, WE MAY BE UNABLE TO ACCURATELY FORECAST OUR REVENUES, AND OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

    We did not commence sales of our products until late 1996 and only recently began selling our products in large volume. As a result, it is difficult to forecast our revenues accurately. Moreover, our revenues, expenses and operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate significantly in the future. The factors, many of which are more fully discussed in other risk factors, that are likely to cause these variations include, among others:

    - fluctuations in demand for, and sales of, our products;

    - cancellations of orders and shipment rescheduling;

    - our ability to significantly expand our manufacturing capacity at our facilities in San Jose, California and China;

    - the availability of raw materials used in our products and increases in the price of these raw materials;

    - the ability of our manufacturing operations in China to timely produce and deliver products and components in the quantity and of the quality we require;

    - our ability to achieve acceptable production yields;

    - the practice of communication equipment suppliers to sporadically place large orders with short lead times;

    - the mix of products and the average selling prices of the products we sell;

    - competitive factors, including introductions of new products and product enhancements by competitors, entry of new competitors into the optical networking components market and pricing pressures;

    - our ability to develop, introduce, manufacture and ship new and enhanced optical networking products in a timely manner without defects;

    - costs associated with and the outcomes of any intellectual property or other litigation to which we are, or may become, a party; and

    - economic conditions specific to the communications and related industries and the development and size of the markets for our products.

    Due to the factors noted above and other risks discussed in this section, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. Quarterly variations in our operations could result in significant volatility in our stock price and the market price for our common stock might fall below the initial public offering price. It is likely that, in future quarters, our operating results may be below the expectations of securities analysts or investors. If this occurs, the price of our common stock is likely to decrease.

BECAUSE A HIGH PERCENTAGE OF OUR EXPENSES IS FIXED IN THE SHORT TERM, OUR OPERATING RESULTS ARE LIKELY TO BE HARMED IF WE EXPERIENCE DELAYS IN GENERATING AND RECOGNIZING REVENUES.

    A high percentage of our expenses, including those related to manufacturing, engineering, research and development, sales and marketing and general and administrative functions, is fixed in the short term. As a result, if we experience delays in generating and recognizing revenues, our quarterly operating results are likely to be harmed. As we expand our manufacturing capacity, we will incur expenses in one quarter relating to the expansion that may not result in off-setting revenues until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenues that are not recognized until a subsequent quarter when the new product is introduced. If growth in our revenues does not exceed the increase in our expenses, our results of operations will be harmed.

                         RISKS RELATED TO OUR BUSINESS

IF WE FAIL TO RAPIDLY EXPAND OUR MANUFACTURING CAPACITY, WE MAY NOT BE ABLE TO DELIVER SUFFICIENT QUANTITIES OF PRODUCTS TO OUR CUSTOMERS IN A TIMELY MANNER, WHICH WOULD HARM OUR OPERATING RESULTS.

    We manufacture all of our products in our facilities in San Jose, California and Zhuhai and Fuzhou, China and currently are expanding our manufacturing capacity at our San Jose and Zhuhai facilities. We must devote significant resources to expand our manufacturing capacity, and our planned expansion will be expensive, will require management's time and may disrupt our operations. Additional risks associated with rapidly increasing manufacturing capacity include:

    - a lack of availability of manufacturing personnel;

    - difficulties in achieving adequate yields from new manufacturing lines;

    - inability to quickly implement an adequate set of financial controls to track levels of inventory;

    - our failure to acquire additional facilities in desirable locations on commercially reasonable terms; and

    - our inability to procure the necessary equipment.

    We are just beginning to receive orders for significant quantities of products while simultaneously increasing our manufacturing capacity. Communications equipment suppliers typically require that their vendors commit to provide specified quantities of products over a given period of time. We could be unable to pursue many large orders if we do not have sufficient manufacturing capacity to enable us to commit to provide customers with specified quantities of products. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. Furthermore, if we fail to fulfill orders to which we have committed, we will lose revenue opportunities and our customer relationships may be harmed.

IF WE FAIL TO EFFECTIVELY MANAGE THE RAPID EXPANSION OF OUR OPERATIONS, INCLUDING THE ANTICIPATED SIGNIFICANT INCREASE IN THE NUMBER OF OUR EMPLOYEES, OUR OPERATING RESULTS COULD BE HARMED.

    We currently operate facilities in San Jose, California and in China. We are continuing to expand the scope of our operations domestically and internationally and to increase the number of our employees significantly. As of July 31, 2000, we had a total of 648 full-time employees in San Jose and 804 full-time employees in China. We plan to hire a significant number of employees over the next several quarters in connection with the expansion of our manufacturing operations. The growth in employees and our operations, combined with the challenges of expanding and managing geographically-dispersed operations, has placed, and will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our workforce worldwide. Any failure to effectively manage this expansion could harm our operating results.

IF WE FAIL TO EFFECTIVELY MANAGE OUR INVENTORY LEVELS, OUR OPERATING RESULTS COULD BE HARMED.

    Because we experience long lead times for raw materials and are often required to purchase significant amounts of raw materials far in advance of product shipments, we may not effectively manage our inventory levels, which could harm our operating results. If we underestimate our requirements, we may have inadequate inventory, which could result in delays in shipments and loss of customers. If we purchase raw materials in anticipation of orders that do not materialize, we will have to carry or write off excess inventory and our gross margins will decline. Even if we receive these orders, the additional manufacturing capacity that we add to meet customer requirements may be underutilized in a subsequent quarter. We are in the early stages of implementing automated manufacturing management systems, and at present most of the data, including some inventory levels, are tracked manually. The current limitations of our manufacturing management systems increase the risk that we may fail to effectively manage our inventory. In this regard, we experienced significant increases in provisions for excess and obsolete inventory, which harmed our gross margins, in the quarters ended March 31 and June 30, 2000. As we grow, we will need to implement new systems, which we may fail to do on a timely basis. The risks associated with managing our inventory are increased by the fact that we ship products to our largest customer, Lucent, on a consignment basis, such that we carry the shipped products as inventory until Lucent accepts the products for use.

BECAUSE WE DEPEND ON THIRD PARTIES TO SUPPLY SOME OF OUR RAW MATERIALS AND EQUIPMENT, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT QUANTITIES OF THESE MATERIALS AND EQUIPMENT, WHICH COULD LIMIT OUR ABILITY TO FILL CUSTOMER ORDERS AND HARM OUR OPERATING RESULTS.

    We depend on third parties to supply the raw materials and equipment we use to manufacture our products. To be competitive, we must obtain from our suppliers, on a timely basis, sufficient quantities of raw materials at acceptable prices. We obtain most of our critical raw materials from a single or limited number of suppliers and generally do not have long-term supply contracts with them. As a result, our suppliers could terminate the supply of a particular material at any time without penalty. Difficulties in obtaining raw materials in the future may limit our product shipments.


    Some of our raw material suppliers are single sources, and finding alternative sources may involve significant expense and delay, if these sources can be found at all. For example, all of our GRIN lenses, which are incorporated into substantially all of our products, are obtained from Nippon Sheet Glass, the sole supplier worldwide of GRIN lenses. Our failure to obtain these materials or other single or limited-source raw materials could delay or reduce our product shipments, which could result in lost orders, increase our costs, reduce our control over quality and delivery schedules and require us to redesign our products. In this regard, we experienced difficulties in obtaining GRIN lenses in the quarters ended March 31 and June 30, 2000, and we continue to experience such difficulties. If a significant supplier became unable or unwilling to continue to manufacture or ship materials in required volumes, we would have to identify and qualify an acceptable replacement. A material delay or reduction in shipments, any need to identify and qualify replacement suppliers or any significant increase in our need for raw materials that cannot be met on acceptable terms could harm our business.


    We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment we use in our manufacturing process. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as nine months. Delays in the delivery of this equipment or increases in the cost of this equipment could harm our operating results.

OUR MARKETS ARE HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR REVENUES COULD DECLINE, WHICH WOULD HARM OUR OPERATING RESULTS.

    The market for fiber optic components is intensely competitive. We believe that our principal competitors are the major manufacturers of optical components and modules, including vendors selling to third parties and business divisions within communications equipment suppliers. Our principal competitors in the components market include Avanex Corporation, Ciena Corporation, Corning, DiCon Fiberoptics, Furukawa Electrical, Lucent, New Focus, Nortel, Sumitomo, Tyco Electronics and JDS Uniphase, which recently acquired E-TEK Dynamics and announced its intended acquisition of SDL. We believe that we primarily compete with diversified suppliers, such as Corning, JDS Uniphase, Lucent and Nortel, for the majority of our product line and to a lesser extent with niche players that offer more limited product lines. Competitors in any portion of our business may also rapidly become competitors in other portions of our business. In addition, our industry has recently experienced significant consolidation, and we anticipate that further consolidation will occur. This consolidation has further increased competition.

    Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing, manufacturing and other resources than we do. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at lower prices.

    Several of our existing and potential customers are also current and potential competitors of ours. JDS Uniphase, for example, generated 10.6% of our revenues in the year ended June 30, 2000. These companies may develop or acquire additional competitive products or technologies in the future and thereby reduce or cease their purchases from us. In light of the consolidation in the optical networking industry, we also believe that the size of the optical component and module suppliers will become increasingly important to our current and potential customers in the future. We may not be able to compete successfully with existing or new competitors, and the competitive pressures we face may result in lower prices for our products, loss of market share, or reduced gross margins, any of which could harm our business.

    New technologies are emerging due to increased competition and customer demand. The introduction of new products incorporating new technologies or the emergence of new industry standards could make our existing products noncompetitive. For example, new technologies are being developed in the design of wavelength division multiplexers that compete with the thin film filters that we incorporate in our products. These technologies include arrayed waveguide grating, or AWG, which is being developed by Lucent and NTT, and fiber bragg grating, or FBG, which is being developed by Ciena. If our competitors adopt new technologies before we do, we could lose market share and our business would suffer.

A SUBSTANTIAL PORTION OF OUR MANUFACTURING OPERATIONS ARE LOCATED IN CHINA, WHICH EXPOSES US TO THE RISK THAT OUR FAILURE TO COMPLY WITH THE LAWS AND REGULATIONS OF CHINA, OR EVENTS IN THAT COUNTRY, WILL DISRUPT OUR OPERATIONS.

    A substantial portion of our manufacturing operations are located in China and are subject to the laws and regulations of China. We anticipate that a greater portion of our manufacturing operations will be located in China in the future. Our operations in China may be adversely affected by changes in the laws and regulations of China, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. China's central or local government may impose new, stricter regulations or interpretations of existing regulations which would require additional expenditures. China's economy differs from the economies of many countries in terms of structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency and rate of inflation, among others. Our results of operations and financial condition may be harmed by changes in the political, economic or social conditions in China.

    In addition, events out of our control in China, such as political unrest, war, labor strikes and work stoppages, could disrupt our operations. There is currently political tension between the United States and China, which could lead to a breakdown in trade relations. There is also significant tension between China and Taiwan, which could result in hostilities. If any of these events occurs, it would be difficult for us to establish manufacturing operations at an alternative location on comparable terms.

    Our operations in China also expose us to the following general risks associated with international operations:

    - difficulties and costs of staffing and managing foreign operations with personnel who have expertise in optical network technology;

    - unexpected changes in regulatory or certification requirements for optical systems or networks;

    - disruptions in the transportation of our products and other risks related to the infrastructure of foreign countries;

    - fluctuations in the value of currencies; and

    - economic instability.

OUR WAVELENGTH EXPANSION PRODUCTS HAVE ACCOUNTED FOR THE VAST MAJORITY OF OUR REVENUES, AND OUR REVENUES COULD BE HARMED IF THE PRICE OF OR DEMAND FOR THESE PRODUCTS DECLINES OR IF THESE PRODUCTS FAIL TO ACHIEVE BROADER MARKET ACCEPTANCE.

    Although we currently offer a broad spectrum of products, sales of our wavelength expansion products accounted for the vast majority of our revenues in the year ended June 30, 2000. These products include, among others, dense wavelength division multiplexers, or DWDMs, and noise reduction filters. We believe that our future growth and a significant portion of our future revenues will depend on the commercial success of our wavelength expansion products. Customers that have purchased wavelength expansion products may not continue to purchase these products from us. Any decline in the price of, or demand for, our wavelength expansion products, or their failure to achieve broader market acceptance, could harm our revenues.

THE OPTICAL NETWORKING COMPONENT INDUSTRY IS EXPERIENCING DECLINING AVERAGE SELLING PRICES, WHICH COULD CAUSE OUR GROSS MARGINS TO DECLINE AND HARM OUR OPERATING RESULTS.

    The optical networking component industry is experiencing declining average selling prices, or ASPs, as a result of increasing competition and greater unit volumes as communications service providers continue to deploy fiber optic networks. We anticipate that ASPs will continue to decrease in the future in response to product introductions by competitors, price pressures from significant customers and greater manufacturing efficiencies achieved through increased automation in the manufacturing process. These ASP declines have contributed and may continue to contribute to a decline in our gross margins, which could harm our results of operations.

OUR FAILURE TO ACHIEVE ACCEPTABLE MANUFACTURING YIELDS IN A COST-EFFECTIVE MANNER COULD DELAY PRODUCT SHIPMENTS TO OUR CUSTOMERS AND HARM OUR OPERATING RESULTS.

    Because manufacturing our products involves complex and precise processes and the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Lower than expected manufacturing yields could delay product shipments and harm our operating results. Factors that affect our manufacturing yields include the quality of raw materials used to make our products, quality of workmanship and our manufacturing processes. Our or our suppliers' inadvertent use of defective materials could significantly reduce our manufacturing yields. Furthermore, because of the large labor component in and complexity of the manufacturing process, quality of workmanship is critical to achieving acceptable yields. We cannot assure you that we will be able to hire and train a sufficient number of qualified personnel to cost-effectively produce our products with the quality and in the quantities required by our customers. Changes in our manufacturing processes or those of our suppliers could also impact our yields. In some cases, existing manufacturing techniques, which involve substantial manual labor, may not allow us to cost-effectively meet our manufacturing yield goals so that we maintain acceptable gross margins while meeting the cost targets of our customers. We will need to develop new manufacturing processes and techniques that will involve higher levels of automation in order to increase our gross margins and help achieve the targeted cost levels of our customers. We may not achieve manufacturing cost levels that will allow us to achieve acceptable gross margins or fully satisfy customer demands.

OUR PRODUCTS MAY HAVE DEFECTS THAT ARE NOT DETECTED UNTIL FULL DEPLOYMENT OF A CUSTOMER'S EQUIPMENT, WHICH COULD RESULT IN A LOSS OF CUSTOMERS, DAMAGE TO OUR REPUTATION AND SUBSTANTIAL COSTS.

    Our products are deployed in large and complex optical networks and must be compatible with other system components. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our customers may discover errors, defects or incompatibilities in our products after they have been fully deployed and operated under peak stress conditions. Our products may also have errors, defects or incompatibilities that are not found until after a system upgrade is installed. Errors, defects, incompatibilities or other problems with our products could result in:

    - loss of customers;

    - loss of or delay in revenues;

    - loss of market share;

    - damage to our brand and reputation;

    - inability to attract new customers or achieve market acceptance;

    - diversion of development resources;

    - increased service and warranty costs;

    - legal actions by our customers; and

    - increased insurance costs.

    If any of these occur, our operating results could be harmed.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, OUR ABILITY TO SUCCEED WILL BE HARMED.


    Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. However, the steps we have taken may not prevent the misappropriation of our intellectual property, particularly in foreign countries, such as China, where the laws may not protect our proprietary rights as fully as in the United States. We currently hold 11 patents and have 21 pending patent applications in the United States. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented. Rights granted under these patents may not provide us with meaningful protection or any commercial advantage. If we are unable to protect our proprietary technology, our ability to succeed will be harmed. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights. These claims could result in costly litigation and the diversion of our technical and management personnel.


WE ARE CURRENTLY DEFENDANTS IN TWO PATENT DISPUTES AND MAY BE INVOLVED IN OTHER INTELLECTUAL PROPERTY DISPUTES IN THE FUTURE, WHICH WILL DIVERT MANAGEMENT'S ATTENTION AND COULD CAUSE US TO INCUR SIGNIFICANT COSTS AND PREVENT US FROM SELLING OR USING THE CHALLENGED TECHNOLOGY.

    Participants in the communications and optical components markets in which we sell our products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including our competitors and academic institutions. We have no means of knowing that a patent application has been filed in the United States until the patent is issued. Optical component suppliers may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against us.

    In November 1999, E-TEK Dynamics filed a lawsuit against us in the United States District Court for the Northern District of California alleging infringement of E-TEK's patent relating to fiber optic couplers based on our manufacture and sale of our DWDM products. E-TEK seeks an award for damages and injunctive relief. Our DWDM products generated a majority of our revenues for the year ended June 30, 2000. An adverse ruling in this matter would materially adversely affect our financial condition. JDS Uniphase, which accounted for 10.6% of our revenues for the year ended June 30, 2000, recently acquired E-TEK. While we do not currently believe that the E-TEK lawsuit will materially harm our supplier relationship with JDS Uniphase, primarily because the products we sell to JDS Uniphase are not subjects of the lawsuit, the ultimate impact of the lawsuit on our business cannot be determined at this time. In addition, in June 2000, Chorum Technologies, Inc. filed a lawsuit against us and our wholly-owned subsidiary, Telelight Communication Inc., in the United States District Court for the Northern District of Texas alleging, among other things, infringement of two U.S. patents allegedly owned by Chorum relating to fiber optical interleaving, based on our manufacture of and offer to sell various fiber optic interleaver products. Chorum seeks an award for damages and injunctive relief. For additional information concerning these matters, see "Business--Legal Proceedings and Regulatory Matters."

    Defending these lawsuits, and any additional litigation to which we may become a party in the future as a result of alleged infringement of others' intellectual property, will likely be costly and time consuming and will divert the efforts and attention of our management and technical personnel. Patent litigation is highly complex and can extend for a protracted period of time, which can substantially increase the cost of litigation. Accordingly, the expenses and diversion of resources associated with either of these matters, or any other intellectual property litigation to which we may become a party, could seriously harm our business and financial condition. Any intellectual property litigation also could invalidate our proprietary rights and force us to do one or more of the following:

    - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;

    - stop selling, incorporating or using our products that use the challenged intellectual property;

    - pay substantial money damages; or

    - redesign the products that use the technology.

    Any of these actions could result in a substantial reduction in our revenue and could result in losses over an extended period of time.

IF WE ARE UNABLE TO DEVELOP NEW PRODUCTS AND PRODUCT ENHANCEMENTS THAT ACHIEVE MARKET ACCEPTANCE, SALES OF OUR PRODUCTS COULD DECLINE, WHICH WOULD HARM OUR OPERATING RESULTS.

    The communications industry is characterized by rapid technological changes, frequent new product introductions, changes in customer requirements and evolving industry standards. As a result, our products could quickly become obsolete as new technologies are introduced and incorporated into new and improved products. Our future success depends on our ability to anticipate market needs and to develop products that address those needs. Our failure to predict market needs accurately or to develop new products or product enhancements in a timely manner will harm market acceptance and sales of our products. In this regard, we are currently developing bandwidth creation products as well as bandwidth management products. If the development of these products or any other future products takes longer than we anticipate, or if we are unable to develop and introduce these products to market, our revenues could suffer and we may not gain market share. Even if we are able to develop and commercially introduce these new products, the new products may not achieve widespread market acceptance.

WE DEPEND ON THE CONTINUED GROWTH AND SUCCESS OF THE COMMUNICATIONS INDUSTRY, WHICH IS EXPERIENCING RAPID CONSOLIDATION AND REALIGNMENT AND MAY NOT CONTINUE TO DEMAND FIBER OPTIC PRODUCTS, THEREBY REDUCING DEMAND FOR OUR PRODUCTS AND HARMING OUR OPERATING RESULTS.

    We depend on the continued growth and success of the communications industry, including the continued growth of the Internet as a widely-used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. Trends that are currently driving growth in the communications industry may not continue in a manner favorable to us and technological or other developments in the communications industry may not favor growth in the markets served by our products. Furthermore, the rate at which communications service providers and other fiber optic network users have built new fiber optic networks or installed new systems in their existing fiber optic networks has fluctuated in the past and these fluctuations may continue in the future. These fluctuations may result in reduced demand for new or upgraded fiber optic systems that utilize our products and, therefore, may result in reduced demand for our products.

    The communications industry is also experiencing rapid consolidation and realignment, as industry participants seek to capitalize on the rapidly changing competitive landscape developing around the Internet and new communications technologies such as fiber optic and wireless communications networks. As the communications industry consolidates and realigns to accommodate technological and other developments, our customers may consolidate or align with other entities in a manner that harms our business.

BECAUSE NONE OF OUR CUSTOMERS ARE OBLIGATED TO PURCHASE OUR PRODUCTS, THEY MAY CANCEL OR DEFER THEIR PURCHASES ON SHORT NOTICE AND AT ANY TIME, WHICH COULD HARM OUR OPERATING RESULTS.

    We do not have contracts with our customers that provide any assurance of future sales, and sales are typically made pursuant to individual purchase orders, often with extremely short lead times. Accordingly, our customers:

    - may stop purchasing our products at any time without penalty;

    - are free to purchase products from our competitors;

    - are not required to make minimum purchases; and

    - may cancel orders that they place with us.

    Sales to any single customer may vary significantly from quarter to quarter. Our customers generally do not place purchase orders far in advance. In addition, our customer purchase orders have varied significantly from quarter to quarter. Our customers base their purchase orders on a decision to deploy their systems in a particular geographic area and may not order additional products until they make their next major deployment decision. This means that customers who account for a significant portion of our revenues in one quarter may not place any orders in the succeeding quarter, which makes it difficult to forecast revenue in future periods. Moreover, our expense levels are based in part on our expectations of future revenue, and we may be unable to adjust costs in a timely manner in response to revenue shortfalls. This can result in significant quarterly fluctuations in our operating results.

OUR LENGTHY AND VARIABLE QUALIFICATION AND SALES CYCLE MAKES IT DIFFICULT TO PREDICT THE TIMING OF A SALE OR WHETHER A SALE WILL BE MADE, WHICH MAY HARM OUR OPERATING RESULTS.

    Our customers typically expend significant efforts in evaluating and qualifying our products and manufacturing process prior to placing an order. This evaluation and qualification process frequently results in a lengthy sales cycle, typically ranging from nine to twelve months and sometimes longer. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales, marketing, research and development expenses, expend significant management efforts, increase manufacturing capacity and order long lead-time supplies. Even after this evaluation process, it is possible a potential customer will not purchase our products. In addition, product purchases are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for which our products represent a very small percentage of their overall purchase activity. Long sales cycles may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter, which could cause volatility in our stock price.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO SELL OUR PRODUCTS COULD BE HARMED.

    Our future success depends upon the continued services of our executive officers, particularly Joseph Y. Liu, our Chief Executive Officer, Frederick R. Fromm, our President, Alex Hsu, our President, Global Manufacturing Operations, and other key engineering, finance, sales, marketing, manufacturing and support personnel. In addition, we depend substantially upon the continued services of key management personnel at our Chinese subsidiaries. None of our officers or key employees is bound by an employment agreement for any specific term, and these personnel may terminate their employment at any time. In addition, we do not have "key person" life insurance policies covering any of our employees.

    As a result of the expansion of our operations, we must hire a significant number of additional employees in the near future, particularly engineering, sales and manufacturing personnel. Our ability to continue to attract and retain highly-skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly-skilled personnel is intense, especially in the San Francisco Bay area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. In addition, many of the members of our management team have just recently joined our company. Mr. Jingyu Xu, Senior Vice President of Engineering, joined us in November 1999, Mr. Bruce Horn, our Chief Financial Officer, joined us in April 2000, Mr. Frederick R. Fromm, our President, joined us in July 2000, and Messrs. Jeff Friedman, our Associate General Counsel, and Daryl Eigen, our Vice President of Sales and Marketing, joined us in August 2000. If our new management team does not work effectively together, it could seriously harm our business.

BECAUSE SOME OF OUR THIRD-PARTY SALES REPRESENTATIVES AND DISTRIBUTORS CARRY PRODUCTS OF ONE OR MORE OF OUR COMPETITORS, THEY MAY NOT RECOMMEND OUR PRODUCTS OVER COMPETITORS' PRODUCTS.

    A majority of our revenues are derived from sales through our domestic and international sales representatives and distributors. Our sales representatives and distributors are independent organizations that generally have exclusive geographic territories and generally are compensated on a commission basis. We expect that we will continue to rely on our independent sales representatives and distributors to market, sell and support many of our products. Some of our third-party sales representatives and distributors carry products of one or more of our competitors. As a result, these sales representatives and distributors may not recommend our products over competitors' products.

IF WE DO NOT EXPAND OUR SALES ORGANIZATION, WE MAY FACE DIFFICULTIES IN INCREASING MARKET AWARENESS AND SALES OF OUR PRODUCTS, WHICH COULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY.

    We currently have a small sales force. We will need to hire additional qualified sales personnel domestically and internationally to increase market awareness and sales of our products. Competition for qualified sales personnel in our industry is intense and we might not be able to hire and train the kind and number of sales personnel we need to be successful. If we are unable to expand our sales organization, we may not be able to increase market awareness or sales of our products, which could prevent us from achieving and maintaining profitability.

BECAUSE SOME OF OUR MANUFACTURING OPERATIONS ARE LOCATED IN ACTIVE EARTHQUAKE FAULT ZONES, WE FACE THE RISK THAT A LARGE EARTHQUAKE COULD HARM OUR OPERATIONS.

    A substantial portion of our manufacturing operations are located in San Jose, California, an active earthquake fault zone. This region has experienced large earthquakes in the past and may likely experience them in the future. A large earthquake in the San Jose area could disrupt our manufacturing operations for an extended period of time, which would limit our ability to supply our products to our customers in sufficient quantities on a timely basis, harming our customer relationships.

OUR FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS COULD SUBJECT US TO
LIABILITY.


    Our failure to comply with a variety of federal, state and local laws and regulations in the United States and China could subject us to criminal, civil and administrative penalties. Our products are subject to U.S. export control laws and regulations that regulate the export of products and disclosure of technical information to foreign countries. These laws and regulations may require licenses for export to some of our products and disclosure of technology to some countries, including China, where a substantial portion of our manufacturing operations occur, and foreign citizens, including a number of our employees. We have filed two applications to obtain commodity classifications confirming that we may export our products and disclose our technology to foreign countries, including China, and citizens, including Chinese nationals, without export licenses. In the event these classifications are not obtained, we have alternatively filed an application to obtain a license permitting us to disclose our technology to a specified employee. However, we cannot assure you that we will obtain these classifications and licenses. Furthermore, the Department of Commerce has initiated an inquiry as to whether one of our employees received information in violation of licensing requirements. We may be found to have violated export restrictions with respect to this individual and in the past, which could result in criminal, civil and administrative penalties, including the denial of export privileges. In addition, we are subject to laws relating to the storage, use, discharge and disposal of toxic or otherwise hazardous or regulated chemicals or materials used in our manufacturing processes. While we believe that we are currently in compliance in all material respects with these laws and regulations, if we fail to store, use, discharge or dispose of hazardous materials appropriately, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be required to pay for the cleanup of our properties if they are found to be contaminated, even if we are not responsible for the contamination. We employ a number of foreign nationals in our U.S. operations and as a result we are subject to various laws related to the status of those employees with the Immigration and Naturalization Service. Our failure to comply with the forgoing laws or any other laws and regulations could subject us to liability.


BECAUSE THE OPTICAL COMPONENTS INDUSTRY IS CAPITAL INTENSIVE, OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO RAISE ANY NEEDED ADDITIONAL CAPITAL.

    The optical components industry is capital intensive, and expansion of our manufacturing facilities, the development and marketing of new products and the hiring and retention of personnel will require a significant commitment of resources. Furthermore, we may continue to incur significant operating losses if the market for optical networking components develops at a slower pace than we anticipate, or if we fail to establish significant market share and achieve a significantly increased level of revenue. If cash from available sources is insufficient for these purposes, or if additional cash is used for acquisitions or other unanticipated uses, we may need to raise additional capital. Additional capital may not be available on terms favorable to us, or at all. If we are unable to raise additional capital when we require it, our business could be harmed. In addition, any additional issuance of equity or equity-related securities to raise capital will be dilutive to our stockholders.

BECAUSE THE OPTICAL COMPONENTS INDUSTRY IS EVOLVING RAPIDLY AND HIGHLY COMPETITIVE, OUR STRATEGY INVOLVES ACQUIRING OTHER BUSINESSES AND TECHNOLOGIES TO GROW OUR BUSINESS. IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES OR TECHNOLOGIES, OUR OPERATING RESULTS MAY BE HARMED.

    The optical components industry is evolving rapidly and highly competitive. Accordingly, we have pursued and expect to continue to pursue acquisitions of businesses and technologies, or the establishment of joint venture arrangements, that could expand our business. The negotiation of potential acquisitions or joint ventures, as well as the integration of an acquired or jointly developed business or technology, could cause diversion of management's time and other resources or disrupt our operations. Future acquisitions could result in:

    - additional operating expenses without additional revenues;

    - potential dilutive issuances of equity securities;

    - the incurrence of debt and contingent liabilities;

    - amortization of goodwill and other intangibles;

    - research and development write-offs; and

    - other acquisition-related expenses.

    Furthermore, we may not be able to successfully integrate acquired businesses or joint ventures with our operations, and we may not receive the intended benefits of any future acquisition or joint venture.

              RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING BY OUR STOCKHOLDERS AND THESE SALES COULD CAUSE OUR STOCK PRICE TO DECLINE.

    At July 31, 2000, our current stockholders held 150,464,422 shares of our common stock, including shares issuable upon conversion of outstanding preferred stock upon consummation of this offering. In addition, at July 31, 2000, options to purchase an aggregate of 22,363,744 shares were outstanding and warrants to purchase an aggregate of 348,904 shares were outstanding. Our executive officers, directors and stockholders holding an aggregate of 122,703,084 shares of our common stock, or 94.8% of our total outstanding shares as of July 31, 2000, have executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of this prospectus without the prior written approval of Robertson
Stephens, Inc. These lock-up agreements will expire on             , 2000, and
an aggregate of 122,703,084 shares will be "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or another exemption under the Securities Act. In addition, Cisco and the holders of outstanding preferred stock are entitled to registration of their shares of common stock and the shares of common stock issuable upon conversion of their preferred stock under certain circumstances.

    Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock in the future at a price that we deem appropriate.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD DELAY A CHANGE IN OUR CORPORATE CONTROL, WHICH MAY NEGATIVELY AFFECT YOUR INVESTMENT.

    Our current executive officers, directors and their affiliates will own, in the aggregate, as of July 31, 2000, approximately 26.2% of our outstanding shares after this offering, or 25.9% if the underwriters' over-allotment option is exercised in full. As a result, these persons and/or entities acting together will be able to substantially influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This ability may have the effect of delaying a change in control, which may be favored by our other stockholders. See "Principal Stockholders."

BECAUSE OF THE EARLY STAGE OF OUR BUSINESS AND THE RAPID CHANGES TAKING PLACE IN THE FIBER OPTICS INDUSTRY, WE EXPECT TO EXPERIENCE SIGNIFICANT VOLATILITY IN OUR STOCK PRICE, WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

    Because of the early stage of our business and the rapid changes taking place in the fiber optics industry, we expect the market price of our common stock to fluctuate significantly. These fluctuations may occur in response to a number of factors, some of which are beyond our control, including:

    - quarterly variations in our operating results;

    - changes in financial estimates by securities analysts and our failure to meet any estimates;

    - changes in market values of comparable companies;

    - announcements by us or our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

    - any loss by us of a major customer;

    - the outcome of, and costs associated with, any litigation to which we are or may become a party;

    - additions or departures of key management or engineering personnel; and

    - future sales of our common stock.

    We determined the initial public offering price based on negotiations with the representatives of the underwriters and based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade subsequent to the completion of this offering.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT ANY CHANGE IN CONTROL, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

    Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions permit us to:

    - issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders;

    - provide for a classified board of directors;

    - eliminate the right of the stockholders to call a special meeting of stockholders;

    - eliminate the right of stockholders to act by written consent; and

    - impose various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions.

    Any of the foregoing provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan," "will" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include those discussed in "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

                                USE OF PROCEEDS


    The net proceeds we will receive from the sale of the 13,700,000 shares of common stock offered by us are estimated to be $138.4 million, or $159.4 million if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us based on an assumed initial public offering price of $11.00 per share. In addition, we have received $50.0 million in connection with the issuance to Cisco Systems of a promissory note which will convert automatically into shares of common stock upon the closing of this offering.


    The principal purposes of this offering are:

    - to obtain additional capital;

    - to create a public market for our common stock;

    - to increase our visibility and credibility; and

    - to facilitate future access to the public equity markets.

    We intend to use the net proceeds we receive from the offering for expansion of manufacturing facilities, marketing and distribution activities, research and development activities, working capital and other general corporate purposes. During the next twelve months, we expect to use approximately $60 million for the expansion of our manufacturing facilities. In addition, we anticipate using a portion of the net proceeds for strategic acquisitions of businesses and technologies. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to any material acquisitions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities until they are used.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all shares of our convertible preferred stock outstanding as of June 30, 2000 into 110,103,344 shares of common stock upon completion of this offering and the receipt of $50.0 million from Cisco Systems pursuant to a convertible note payable; and

    - on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 13,700,000 shares of common stock by us at an assumed public offering price of $11.00 per share less estimated underwriting discounts and commissions and estimated offering expenses and the conversion of the principal and accrued interest on the note payable to Cisco Systems into shares of our common stock at a conversion price equal to 85% of the public offering price. Assuming a public offering price of $11.00 and a closing date of September 30, 2000, the note would convert into 5,386,272 shares of common stock. Pro forma as adjusted accumulated deficit reflects recording of selling and marketing expenses of $8.8 million, representing the fair value of the discount feature of the note payable and accrued interest of $362,000 on the note payable.

                                                                          JUNE 30, 2000
                                                        -------------------------------------------------
                                                                                              PRO FORMA
                                                         ACTUAL           PRO FORMA          AS ADJUSTED
                                                        ---------         ----------         ------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents.............................  $ 26,665           $ 76,665             $215,091
                                                        ========           ========             ========
Capital lease obligations, non current................  $  1,267           $  1,267             $  1,267
                                                        --------           --------             --------
Convertible note payable..............................        --             50,000                   --
Mandatorily Redeemable Convertible Preferred Stock:
  $.001 par value, 110,183,344 authorized; issued and
  outstanding: 110,103,344 in 2000; zero pro forma;
  and zero pro forma as adjusted......................    58,373                 --                   --
                                                        --------           --------             --------
Stockholders' (deficit) equity:
  Common Stock, $.001 par value, 400,000,000 shares
    authorized; issued and outstanding: 24,457,878 in
    2000; 134,561,222 pro forma, and 153,647,494 pro
    forma as adjusted.................................  $     24           $    134             $    153
  Additional paid-in capital..........................    61,253            119,516              308,285
  Deferred compensation...............................   (17,986)           (17,986)             (17,986)
  Accumulated deficit.................................   (32,466)           (32,466)             (41,652)
                                                        --------           --------             --------
    Total stockholders' (deficit) equity..............    10,825             69,198              248,800
                                                        --------           --------             --------
      Total capitalization............................  $ 70,465           $120,465             $250,067
                                                        ========           ========             ========

    The outstanding share information excludes:

    - 24,962,888 shares of common stock issuable on exercise of outstanding options under our stock option plans as of June 30, 2000 with a weighted average exercise price of $0.8278 per share;

    - 348,904 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 2000 with a weighted average exercise price of $0.1720;

    - 2,859,234 shares of stock available for future grants under our 1995 and 1998 stock option plans as of June 30, 2000;

    - 4,000,000 shares of stock to be reserved for issuance under our 2000 Employee Stock Purchase Plan that will become effective upon the closing of this offering; and

    - 20,000,000 shares of stock to be reserved for issuance under our 2000 Equity Incentive Plan that will become effective upon the closing of this offering.

    You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes. See also "Management--Employee and Director Benefit Plans" and "Description of Capital Stock."

                                    DILUTION

    Our pro forma net tangible book value at June 30, 2000 was approximately $48.6 million, or $0.36 per share, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon completion of this offering. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the sale of the 13,700,000 shares of our common stock offered in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and conversion of our convertible note payable to Cisco Systems into 5,386,272 shares of our common stock, our pro forma as adjusted net tangible book value at June 30, 2000 would have been approximately $228.2 million or $1.49 per share. This represents an immediate increase in net tangible book value of $1.13 per share to existing stockholders and an immediate dilution of $9.51 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors:


Assumed initial public offering price per share.............              $11.00
                                                                          ------

  Pro forma net tangible book value per share at June 30,
    2000....................................................   $0.36
                                                               -----

  Increase per share attributable to new investors..........    1.13
                                                               -----

  Pro forma net tangible book value per share after this
    offering................................................                1.49
                                                                          ------

Dilution per share to new investors in this offering........              $ 9.51
                                                                          ======

    The following table presents information on a pro forma basis at June 30, 2000, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 110,103,344 shares of common stock and conversion of our convertible note payable to Cisco Systems into 5,386,272 shares of common stock upon the closing of this offering. The table also shows the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                            SHARES PURCHASED        TOTAL CONSIDERATION
                         ----------------------   -----------------------   AVERAGE PRICE
                           NUMBER      PERCENT       AMOUNT      PERCENT      PER SHARE
                         -----------   --------   ------------   --------   -------------
Existing
  stockholders.........  139,947,494     91.1%    $109,008,000     42.0%       $ 0.78
New investors..........   13,700,000      8.9      150,700,000     58.0         11.00
                         -----------    -----     ------------    -----        ------
    Total..............  153,647,494    100.0%    $259,708,000    100.0%       $ 1.69
                         ===========    =====     ============    =====

    The above information is based on shares outstanding as of June 30, 2000. The above information excludes:

    - 24,962,888 shares of common stock reserved for issuance upon exercise of outstanding options at June 30, 2000 with a weighted average exercise price of $0.8278 per share;

    - 348,904 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.1720 per share; and

    - 26,859,234 shares available for issuance under our 1995 Stock Option Plan, 1998 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Equity Incentive Plan.

    Assuming the exercise of all options and warrants outstanding as of June 30, 2000, our pro forma as adjusted net tangible book value at June 30, 2000 would be $248.9 million, or $1.39 per share, which would represent an immediate increase in the pro forma as adjusted net tangible book value of $1.03 per share to existing stockholders and an immediate dilution of $9.61 per share to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated statement of operations data for the fiscal years ended June 30, 1998, 1999 and 2000 and selected consolidated balance sheet data as of June 30, 1999 and 2000 are derived from, and qualified by reference to, the audited consolidated financial statements included in this prospectus. The selected consolidated statement of operations data for the fiscal years ended June 30, 1996 and 1997 and the selected consolidated balance sheet data as of June 30, 1996, 1997 and 1998 are derived from unaudited financial statements not included in this prospectus. Net loss per share is not presented for the years ended June 30, 1996 and 1997, as there were no common shares outstanding during these periods and common stock equivalents would be anti-dilutive to our net loss per share.

    The unaudited consolidated financial statements have been prepared by us on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position as of and for those periods. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                                                    YEAR ENDED JUNE 30,
                                                            --------------------------------------------------------------------
                                                               1996          1997          1998          1999           2000
                                                            -----------   -----------   -----------   -----------   ------------
                                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $        10   $       426   $     2,493   $     9,094   $     39,048
Cost of revenues..........................................            3           877         2,964         7,225         33,344
                                                            -----------   -----------   -----------   -----------   ------------
Gross profit (loss).......................................            7          (451)         (471)        1,869          5,704
                                                            -----------   -----------   -----------   -----------   ------------
Operating expenses
  Research and development................................           57           524           455           626          3,686
  Sales and marketing.....................................           --           238           527           802          2,695
  General and administrative..............................          386           193           683           826          4,173
  Amortization of deferred compensation*..................           --            --            --         3,032         12,740
  In-process research and development.....................           --            --            --            --          7,020
  Amortization of goodwill................................           --            --            --            --            981
                                                            -----------   -----------   -----------   -----------   ------------
    Total operating expenses..............................          443           955         1,665         5,286         31,295
                                                            -----------   -----------   -----------   -----------   ------------
Loss from operations......................................         (436)       (1,406)       (2,136)       (3,417)       (25,591)
Interest and other income (expense), net..................           10             9           (12)          (57)           689
                                                            -----------   -----------   -----------   -----------   ------------
Net loss..................................................  $      (426)  $    (1,397)  $    (2,148)  $    (3,474)  $    (24,902)
                                                            ===========   ===========   ===========   ===========   ============
Net loss per share--basic and diluted.....................  $        --   $        --   $     (4.67)  $     (2.37)  $      (3.18)
                                                            ===========   ===========   ===========   ===========   ============
Weighted average shares...................................           --            --       459,616     1,463,342      7,839,650
                                                            ===========   ===========   ===========   ===========   ============
Pro forma net loss per share--basic and diluted...........                                                          $      (0.24)
                                                                                                                    ============
Pro forma weighted average shares.........................                                                           104,537,892
                                                                                                                    ============
* Allocation of amortization of deferred compensation:
  Cost of revenues........................................                                            $       705   $      2,269
  Research and development................................                                                    646          1,801
  Sales and marketing.....................................                                                    526          1,312
  General and administrative..............................                                                  1,155          7,358
                                                                                                      -----------   ------------
                                                                                                      $     3,032   $     12,740
                                                                                                      ===========   ============

                                                                                    JUNE 30,
                                                              ----------------------------------------------------
                                                                1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   711    $   106    $   933    $ 4,757    $26,665
Working capital (deficit)...................................     (411)       182      1,512      5,637     30,618
Total assets................................................    1,302      1,361      3,061     11,711     95,932
Long term liabilities.......................................       --         --         --         --      4,225
Total convertible preferred stock...........................      600      2,646      6,373     12,083     58,373
Total stockholders' (deficit) equity........................     (534)    (1,924)    (4,089)    (4,525)    10,825

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined statement of operations data presents the results of our operations for the year ended June 30, 2000, combined with the statement of operations of Telelight for the same period (except in the case of the Telelight statement of operations data, which information is combined through the acquisition date of April 6, 2000), giving effect to the acquisition as if it occurred at the beginning of the period presented. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results of the combined companies.

                                                                   YEAR ENDED
                                                                  JUNE 30, 2000
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                      DATA)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues..................................................       $     39,639
  Cost of revenues..........................................             35,165
                                                                   ------------
  Gross profit..............................................              4,474
                                                                   ------------
  Operating expenses:
    Research and development................................              3,888
    Sales and marketing.....................................              2,706
    General and administrative..............................              4,449
    Amortization of deferred compensation...................             12,740
    Amortization of goodwill................................              3,714
                                                                   ------------
      Total operating expenses..............................             27,497
                                                                   ------------
  Loss from operations......................................            (23,023)
  Interest and other income, net............................                714
                                                                   ------------
  Net loss..................................................       $    (22,309)
                                                                   ============
  Net loss per share........................................       $      (0.19)
                                                                   ============
  Weighted average shares...................................        114,856,581
                                                                   ============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THESE FORWARD-LOOKING STATEMENTS DUE TO FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We design, manufacture and market fiber optic components and integrated optical modules that increase the performance of optical networks. We provide a broad line of products to communications equipment suppliers to enable bandwidth creation and management within an optical network. We were incorporated in September 1995 and began shipping product for sale in the second half of 1996. In April 1999, we established manufacturing operations in Zhuhai, China. In April 2000, we acquired Telelight Communication Inc., a designer and manufacturer of fiber optic components with operations in Sunnyvale, California and Fuzhou, China.

    We generate revenues from the sale of fiber optic components and integrated optical modules. To date, we have developed over 20 types of primary components. In addition, we have integrated these components through various combinations and are able to provide over 100 customized solutions to our customers. Our products are generally categorized into the following four major groups: wavelength expansion, optical amplification, wavelength performance monitoring and protection, and optical switching. The vast majority of our revenues are derived from our wavelength expansion products, in particular, dense wavelength division multiplexers, or DWDMs, and noise reduction filters.

    We sell our products through our direct sales force, sales representatives and distributors. For the year ended June 30, 2000, we sold our products to over 100 communications equipment suppliers. A relatively small number of these suppliers have accounted for a significant portion of our revenues to date, and we expect this trend to continue for the foreseeable future. For the year ended June 30, 2000, sales to Lucent Technologies, Sycamore Networks and JDS Uniphase accounted for 42.6%, 15.7% and 10.6% of revenues. Sales to Lucent are made to three different groups within the Lucent organization, each making its own purchasing decisions. Sales to the Optical Network Group, the Optical Electronics Group and Bell Labs comprised 31.9%, 10.3% and 0.4% of our revenues for the year ended June 30, 2000. Lucent has indicated that it may decrease and eventually discontinue incorporating one of our optical components into some of its products over the next two years. Lucent's purchases of this optical component represented 28.3% of our revenues for the year ended June 30, 2000. For the years ended June 30, 1999 and 2000, sales to international customers represented 23.2% and 20.7% of revenues. All of our sales are transacted in U.S. dollars.

    Except for sales to Lucent, we recognize revenues from product sales at the time the product is shipped to our customers, including our distributors, provided there are no significant uncertainties with respect to customer acceptance or collection. Our distributors do not have the right to return or exchange products. Substantially all shipments to Lucent are on a consignment basis, and we do not recognize revenues until Lucent accepts the products for use. In most cases, Lucent will accept products and we will recognize revenues within one to two months of shipment. We continue to report products shipped to Lucent as our inventory until they are accepted.

    We have manufacturing operations in San Jose, California and Zhuhai and Fuzhou, China. We have expanded and plan to continue to expand our manufacturing capacity as our business grows. We are currently expanding our facilities in San Jose and Zhuhai. In addition, we have acquired rights to a parcel of land in China which we intend to use for future expansion of our manufacturing facilities.

    COST OF REVENUES. Our cost of revenues consists of raw material, salaries and related personnel expense, manufacturing overhead, and provisions for excess and obsolete inventories and warranties. We expect cost of revenues, as a percentage of revenues, to fluctuate from period to period. Our gross margins will primarily be affected by production yield, provisions for excess and obsolete inventories, our pricing policies, mix of products sold, costs incurred in establishing additional manufacturing lines and facilities, and manufacturing volume. The fiber optic component industry is characterized by rapidly declining average selling prices, increasing unit volumes and declining margins.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, patent filing costs, non-recurring engineering charges and prototype costs, all of which relate to the design, development, testing, pre-manufacturing and significant improvement of our products. We expense our research and development costs as they are incurred. We believe that developing customer solutions at the prototype stage is critical to our strategic product development objectives. We further believe that, in order to meet the changing requirements of our customers, we will need to fund investments in several concurrent product development projects. As a result, we expect our research and development expenses to increase in absolute dollar amount and as a percentage of revenues in the future.

    SALES AND MARKETING EXPENSES. Our sales and marketing expenses consist primarily of salaries and related expenses for marketing, sales, customer service and application engineering support personnel, commissions paid to the internal sales personnel and representatives, as well as costs associated with promotional and other marketing expenses. We intend to expand our direct sales operations, as well as engage additional sales representatives and distributors, to increase market awareness and revenues. As we hire additional sales and marketing personnel, initiate additional marketing programs to support our products and establish sales offices, we expect that sales and marketing expenses will increase in absolute dollar amount over the next year but remain approximately at the current percentage of revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, and human resources personnel, professional fees and other corporate expenses. As we add personnel and incur additional costs related to the growth of our business and our operation as a public company, we expect general and administrative expenses to increase in absolute dollar amount but decrease as a percentage of revenues.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. We have granted stock options and issued warrants to employees and consultants at prices subsequently deemed to be below the fair value of the underlying stock on the date of grant or issuance. During the period from July 1, 1998 through June 30, 2000, we recorded aggregate deferred stock compensation of approximately $33.8 million, of which $3.0 million was expensed during the year ended June 30, 1999 and $12.7 million was expensed during the year ended June 30, 2000. While this expense has increased our net loss, it has had no impact on our cash flows. With respect to employee stock-based compensation, we are amortizing the deferred compensation expense over the vesting period using the multiple option approach, as set forth in FASB Interpretation No. 28, or FIN 28. Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for services. The compensation expenses are recognized over the period during which the services are provided. Accordingly, this method results in higher compensation expenses being recognized in the earlier vesting periods of an option. Non-employee grants are accounted for in accordance with SFAS 123 and EITF 96-18 and valued using the Black-Scholes model. The remaining
$18.1 million will be expensed in future periods generally over a four-year vesting period.


    Subsequent to June 30, 2000, we have issued shares and granted options that will result in an additional $27.4 million of deferred stock compensation. We estimate that our deferred stock compensation expense from options and shares granted or issued from July 1998 through

September 19, 2000 will be $9.1 million, $7.1 million, $5.5 million and $4.5 million for each of the fiscal quarters in the year ended June 30, 2001, and $11.9 million, $5.7 million and $1.7 million for the years ending June 30, 2002, 2003 and 2004, assuming no cancellations or additional stock option grants with exercise prices below deemed fair value of our common stock.



    CONVERTIBLE NOTE PAYABLE. On August 28, 2000, we received $50.0 million in exchange for a note payable to Cisco Systems. The note payable accrues interest at a rate of 8% per annum. Upon the closing of our initial public offering, the note payable and unpaid accrued interest will automatically convert into shares of our common stock at a conversion price per share equal to 85% of the initial public offering price. Assuming an initial public offering price of $11.00 per share and a closing date of September 30, 2000, the note would convert into 5,386,272 shares of common stock. Upon the closing of our initial public offering, we expect to record selling and marketing expenses of $8.8 million, representing the fair value of the discount feature of this note payable and accrued interest.


    ACQUISITION OF TELELIGHT. We entered into a definitive agreement to acquire Telelight in February 2000 in a merger transaction accounted for as a purchase business combination. The acquisition was consummated on April 6, 2000. The results of operations of Telelight are included in our consolidated financial statements beginning on the date of the acquisition. The purchase price of Telelight consisted of 13,440,000 shares of our common stock valued at $26.9 million. We also incurred direct acquisition costs of approximately $200,000 resulting in an aggregate purchase price of $27.1 million. Telelight was founded in 1998 to design, develop and sell fiber optic components that are designed to increase the capacity of fiber optic communications networks. The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their relative fair values as follows:


Net tangible assets of Telelight............................  $ 1,043
Deferred tax liability arising from the acquisition.........   (2,958)
Developed technology........................................       31
Core technology.............................................    6,245
In-process research and development.........................    7,020
Patents.....................................................    1,086
Assembled workforce.........................................       33
Goodwill....................................................   14,580
                                                              -------
                                                              $27,080
                                                              =======

    The net tangible assets of Telelight consist primarily of cash and cash equivalents, accounts receivable, inventory, property and equipment, accounts payable and other liabilities.

    The developed technologies acquired in the Telelight acquisition were the optical circulator and filter products. These products have yet to gain market acceptance or receive certain industry-standard qualifications. Given these facts and the commodity nature of these products, minimal value was attributed to them in the purchase price allocation.

    The in-process research and development consisted of an optical wavelength interleaver product that, as of the date of acquisition, had not yet reached technological feasibility and had no alternative future use. The optical interleaver is a compact, high performance fiber optic product that segments optical signals by wavelengths. This product makes channel spacing smaller, thereby increasing the number of channels on a fiber optic network.

    The value of the optical wavelength interleaver was determined by estimating the net cash flows from the sale of the products resulting from the completion of this project, reduced by the portion of the net cash flows from the revenue attributable to core technology. The resulting cash flows were then discounted back to their present value using a discount rate of 35%. The fair value assigned to the core technology totaled $6,245,000, and is being amortized over the expected life of its cash flows of four years. At the time of the acquisition this project was approximately 80% complete. The fair value assigned to the in-process research and development totaled $7,020,000, and was charged to expense at the time of the acquisition. We have incurred approximately $50,000 of expense subsequent to the acquisition, and in May 2000 the first qualified prototype was completed and technological feasibility was achieved.

    The value of certain patents assigned to us was determined using the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the assets. The fair value assigned to patents of $1,086,000 is being amortized over its expected life of four years.

    Goodwill is being amortized on a straight line basis over the estimated period of benefit of four years.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, certain data from our consolidated statement of operations expressed as a percentage of revenues:

                                                                       FISCAL YEAR
                                                                      ENDED JUNE 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Revenues....................................................   100.0%     100.0%     100.0%
Cost of revenues............................................   118.9       79.4       85.4
                                                               -----      -----      -----
Gross profit (loss).........................................   (18.9)      20.6       14.6
                                                               -----      -----      -----

Operating expenses
  Research and development..................................    18.3        6.9        9.4
  Sales and marketing.......................................    21.1        8.8        6.9
  General and administrative................................    27.4        9.1       10.7
  Amortization of deferred compensation.....................      --       33.3       32.6
  In-process research and development.......................      --         --       18.0
  Amortization of goodwill..................................      --         --        2.5
                                                               -----      -----      -----
    Total operating expenses................................    66.8       58.1       80.1
                                                               -----      -----      -----
Loss from operations........................................   (85.7)     (37.5)     (65.5)
Interest and other income (expense), net....................    (0.5)      (0.6)       1.8
                                                               -----      -----      -----
Net loss....................................................   (86.2)%    (38.1)%    (63.7)%
                                                               =====      =====      =====

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 1999 AND 2000

    REVENUES. Revenues increased $29.9 million, or 329%, from $9.1 million for the year ended June 30, 1999 to $39.0 million for the year ended June 30, 2000. This increase in revenues was primarily due to increased shipments of our existing wavelength expansion products to existing customers and to a lesser extent shipments of existing products to new customers and shipments of new products to new and existing customers. This increase was offset by a decrease in the price of a product sold to Lucent and a decrease in the average selling price of some of our other products.

    GROSS PROFIT (LOSS). Gross profit increased $3.8 million, or 205%, from $1.9 million for the year ended June 30, 1999 to $5.7 million for the year ended June 30, 2000. This resulted in a decrease in gross margins from 20.6% to 14.6%. The decrease in our gross margin was substantially the result of a decrease in the average selling price of some of our products and the recording of a provision for excess and obsolete inventory of $4.7 million for the year ended June 30, 2000, compared to a provision of $555,000 in the year ended June 30, 1999. This decrease was partially offset by increased unit shipments of our products and economies of scale resulting from higher production volumes. The increase in inventory reserve is the result of inventory levels exceeding the amounts that we anticipate using over the period of time specified in our reserve policy. We expect to continue to incur excess and obsolete inventory costs; however, the magnitude is not determinable. Gross profit, including amortization of deferred compensation, increased $2.2 million, or 195%, from $1.2 million in the year ended June 30, 1999 to $3.4 million for the year ended June 30, 2000. This resulted in a decrease in gross margins from 12.8% to 8.8%.

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$3.1 million, or 489%, from $626,000 for the year ended June 30, 1999 to $3.7 million for the year ended June 30, 2000. The increase in research and development expenses was substantially due to increases in personnel-related costs, prototype expenses and occupancy costs. The personnel-related costs increased $1.9 million due to an increase in average personnel from 12 in the year ended June 30, 1999 to 40 in the year ended June 30, 2000. Prototype expenses increased $790,000 as a result of a greater number of projects, and occupancy costs increased $250,000 due to occupying a larger facility. Research and development expenses, including amortization of deferred compensation, increased $4.2 million, or 331%, from $1.3 million for the year ended June 30, 1999 to $5.5 million for the year ended June 30, 2000.

    SALES AND MARKETING. Sales and marketing expenses increased $1.9 million, or 236%, from $802,000 for the year ended June 30, 1999 to $2.7 million for the year ended June 30, 2000. The increase in sales and marketing expenses was substantially due to increases in sales and marketing personnel and related costs of $535,000, commissions to our internal and external sales representatives of $1.0 million and tradeshow, advertising and other customer-related costs of $130,000. The increase in personnel and related costs is due to an increase in the average number of personnel from six in the year ended June 30, 1999 to 11 in the year ended June 30, 2000. Sales and marketing expenses, including amortization of deferred compensation, increased
$2.7 million, or 202%, from $1.3 million for the year ended June 30, 1999 to $4.0 million for the year ended June 30, 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $3.3 million, or 405%, from $826,000 for the year ended June 30, 1999 to $4.2 million for the year ended June 30, 2000. The increase in general and administrative expenses was substantially due to increases in personnel and related costs of $1.1 million, legal fees of $474,000, employee recruiting fees of $226,000, bad debt reserves of $256,000, start up costs in China of $397,000, supplies of $238,000 and accounting fees of $134,000. The increase in personnel and related costs is due to an increase in the average number of personnel from three in the year ended June 30, 1999 to 15 in the year ended June 30, 2000. General and administrative expenses, including amortization of deferred compensation, increased $9.5 million, or 482%, from $2.0 million for the year ended June 30, 1999 to $11.5 million for the year ended June 30, 2000.

    AMORTIZATION OF DEFERRED COMPENSATION. Through June 30, 2000, we had recorded a total of $33.8 million in deferred compensation. Amortization of deferred compensation expenses increased $9.7 million, or 320%, from $3.0 million for the year ended June 30, 1999 to $12.7 million for the year ended June 30, 2000.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT AND AMORTIZATION OF
GOODWILL. In-process research and development and amortization of goodwill represents charges incurred as a result of our acquisition of Telelight in April 2000. See Note 4 of the Notes to the Consolidated Financial Statements for additional information.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other income (expense) for the year ended June 30, 1999 was $57,000 of expense as compared to $689,000 of income for the year ended June 30,

2000. This increase in income is due to larger cash balances from the proceeds of our preferred stock financing in February 2000.

    PROVISION FOR INCOME TAXES. We had approximately $300,000 and $2.2 million of taxable income during the years 1999 and 2000. We have not recorded a tax provision due to the utilization of net operating loss carryforwards and realizable deferred tax assets. At June 30, 2000, we have approximately $2.0 million of net operating loss carryforwards subject to certain annual limitations.


    We have recorded a net deferred tax asset of $1.1 million as of June 30, 2000, which is net of a valuation allowance that reduces the gross deferred tax asset of $4.5 million to an amount that management believes will more likely than not be realized. In assessing the realizability of deferred tax assets, management recorded a valuation allowance to the extent the Company does not have a carryback right. Based on the Company's history of losses and uncertainty of generating future taxable income, the realizable portion of the deferred tax assets is equal only to the amount of income tax expense expected to be paid during fiscal 2001, which is related to a tax liability incurred during fiscal 2000, and represents the amount that management believes will more likely than not be realizable based on current available objective evidence.


RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 1998 AND 1999

    REVENUES. Our revenues were $2.5 million and $9.1 million for the years ended June 30, 1998 and 1999. This change represents an increase of 265%. The increase in revenues is attributable primarily to shipments of new products and to a lesser extent shipments of products to new customers.

    GROSS PROFIT (LOSS).  Our gross profit (loss) was $(471,000) and
$1.9 million for the years ended June 30, 1998 and 1999. Our gross profit of $1.9 million for the year ended June 30, 1999 represented 20.6% of revenues. The improvement in our gross margin was primarily the result of increased unit shipments of our products, combined with a decrease in the cost of materials that are used in our products and economies of scale associated with higher production levels.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $455,000 and $626,000 for the years ended June 30, 1998 and 1999. This change represents an increase of 38% and was primarily due to increases in personnel-related costs as a result of increased personnel and prototype expenses.

    SALES AND MARKETING. Sales and marketing expenses were $527,000 and $802,000 for the years ended June 30, 1998 and 1999. This change represents an increase of 52% and was primarily due to increases in sales and marketing personnel and related costs as a result of increased personnel, commission, tradeshow, advertising and other customer-related costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $683,000 and $826,000 for the years ended June 30, 1998 and 1999. This change represents an increase of 21% and was primarily due to increases in personnel and related costs as a result of increased personnel.

    AMORTIZATION OF DEFERRED COMPENSATION. Through June 30, 1999, we recorded a total of $6.5 million in deferred compensation. We recognized amortization of deferred compensation of $3.0 million for the year ended June 30, 1999 and none during the year ended June 30, 1998.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other expense for the years ended June 30, 1998 and 1999 was $12,000 and $57,000. The increase in expense was primarily due to lease cancellation charges.

    PROVISION FOR INCOME TAXES. We incurred operating losses during the years ended June 30, 1998 and 1999, and had no provision for income taxes in either of these periods. As of June 30, 1999, we had $3.2 million in net operating losses, which are available to offset future income subject to an annual limitation of $600,000. If not used, the net operating losses will expire between 2004 and 2019.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents our operating results for the last eight quarters. The information for each of these quarters is unaudited but has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period:

                                                                            THREE MONTHS ENDED
                                         ----------------------------------------------------------------------------------------
                                         SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                           1998        1998       1999       1999       1999        1999       2000       2000
                                         ---------   --------   --------   --------   ---------   --------   --------   ---------
                                                                          (DOLLARS IN THOUSANDS)
Revenues...............................   $1,576      $1,657    $ 2,043     $3,818     $4,432     $ 6,817    $ 9,412    $ 18,387
Cost of revenues.......................    1,482       1,506      1,698      2,539      3,274       5,322      8,824      15,924
                                          ------      ------    -------     ------     ------     -------    -------    --------
Gross profit...........................       94         151        345      1,279      1,158       1,495        588       2,463
                                          ------      ------    -------     ------     ------     -------    -------    --------

Operating expenses:
  Research and development.............       75         156        181        214        218         289        855       2,324
  Sales and marketing..................      163         163        189        287        311         481        600       1,303
  General and administrative...........      156         144        209        317        719         612        928       1,914
  Amortization of deferred
    compensation.......................       --          --      1,899      1,133        529       1,664      3,049       7,498
  In-process research and
    development........................       --          --         --         --         --          --         --       7,020
  Amortization of goodwill.............       --          --         --         --         --          --         --         981
                                          ------      ------    -------     ------     ------     -------    -------    --------
    Total operating expenses...........      394         463      2,478      1,951      1,777       3,046      5,432      21,040
                                          ------      ------    -------     ------     ------     -------    -------    --------
Loss from operations...................     (300)       (312)    (2,133)      (672)      (619)     (1,551)    (4,844)    (18,577)
Interest and other income (expense),
  net..................................       (2)        (13)        16        (58)        35          23        262         369
                                          ------      ------    -------     ------     ------     -------    -------    --------
Net Loss...............................   $ (302)     $ (325)   $(2,117)    $ (730)    $ (584)    $(1,528)   $(4,582)   $(18,208)
                                          ======      ======    =======     ======     ======     =======    =======    ========

Revenues...............................    100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%      100.0%
Cost of revenues.......................     94.0        90.9       83.1       66.5       73.9        78.1       93.8        86.6
                                          ------      ------    -------     ------     ------     -------    -------    --------
Gross profit...........................      6.0         9.1       16.9       33.5       26.1        21.9        6.2        13.4
                                          ------      ------    -------     ------     ------     -------    -------    --------

Operating expenses:
  Research and development.............      4.8         9.4        8.9        5.6        4.9         4.2        9.1        12.6
  Sales and marketing..................     10.3         9.8        9.3        7.5        7.0         7.1        6.4         7.1
  General and administrative...........      9.9         8.7       10.2        8.3       16.2         9.0        9.9        10.4
  Amortization of deferred
    compensation.......................      0.0         0.0       93.0       29.7       11.9        24.4       32.4        40.8
  In-process research and
    development........................       --          --         --         --         --          --         --        38.2
  Amortization of goodwill.............       --          --         --         --         --          --         --         5.3
                                          ------      ------    -------     ------     ------     -------    -------    --------
    Total operating expenses...........     25.0        27.9      121.4       51.1       40.0        44.7       57.8       114.4
                                          ------      ------    -------     ------     ------     -------    -------    --------
Loss from operations...................    (19.0)      (18.8)    (104.5)     (17.6)     (13.9)      (22.8)     (51.6)     (101.0)
Interest and other income (expense),
  net..................................     (0.1)       (0.8)       0.8       (1.5)       0.8         0.3        2.8         2.0
                                          ------      ------    -------     ------     ------     -------    -------    --------
Net Loss...............................    (19.1)%     (19.6)%   (103.7)%    (19.1)%    (13.1)%     (22.5)%    (48.8)%     (99.0)%
                                          ======      ======    =======     ======     ======     =======    =======    ========

    Revenues increased in each of the eight quarters ended June 30, 2000. These quarterly increases were primarily due to increased shipments of new and existing wavelength expansion products to new and existing customers. These increases were offset by a decrease in the average selling prices of some of our products and, in particular, by a decrease in the price of a product sold to Lucent during the quarters ended September 30, 1999 and December 31, 1999.

    Both gross profit and gross margins increased in each of the four quarters ended June 30, 1999 primarily as a result of higher unit shipment volumes and the economies of scale associated with the higher production levels. Gross profit and gross margins decreased in the quarter ended September 30,

1999 from the prior quarter due to a significant drop in the average selling price of a product sold to Lucent. Gross profits increased in the quarter ended December 31, 1999 compared to the quarter ended September 30, 1999 primarily due to higher unit shipments partially offset by a further decrease in the average selling price of a product sold to Lucent. Gross margin decreased in this quarter primarily due to the lower average selling price of a product sold to Lucent. Gross profit and gross margins for the quarter ended March 31, 2000 decreased from the prior quarter primarily as a result of a significant increase in the provision for excess and obsolete inventory. The gross profit increase in the quarter ended June 30, 2000 compared to the prior quarter was primarily due to higher unit shipments and a lower provision for excess and obsolete inventory. Gross margins increased in the quarter ended June 30, 2000 compared to the prior quarter due to a lower provision for excess and obsolete inventory. We expect gross margins to fluctuate in the future as average selling prices of our current products decline, as we incur higher manufacturing costs, as production yields fluctuate, as we provide for excess and obsolete inventories, as the mix of products changes, as we introduce new products which may have higher margins, and as we increase our production capacity.

    Research and development, sales and marketing and general and administrative expenses have increased over the eight quarters ended June 30, 2000 primarily due to the addition of personnel, costs incurred for the development of new products, increases in sales commissions, promotional expenses, professional fees and bad debt reserves.

    Amortization of deferred compensation has fluctuated during the six quarters ended June 30, 2000 primarily due to the timing of the granting of stock options to our employees and consultants, partially offset by the timing of adjustments made to deferred compensation resulting from forfeitures of stock options upon termination of employment. These expenses may continue to fluctuate in the future depending on the timing of stock option grants and forfeitures.

    Due to the factors noted above and other factors noted under "Risk Factors," we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for any one quarter as an indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES


    Since our inception, we have financed our operations primarily through venture capital and other issuances of our convertible preferred stock, which totaled approximately $58.4 million in aggregate net proceeds through June 30, 2000. In February 2000, we raised $44.0 million from venture capital and other investors through the issuance of convertible preferred stock. As of June 30, 2000, we had cash and cash equivalents of $26.7 million and working capital of $30.6 million. In August 2000, we received $50.0 million in connection with the issuance to Cisco Systems of a promissory note which will convert automatically into shares of common stock upon the closing of this offering.



    Our operating activities used cash of $2.1 million in fiscal 1998, $537,000 in fiscal 1999, and $7.1 million in fiscal 2000. Cash used in operating activities was primarily attributable to net losses incurred during fiscal 1998, 1999 and 2000 of $2.1 million, $3.5 million and $24.9 million. In fiscal 1998, cash used in operating activities was also attributable to increases in accounts receivable, inventories, and prepaid expenses of $509,000, $184,000, and $174,000, partially offset by increases in accounts payable and accrued liabilities of $280,000 and $210,000, depreciation and amortization expense of property and equipment of $179,000 and provisions for excess and obsolete inventory of $224,000. In fiscal 1999, cash used in operating activities was also attributable to increases in accounts receivable, inventories and prepaid expenses of $1.2 million, $2.5 million and $480,000, partially offset by increases in accounts payable and accrued liabilities of $2.8 million and $574,000, depreciation and amortization of property and equipment of $267,000, amortization of deferred compensation of $3.0 million, and provision for excess and obsolete inventory of $555,000. In fiscal 2000, cash used in operating activities was also attributable to increases in accounts receivable, inventories and prepaid expenses of

$8.1 million, $13.6 million and $3.1 million. The increases in accounts receivable and inventories are a result of an increase in revenue from $3.8 million to $18.4 million for the quarters ending June 30, 1999 and 2000. The increase in prepaid expenses is primarily due to an increase in prepaid rent due to the leasing of additional facilities, an increase in the amount advanced to a vendor as prepayment for product and the costs associated with this offering. These increases are partially offset by increases in accounts payable and accrued liabilities of $11.2 million and $5.7 million, depreciation and amortization of property and equipment of $1.2 million, amortization of goodwill and intangible assets of $1.4 million, amortization of deferred compensation of $12.7 million, provision for excess and obsolete inventory of $4.7 million, acquired in-process research and development of $7.0 million and an increase in deferred tax assets of $1.1 million. The increase in accounts payable is the result of increased purchases of inventory and operating materials as a result of the increase in revenue from $3.8 million to $18.4 million for the quarters ended June 30, 1999 and 2000 and increased purchases of capital equipment as a result of our current expansion activities. The increase in accrued liabilities is a result of increased accrued salaries and related expenses due to an increase in personnel and an increase in accrued sales commissions, and an increase in accrued sales returns and warranties due to the higher number of units shipped that were under warranty during the fiscal year ended June 30, 2000 as compared to fiscal 1999.


    Our investing activities used cash of $411,000 in fiscal 1998, $1.4 million in fiscal 1999, and $18.0 million in fiscal 2000. Our investing activities primarily reflect the purchase of property and equipment. During the next
12 months we expect to use approximately $60 million for the expansion of our manufacturing facilities. We expect to use cash generated from the offering for these expenditures.

    Our financing activities provided cash of $3.3 million in fiscal 1998, $5.7 million in fiscal 1999, and $46.9 million in fiscal 2000. The increase in cash in each of these periods was primarily from the net proceeds from the issuances of our convertible preferred stock.

    Our principal source of liquidity at June 30, 2000 consisted of $26.7 million in cash and cash equivalents. We believe that the proceeds from this offering and cash received from Cisco Systems in exchange for a promissory note in a principal amount of $50.0 million, together with our current cash and cash equivalent balances and any cash generated from operations, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, it is possible that we may require additional financing within this period. We have no current plans, and we are not currently negotiating, to obtain additional financing following the completion of this offering. The factors described above will affect our future capital requirements and the adequacy of our available funds. In addition, even if we raise sufficient funds to meet our anticipated cash needs during the next
12 months, we may need to raise additional funds beyond this time. We may be required to raise those funds through public or private financings, strategic relationships or other arrangements. We cannot assure you that such funding, if needed, will be available on terms attractive to us, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed could harm our ability to pursue our business strategy and achieve and maintain profitability.

QUALITATIVE AND QUANTITATIVE MARKET RISK

    The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. As of June 30, 2000, all of our investments were in money market funds, certificates of deposits or high quality commercial paper.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income (loss), depending on the type of hedging relationship that exists.

    In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective of SFAS No. 133 until fiscal years beginning after June 15, 2000. We do not believe that the adoption of SFAS No. 137 will have a material impact on our operations or financial position.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that we have complied with the guidance of SAB 101.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of Opinion No. 25" for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of certain provisions of
FIN 44 prior to March 31, 2000 did not have a material impact on our financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on our financial position or results of operations.

    In various areas, including revenue recognition, accounting standards and practices continue to evolve. Additionally, the SEC is preparing to issue interpretative guidance relating to SAB 101, and the FASB's Emerging Issues Task Force continues to address revenue related accounting issues. We believe we are in compliance with all of the rules and related guidance as they currently exist. However, any changes to generally accepted accounting principles in these areas could impact our future accounting for our operations.

                                    BUSINESS

OVERVIEW

    We provide a broad line of high performance fiber optic components and integrated optical modules worldwide to communications equipment suppliers. Our bandwidth creation products substantially increase the capacity of fiber optic networks. Our bandwidth management products provide communications service providers with network intelligence, or the ability to monitor and manage optical signals to enhance network performance. By combining our technical expertise with our extensive micro-optic manufacturing capability and capacity in the United States and China, we are able to produce large volumes of optical components and customized integrated products that meet the specific design needs of our customers. Our top customers by revenue for the quarter ended June 30, 2000 were, listed alphabetically: ADVA International, Cisco, Corning, JDS Uniphase, Lucent, LuxN and Sycamore.

INDUSTRY BACKGROUND

INCREASE IN BANDWIDTH DEMAND

    The rapid growth in Internet usage for activities such as electronic commerce and large data and video file transmission has caused a significant increase in data traffic across communications networks. According to Ryan, Hankin & Kent, or RHK, a leading market research and consulting firm, Internet traffic will increase from 0.4 million terabytes, or trillions of bytes, per month at the end of 1999 to over 15 million terabytes per month in 2003, which represents a compound annual growth rate of over 147%. The growth in Internet usage has created significant demand for increased network capacity, or bandwidth, causing communications service providers to expand and upgrade their network systems at a rapid rate.

EVOLUTION OF THE OPTICAL NETWORK

    Most existing communications networks were designed to convey voice rather than high-speed data traffic. These networks are based on the transmission of electronic signals over copper wires and are limited in their ability to handle large quantities of data. As a result, communications service providers are increasingly adopting fiber optic technology, which can handle large quantities of data more effectively by transmitting signals using pulses of light rather than electric signals. Fiber optic equipment consists of both passive and active components. Passive optical components guide, mix, filter, route, adjust and stabilize optical signals transmitted through an optical network and generally do not require power to operate. Active components, in contrast, require power and use electrical signals to create, modulate or amplify the original optical signal. While fiber optic technology has existed for decades, recent technological advances in the design and production of both passive and active components have enabled communications equipment suppliers to develop next-generation fiber optic systems. These components increase the capacity of existing optical networks and enable the management of optical signals within the network. RHK estimates that the market for fiber optic components was approximately $6.7 billion in 1999 and anticipates that it will grow to approximately $23.1 billion in 2003.

    BANDWIDTH CREATION. Communications equipment suppliers may increase the capacity of their customers' networks and enable them to transmit optical signals over greater distances through the use of bandwidth creation technologies.

    - OPTICAL AMPLIFICATION. Prior to the development of fiber amplifiers, signal attenuation, or loss, limited the distance over which an optical signal could be transmitted without regeneration to approximately 60 miles. As a result, amplification equipment was installed in numerous locations throughout the network to provide regeneration of optical signals. This equipment, known as an opto-electrical regenerator, essentially converts optical signals into electrical signals that are then amplified and converted back to optical signals allowing them to travel longer distances. This technology is expensive to deploy, difficult to maintain and inefficient. Advances in optical amplification component technology now make it possible to transmit an optical signal over a longer distance without opto-electrical conversion by using modules known as erbium-doped fiber amplifiers, or EDFAs, and Raman amplifiers. EDFAs combine a section of optical fiber with traces of an element which excites light signals as they pass through, resulting in the amplification of the signal. Unlike EDFAs, Raman amplifiers use the transmission fiber itself for amplification and do not require any specialty fiber.

    - DENSE WAVELENGTH DIVISION MULTIPLEXING. Due to the increased demand for network capacity, communications equipment suppliers are developing optical systems that allow more data to be transmitted over an existing fiber without the addition of new fiber. This is being accomplished through the use of wavelength division multiplexing technology, or WDM, which simultaneously transmits multiple wavelengths instead of just one wavelength over a single fiber. Optical signals traveling over different wavelengths are consolidated at one end of the fiber using multiplexing devices and then transmitted over a single fiber. At the other end of the fiber, the optical signal is demultiplexed, or separated, much like a prism separating different colors of light. This technology has been enhanced by the introduction of dense wavelength division multiplexing, or DWDM, which permits wavelengths to be more closely spaced, thereby allowing more wavelengths to be transmitted simultaneously.

    BANDWIDTH MANAGEMENT. Bandwidth management technologies enable communications equipment suppliers to add intelligence to their systems, which allows communications service providers to monitor the performance and control the direction of light signals throughout the optical network.

    - WAVELENGTH MONITORING. As fiber optic networks become more complex, wavelength monitoring becomes critical to maintaining high quality service. Currently, optical signals are transmitted over a limited number of wavelengths. While adding more wavelengths in a single optical fiber can significantly increase network capacity, managing a large and increasing number of wavelengths on optical fibers poses a constant challenge to the communications service providers. These monitoring issues can be resolved by integrating optical components with electronics, providing intelligence to fiber optic systems. This added intelligence enables communications service providers to improve traffic flow and network efficiency.

    - OPTICAL SWITCHING. Today's optical networks are simple point-to-point transmission systems in which switching, or changing the direction of an optical signal, is performed electronically rather than optically. As networks grow more complex and evolve towards all optical systems, there is a growing demand for fiber optic components that can redirect optical signals without opto-electrical conversion.

SEGMENTATION OF THE COMMUNICATIONS NETWORK

    Communications service providers rely upon communication equipment suppliers to provide systems that address the specific technical, pricing and performance requirements of their networks. Each network segment has different requirements, and therefore service providers often install systems from different equipment suppliers. Optical component manufacturers provide the underlying technologies for these systems. The four segments of the network include:

    - ultra-long haul, for cross-country connections;

    - long haul, for long distance connections between cities;

    - metropolitan, for connections within urban areas; and

    - access, for connections to individual homes and businesses.

    While the ultra-long haul and long haul network segments currently represent the largest markets for optical equipment, optical technologies in the metropolitan and access network segments have become increasingly prevalent.

CHALLENGES FACED BY FIBER OPTIC COMPONENT MANUFACTURERS

    Communications equipment suppliers rely upon fiber optic component manufacturers to quickly design, manufacture and supply advanced optical technologies. Even many large communications equipment suppliers that manufacture their own components have found that demand for components exceeds their own supply capabilities and have sought third-party providers to supplement their supply. Component manufacturers face the following issues in trying to meet this demand.

    - NEED FOR OPTICAL COMPONENT INTEGRATION. Communications equipment suppliers strive to reduce the overall cost, size, amount and manufacturing complexity of equipment used to build optical networks. The number of components that they must utilize to improve system performance has substantially increased due to the growing complexity of optical network systems. Therefore, component manufacturers need to integrate more optical components into single compact modules. These integrated modules may often provide higher performance and functionality than individual products that are linked together; however, integration often adds more design complexity.

    - NEED FOR OPTICAL COMPONENT MANUFACTURING CAPACITY. Rapid technological advances coupled with high demand for the most advanced optical components and integrated optical modules has reduced product lifecycles and shortened the time for deployment within networks. Optical component manufacturers are increasingly required to achieve a significant ramp-up in manufacturing capacity and reduce time-to-market for new component design in order to meet the demand of equipment suppliers.

    - NEED FOR OPTICAL COMPONENT QUALITY AND RELIABILITY. While end users are demanding more bandwidth for voice and data services, they are typically unwilling to accept service levels that are below that which they have grown accustomed to with traditional voice service. Managing high volumes of voice and data traffic utilizing early-stage optical technology poses a unique problem to communications service providers that face the threat of significant revenue loss and customer churn if they do not provide a high level of service quality. Component manufacturers are increasingly expected to enhance and grow their technical expertise to achieve product quality and reliability that meets or exceeds technical standards.

    - NEED FOR A BROAD LINE OF COMPONENTS AND EXPERTISE. As the complexity of optical networks increases, their performance can be enhanced by integrating more optical components into network equipment. Equipment suppliers prefer to rely on optical component manufacturers that possess technical expertise and knowledge across a broad range of components, and are able to efficiently integrate multiple component types into a custom solution. In addition, equipment suppliers that seek to streamline vendor qualification procedures and concentrate volume purchases may choose to use fewer component providers.

THE OPLINK SOLUTIONS

    We provide a broad line of high performance fiber optic components and integrated optical modules worldwide to communications equipment suppliers. Through internal research and development and selective acquisitions we have developed over 20 types of primary components which can be integrated through various combinations to create over 100 custom solutions. For all segments of the network we provide our customers with high quality passive components and integrated optical modules that are used for bandwidth creation and management. In situations where a customer requires a combination of multiple components within a module, our highly trained engineering and marketing staff works closely with them to design a reliable integrated solution. We work with our customers early in their development cycle and design our products to meet their particular requirements. This provides us with the ability to capture the volume production requirements of our customers when their systems are ready for commercial deployment. We support our customers' volume and time-to-market requirements with advanced micro-optic manufacturing and packaging facilities in both the United States and China.

THE OPLINK STRATEGY

    Our objective is to be a leading supplier of high performance fiber optic components and integrated optical modules. The key elements of this strategy include:

    EXPAND OUR MANUFACTURING CAPACITY AND ENHANCE MANUFACTURING CAPABILITIES THROUGH AUTOMATION. We plan to aggressively increase our manufacturing capacity in San Jose, California and Zhuhai, China. In addition, we intend to continue to invest in our manufacturing process and introduce automation techniques. We believe this will increase process yield, throughput and quality.

    BUILD NEW AND EXPAND EXISTING CUSTOMER RELATIONSHIPS. Our experienced staff of engineers works closely with our customers early in the product development cycle to customize our products, or create new products, to meet our customers' specific needs. This close involvement with our customers can extend for many months, and in the process our staff gains in depth knowledge about our customers' special requirements. This knowledge helps us respond more effectively with solutions to the challenges our customers face. Through these activities, we have built relationships with premier communications equipment suppliers, including: ADVA International, Cisco, Corning, JDS Uniphase, Lucent, LuxN and Sycamore. To better serve our existing customer base and attract new customers, we intend to significantly increase our technical marketing and support teams.

    EXPAND AND ENHANCE OUR EXISTING LINE OF PRODUCTS FOR ALL SEGMENTS OF THE OPTICAL NETWORK. Our innovative fiber optic products enable both bandwidth creation and management. Through internal research and development and selective acquisitions we have built, and plan to continue to build, a broad product line of passive fiber optic components and integrated optical modules to meet the requirements of our customers. By offering a broad array of products we are able to serve numerous equipment providers across all segments of the network.

    CONTINUE TO DEVELOP OPTICAL PRODUCTS WITH INTELLIGENCE FEATURES. We believe that some of our products, including our wavelength performance monitors and wavelength protection modules, are differentiated by their intelligence features. The intelligence of an optical product is created by adding an electronic interface which provides monitoring and controlling capabilities to optical networks. We are currently adding this capability to other products, including our reconfigurable wavelength add/drop and wavelength switching families of products. We plan to continue to enhance existing products and introduce new intelligent optical modules to our product line within the bandwidth management segment of our business. We believe that this will allow us to capitalize on the industry trend towards all-optical networks and enhanced network functionality.

    CONTINUE TO ATTRACT TALENTED PERSONNEL. We intend to continue recruiting highly-qualified personnel at our design and manufacturing centers in San Jose, California and China. We believe that the combination of our local knowledge and the availability of experienced personnel in China are a competitive advantage that will help us to meet the growth of our business and respond more quickly to large volume orders.

    PURSUE STRATEGIC ACQUISITIONS OF BUSINESSES AND TECHNOLOGIES. We intend to pursue strategic acquisitions of businesses and technologies that can provide us with key intellectual property, strategic products and highly-qualified engineering personnel to rapidly increase our technological expertise and expand the breadth of our product portfolio.

PRODUCTS AND TECHNOLOGIES

    We provide a broad line of fiber optic components and integrated optical modules designed to satisfy the needs of communications equipment suppliers. We categorize our products by the functionalities provided within a network, from bandwidth creation to bandwidth management. Some of our products have attributes which combine both of these functions. While all of our bandwidth creation components can be categorized as passive optical components, some of our bandwidth management components utilize electronic interfaces to provide intelligence and to enhance their function in a network.

BANDWIDTH CREATION PRODUCTS

    Communications equipment suppliers use our bandwidth creation products to expand the capacity of their customers' networks and enable optical signals to travel over greater distances.

    WAVELENGTH EXPANSION PRODUCTS. In fiber optic communications, different signals are transmitted over multiple wavelengths. With increases in the number of wavelengths and data rates, spacing between the wavelengths narrows and it becomes increasingly difficult to separate and direct them. We offer wavelength expansion products that function as highly sensitive filters that enable the combination and separation of a particular wavelength. Wavelength expansion products include wavelength multiplexing (combining), de-multiplexing (separating), wavelength interleaving, which combines light signals from two or more simultaneous sources over a single fiber, and locking, which prevents wavelengths traveling simultaneously over the same fiber from interfering with one another. We offer the following products to handle these tasks.

    - DENSE WAVELENGTH DIVISION MULTIPLEXERS. A dense wavelength division multiplexer, or DWDM, is an integrated optical module that combines two or more wavelengths for transmission over a single fiber (multiplexing) or separates these wavelengths (demultiplexing) at the receiving end. Our DWDM technology uses thin film filter technology to separate optical signals.

    - DWDM INTERLEAVERS. A DWDM interleaver is an optical component that combines light signals from two or more simultaneous sources over a single fiber, which effectively doubles the capacity of the optical network system, or separates a single light source into multiple signals.

    - WAVELENGTH LOCKERS. A wavelength locker is an opto-electrical component that is used to stabilize the wavelengths of lasers used in DWDM transmission systems. Wavelength lockers ensure that the wavelength of a source laser does not interfere with an adjacent wavelength signal.

    - NOISE REDUCTION FILTERS. A noise reduction filter is a filter array module used in conjunction with a particular DWDM module to reduce undesired signals in a communications transmission.

    - CHROMATIC DISPERSION COMPENSATORS. A chromatic dispersion compensator is a device that reduces the difference in travel time for signals carried by different wavelengths.

    - DISPERSION SLOPE COMPENSATORS. A dispersion slope compensator is a device that reduces the difference in chromatic dispersion of different wavelengths. Chromatic dispersion is caused when signals carried by different wavelengths travel at different speeds.

    OPTICAL AMPLIFICATION PRODUCTS. Optical fiber amplifiers are widely deployed in optical communications networks to enhance the optical signal power. Optical signals typically lose power and eventually are lost after travelling a long distance along an optical fiber. This power loss is referred to as attenuation. Through recent advances in technology, the optical signal can be amplified with EDFAs or with Raman amplifiers, neither of which require opto-electrical conversion. The amplifiers are arranged along fiber cable lines at regular intervals to enable the optical signal to reach its destination as a clear and readable message. While amplifiers range in complexity, a typical amplifier consists of a fiber and several of the components listed below.

    - ISOLATORS. Isolators are fiber optic devices that transmit light in only one direction, thus preventing a reflected light signal from returning to its laser source. Reflected light can interfere with a laser's process and create noise, which can impair system performance in optical networks.

    - TAP COUPLERS. Tap couplers transfer optical signals between fibers. They are widely used for system monitoring purposes and have very low insertion loss, or the power loss incurred when adding additional components to a fiber cable.

    - WDM PUMP/SIGNAL COMBINERS. Micro-optic WDM pump/signal combiners are components that provide power for the optical amplifier. They are used to efficiently combine light signals with pump laser sources. Pump lasers are active optical components used in optical amplifiers such as EDFAs, or erbium-doped fiber amplifiers, to amplify or regenerate light signals that naturally suffer loss while traveling over distance within an optical network.

    - INTEGRATED HYBRID COMPONENTS. Optical amplifier systems can combine optical components, including isolators, tap couplers and WDM pump/signal combiners. The main advantage of hybrid components is that they minimize the amplifier package size and reduce manufacturing cost.

    - GAIN FLATTENING FILTERS. Gain flattening filters are used to ensure signals are amplified by equal amounts. Our thin film filter technology, or the technology in which layers of thin film separate optical signals, employs multiple layers of optical materials on glass to adjust optical output at different wavelengths to meet the needs of next-generation high power amplifiers.

    - WDM PUMP COMBINERS. WDM pump combiners are used to increase the power of an optical amplifier by combining multiple pump lasers into one common pump source for amplification.

    - POLARIZATION BEAM COMBINERS. Polarization beam combiners are optical components that combine two of the same or different wavelengths with opposing polarization to increase the power output of the optical amplifier.

    - VARIABLE OPTICAL ATTENUATORS. Variable optical attenuators, or VOAs, are optical devices that reduce the power of the optical signal in DWDM networks to ensure that all optical signals within a network have equal power. The amount of power reduction of a particular optical signal can be adjusted to match the power of other optical signals in the network.

BANDWIDTH MANAGEMENT PRODUCTS

    Communications equipment suppliers use our bandwidth management products to add intelligence to their systems, which allows communications service providers to monitor the performance, and control the direction, of light signals throughout the optical network.

    WAVELENGTH PERFORMANCE MONITORING AND PROTECTION PRODUCTS. The ability to monitor wavelengths within an optical network enables service providers to maintain quality of service even in the event of an interruption in the signal path, such as a cut in the fiber. It is significantly more difficult to monitor signal flow in optical systems as compared to electrical systems. Monitoring requires that optical signals be extracted from the fiber without interfering with the optical signal travelling through the same fiber.

We offer products that enable service providers to monitor network performance and make necessary decisions for traffic flow and network efficiency.

    - SUPERVISORY CHANNEL MONITORS. Our supervisory channel monitors are integrated solutions that combine multiple network performance monitoring functions in a single package and integrate our WDMs and couplers. These modules enable communications service providers to identify line connectivity.

    - WAVELENGTH PERFORMANCE MONITORS. Our multi-channel wavelength performance monitors are integrated solutions that convert light signals into electrical signals through a combination of: tap couplers; splitters, a passive device that separates light signals; and third-party photodetectors, a device supplied by another optical component manufacturer that receives a light signal in an optical network and converts it into an electrical signal. These modules allow communications service providers to monitor whether or not wavelengths are being transmitted properly through the network.

    - WAVELENGTH PROTECTION MODULES. Our multi-channel wavelength protection modules are integrated solutions that combine tap couplers, splitters, switches and third-party photodetectors. These modules integrate network protection functions and monitor optical signal quality, such as optical power, wavelength and signal-to-noise ratio. In addition, these modules can provide fast routing and switching capabilities in response to unexpected errors in the optical network. They also enable communications service providers to instantly monitor the network performance at each individual optical wavelength, allowing increased management of traffic flow and network efficiency.

    OPTICAL SWITCHING PRODUCTS. As optical networks become more complex, there is an increasing demand to provide switching capability to direct optical signals across multiple points in the network. We supply optical fiber switching products that provide all-optical signal switching between fibers with up to eight different end destinations.

    - SWITCHES. Optical switches are devices that can direct optical signals to different end destinations.

    - OPTICAL ADD/DROP MULTIPLEXERS. Optical add/drop multiplexers, or OADMs, are used when part of the information from an optical signal carried on the network is demultiplexed, or dropped, at an intermediate point and different information is multiplexed, or added, for subsequent transmission. The remaining traffic passes through the multiplexer without additional processing. The OADM is typically used for rerouting a number of specific optical wavelengths with different end destinations.

    - RECONFIGURABLE OADMS. Reconfigurable OADMs combine OADM functionality with optical switches and add flexibility to the network by allowing the dynamic add/drop of variable optical wavelengths with different end destinations.

    - CIRCULATORS. Circulators consist of sophisticated micro-optic components that are used to direct optical signals between different fibers. Circulators are also used in optical amplifying applications.

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
    The following is a representative list of some of our products. We are currently shipping all of these products except for those denoted as "in development."

       PRODUCTS                          FUNCTION                            BENEFIT                  MARKET
                                          WAVELENGTH EXPANSION PRODUCTS
-----------------------
200GHz DWDM              - Provide up to 40 DWDM channels          - Low cost                    - Ultra-long haul
                                                                   - High performance            - Long haul
                                                                   - High reliability            - Metro
                                                                                                 - Access
100GHz DWDM              - Provide up to 80 DWDM channels          - High reliability            - Ultra-long haul
(in development)                                                   - Advanced performance        - Long haul
                                                                     characteristics             - Metro
Noise Reduction Filters  - Noise reduction used in conjunction     - Low insertion loss          - Long haul
                           with a particular DWDM                  - Compact package
                                                                   - Low cost
100GHz Interleavers      - Enable DWDM with high number of         - Compact size                - Long haul
(in development)           channels                                - No electrical cooling       - Metro
                         - Double bandwidth capacity               - Low insertion loss
Wavelength Lockers       - Ensure optical signal wavelength        - High flexibility            - Long haul
(in development)           accuracy and stability for DWDM         - Compact size                - Metro
Chromatic Dispersion     - Compensate light signal shape in high   - Wide dynamic range          - Ultra-long haul
and Dispersion Slope       speed transmission                      - Compact size                - Long haul
Compensators
(in development)
                                          OPTICAL AMPLIFICATION PRODUCTS
-----------------------
Isolators                - Reduce noise and improve system         - Low cost                    - Ultra-long haul
                           performance                             - Compact size                - Long haul
                                                                                                 - Metro
Tap Couplers             - Enable signal monitoring                - Very low cost               - Ultra-long haul
                                                                   - Wide bandwidth              - Long haul
                                                                   - Low insertion loss          - Metro
                                                                                                 - Access
Integrated Hybrid        - Improve EDFA performance                - Compact size                - Ultra-long haul
Component:                                                         - High reliability            - Long haul
Isolator+WDM+Tap                                                                                 - Metro
Gain Flattening Filters  - Improve amplifier performance across    - Temperature insensitive     - Long haul
(GFF)                      large number of channels                - Low error level
                                                                   - High reliability
Polarization Beam        - Increase amplifier power by combining   - Sustain high laser beam     - Ultra-long haul
Combiners                  beams of the same wavelength              power                       - Long haul
                                                                   - Low insertion loss
Variable Optical         - Balance optical power in fibers         - Low cost                    - Long haul
Attenuator                                                         - Compact size                - Metro
(in development)                                                                                 - Access
                            WAVELENGTH PERFORMANCE MONITORING AND PROTECTION PRODUCTS
-----------------------
Supervisory Channel      - Monitor transmission line integrity     - Compact size                - Long haul
Monitors                                                           - Integrated functions        - Metro
                                                                   - Low cost
Wavelength Monitoring    - Monitor optical signal quality          - Compact package             - Long haul
and Wavelength           - Provide protection switching when       - Fast response               - Metro
Protection Modules         needed                                  - High performance
                                            OPTICAL SWITCHING PRODUCTS
-----------------------
Switches 1X2, 2X2 and    - Direct optical signals between fibers   - Compact size                - Long haul
1X8                      - Provide reliable network protection     - Low insertion loss          - Metro
                                                                   - Low cost
                                                                   - Fast switching time
Optical Add/Drop         - Enable signal add/drop function at      - Wide wavelength range       - Long haul
Multiplexers (OADMs)       multiple points                         - Low insertion loss          - Metro
Reconfigurable OADMs     - Dynamic signal add/drop function        - Flexible add/drop           - Long haul
(in development)                                                     wavelength                  - Metro
                                                                   - Low insertion loss
Circulators              - Direct signals between fibers           - Compact size                - Ultra-long haul
                         - Perform optical add/drop                - High reliability            - Long haul
                                                                   - Low insertion loss          - Metro

CUSTOMERS

    We sell our products worldwide to communications equipment suppliers. In certain cases, we sell our products to other component manufacturers for resale. During the year ended June 30, 2000, we sold our products to over 100 companies worldwide.

    During the year ended June 30, 2000, sales to Lucent, Sycamore Networks and JDS Uniphase accounted for 42.6%, 15.7% and 10.6% of revenues. We expect that the majority of our revenues will continue to depend on sales to a small number of customers. In addition, some of our customers are companies with which we presently compete or in the future may compete.

CUSTOMER CASE STUDIES

    We work closely with our customers to meet their unique needs. The following are examples of successful collaborations with our customers to develop innovative products.

    - We worked closely with one of our major customers to quickly develop a solution enabling them to monitor and protect signals in their DWDM systems. The customer required a module that could tap into the network with minimal intrusion, monitor wavelengths in an optical signal and, in the case of signal loss, perform fiber switching to reroute the signal. All of these functions had to be contained in a very small box. We quickly developed a custom solution by integrating numerous components into a module which met the customer's specifications. This integrated product provides on-time signal monitoring by contemporaneously analyzing wavelength, power level and signal-to-noise ratio information. It also performs network protection functions in less than 15 milliseconds, which exceeds the industry standard of 50 milliseconds.

    - A global communications equipment supplier planned to increase the speed of their networking systems by migrating from copper to optical technology. Because they did not have the optical expertise to achieve this migration, they relied upon our technical experts to design and consult on the technology. We worked closely with the customer to create a product that could be integrated seamlessly with the customer's existing system. The customer was among the first few companies to launch next-generation metro DWDM systems. Our contributions help to shorten their time-to-market. As a result, we have become one of their major suppliers of DWDM and other fiber optic components.

CUSTOMER AGREEMENTS


    In July 1999, we entered into an agreement with Corning providing that we will purchase all of our external requirements for various materials from Corning as long as Corning offers the materials to us on terms at least as favorable as those offered to us by another supplier. We are not currently purchasing any materials from Corning under this agreement. Corning has agreed to purchase various components from us and we will offer to supply Corning any quantity of various components that is within our manufacturing capacity so long as Corning purchases a minimum value of components from us each year. In addition, if, prior to April 1, 2002, Corning requests a license to one or more of our patents that were applied for or granted before April 1, 1999, we have agreed to negotiate in good faith with Corning to enter into this license. The agreement terminates on January 1, 2004, unless we and Corning agree to extend it.


    In January 2000, we entered into a general purchase agreement with Corning. Under that agreement, we have agreed to provide Corning with pricing terms no less favorable to Corning than those given to the other purchasers of substantially similar or smaller quantities.

    In July 1999 and November 1999, we entered into three consignment supply agreements with Lucent Technologies pursuant to which we agreed to sell Lucent various modules on a blanket order consignment basis. The agreements provide that Lucent will notify us periodically of the number of modules it will require us to ship on consignment. Lucent has agreed to purchase any modules it withdraws from the consigned inventory at an agreed price. To the extent we offer to sell modules that are similar in quality and volume to any other customer at a lower price, we have agreed to offer Lucent the lower price. Lucent may terminate any or all consignment orders, in whole or in part, at any time and without cause.

BACKLOG

    We define backlog to include orders for which we expect to recognize revenues within the succeeding twelve months. As of June 30, 2000, our backlog was $54.6 million. Sales are made pursuant to purchase orders, which are frequently subject to revision or cancellation. Approximately 50% of our backlog as of June 30, 2000 included products that had been shipped or scheduled for shipment to Lucent but had not yet been accepted for use. Because of the possibility of changes in delivery or acceptance schedules, cancellations of orders, distributor returns or price reductions, our backlog, as of any particular date, may not be representative of actual sales for any succeeding period.

MARKETING, SALES AND CUSTOMER SUPPORT

    We market and sell our products through both direct sales and distribution channels, including three domestic and 13 international sales representatives and distributors. Our sales representatives and distributors are independent organizations that generally have exclusive geographic territories within North America, Europe and Asia. As of July 31, 2000, we employed 18 people in sales, marketing and customer service and support who manage key customer accounts and support our direct sales force, sales representatives and distributors.

    Our marketing team promotes our products within the communications industry as well as gathers and analyzes market research. Our marketing professionals help us to identify and define next-generation products by working closely with our customers and our research and development engineers. They also coordinate our participation in trade shows and design and implement our advertising effort.

PRODUCT DEVELOPMENT


    As of July 31, 2000, we had 36 engineers, 12 of whom hold Ph.D. degrees, and 123 technicians and operators involved in research and development of our products. Our engineering team has extensive design, package, processing and software experience in the fields of fiber optic components, integrated optic interfaces and systems. To date, we have been granted 11 patents by, and have 21 patent applications pending with, the U.S. Patent and Trademark Office for various technologies and products, including DWDM interleavers, DWDM modules, multi-channel optic filter arrays, high reliability fused couplers, circulators, compact optical switches and polarization beam combiners.


    Our primary product development center is located in San Jose, California. We also maintain product development centers in Zhuhai and Fuzhou, China. Our research and development expense was $3.7 million, $626,000 and $455,000 for the years ended June 30, 2000, 1999 and 1998. We have increased, and intend to continue to increase, our research and development budget and staff to enhance our current fiber optic components and modules and to develop new technologies and products to serve the next-generation communication markets.

MANUFACTURING

    We currently manufacture the majority of our components and modules at our headquarters in San Jose, California. We also manufacture our products at our facilities in Zhuhai and Fuzhou, China.

    Each of our facilities maintains complete in-house manufacturing capabilities including component and module design, integration, production and testing. We plan to continue to invest resources in manufacturing management, engineering and quality control. We also plan to continue to develop automated manufacturing systems to provide higher throughput, improve yields and reduce our manufacturing costs.

    We have recently increased our manufacturing capacity by expanding the size of our San Jose facility from approximately 25,000 square feet to approximately 100,000 square feet. In addition, we are expanding our manufacturing facilities in Zhuhai from approximately 30,000 square feet to approximately 110,000 square feet, and we have leased a 24,000 square foot facility in Beijing and a 45,500 square foot facility in Shanghai. The component and module designs, assembly procedures, manufacturing processes and quality standards from our U.S. headquarters are substantially replicated at our China facilities, and all of the tests are specified to meet strict industry quality standards.

    A number of critical raw materials used in manufacturing our products are acquired from single or limited source suppliers. The inability to obtain sufficient quantities of those materials may result in delays, increased costs and reductions in our product shipments. Between January 1997 and August 1999, we entered into several development agreements with Barr Associates, Inc. pursuant to which we paid Barr to design, develop and build multiple vacuum deposition systems for us. These systems are used to produce bandpass filters, an integral component of our DWDMs. Under the terms of these agreements, we are entitled to purchase 100% of the bandpass filters produced by Barr on these systems at a discount. Our discount will continue until our accumulated total discount on filters produced in all systems equals the total amount of our payment for the design, development and cost to build the systems.

QUALITY

    We have established a quality management system to assure that the products we provide to our customers meet or exceed industry standards. This system is based on the international standard ISO 9001. Our U.S. headquarters have been ISO 9001 certified in research and manufacturing since July 1998. Our Zhuhai facility has been ISO 9002 certified in manufacturing since January 2000.

COMPETITION

    The markets in which we sell our products are highly competitive. Our overall competitive position depends upon a number of factors, including:

    - price;

    - availability, performance and reliability of our products;

    - the breadth of our product line;

    - the ability to win designs through prototyping;

    - manufacturing capacity;

    - the quality of our manufacturing processes;

    - the compatibility of our products with existing communications networks;
      and

    - our ability to participate in the growth of emerging technologies.

    We believe that our principal competitors are the major manufacturers of optical components and modules, including both vendors selling to third parties and business divisions within communications equipment suppliers. Our principal competitors in the components market include Avanex Corporation, Ciena Corporation, Corning, DiCon Fiberoptics, Furukawa Electrical, Lucent, New Focus, Nortel,

Sumitomo, Tyco Electronics and JDS Uniphase, which recently acquired E-TEK Dynamics and announced its intended acquisition of SDL. We believe that we primarily compete with diversified suppliers, such as Corning, JDS Uniphase, Lucent and Nortel, for the majority of our product line and to a lesser extent with niche players that offer a more limited product line.

    Many of these companies have substantially greater financial, engineering and manufacturing resources as well as greater name recognition and stronger customer relationships. Some of our customers are companies with which we currently compete or in the future may compete. In addition, some of our customers have been or could be acquired by, or enter into strategic relations with, our competitors. We anticipate that further consolidation will occur in our industry, thereby possibly increasing competition in our target markets.

INTELLECTUAL PROPERTY


    To date, we have been granted 11 patents by, and have 21 patent applications pending with, the U.S. Patent and Trademark Office covering various technologies and products. While we rely on patent, copyright, trade secret and trademark law and restrictions on disclosure to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.


    Protecting our intellectual property is critical to the success of our business. Despite our efforts to protect our proprietary rights, various unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology. Moreover, the laws of some foreign countries, including China, do not protect our proprietary rights as fully as in the United States.

    Substantial litigation regarding intellectual property rights exists in the optical communications industry. We expect that fiber optic components and modules may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. In addition, we believe that many of our competitors in the optical communications industry have filed or intend to file patent applications covering aspects of their technology on which they may claim our technology infringes. We are currently involved in patent infringement actions with E-TEK Dynamics and Chorum Technologies. For a description of these actions, see "--Legal Proceedings and Regulatory Matters." We cannot make any assurances that other third parties will not claim infringement by us with respect to our technology. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could seriously harm our financial condition.

EMPLOYEES

    As of July 31, 2000, we had 648 full-time employees located in the United States, 159 of whom were engaged in product development, 404 in manufacturing, 30 in quality, 18 in sales, marketing, application support and customer service, and 37 in general and administration. As of July 31, 2000, we had 804 full-time employees located in China, five of whom were engaged in product development, 735 in manufacturing, 33 in quality, and 31 in general and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and we consider our relations with our employees to be good.

FACILITIES


    In the United States, we lease a total of approximately 149,650 square feet in four buildings located in San Jose, California. Of the 149,650 square feet:



    - we lease a 62,000 square foot manufacturing facility and 43,270 square feet of administrative, sales and marketing space pursuant to a lease that expires in February 2005;


    - we lease a 38,000 square foot research and development facility pursuant to a lease that expires in October 2002; and

    - we lease a 6,380 square foot filter coating facility pursuant to a lease that expires in July 2005.

    In China, we lease a total of approximately 209,500 square feet in four facilities located in Zhuhai, Fuzhou, Beijing and Shanghai. Our Zhuhai facilities total approximately 130,000 square feet, with the manufacturing facility totaling approximately 110,000 square feet and 20,000 square feet of office and dormitory space. The lease for these facilities expires in March 2005. In Fuzhou we maintain an approximately 10,000 square foot research and development and manufacturing facility pursuant to a lease expiring on August 2007. Our Beijing facilities total approximately 24,000 square feet and are used for administration and manufacturing. The lease for these facilities expires in May 2003. Our Shanghai facilities total approximately 45,500 square feet and are used for administration, manufacturing and research and development. The lease for these facilities expires in July 2005. In addition, in May 2000, we acquired rights to a parcel of land in China which we intend to use for future expansion of our manufacturing facilities. We have the right to use this land until May 2050.

LEGAL PROCEEDINGS AND REGULATORY MATTERS

LEGAL PROCEEDINGS

    On November 12, 1999, E-TEK Dynamics, Inc., recently acquired by JDS Uniphase, filed a lawsuit against us in the United States District Court for the Northern District of California (Case No. C99-04921 CRB) alleging that we have infringed E-TEK's U.S. Patent No. 5,652,814 relating to fiber optic couplers based on our manufacture and sale of our DWDM products. E-TEK is seeking an award for unspecified damages, including treble damages, for intentional and willful infringement, contributory infringement, inducement to infringe, and injunctive relief. Our DWDM products generated a majority of our revenues for the year ended June 30, 2000. An adverse ruling in this matter would materially adversely affect our financial condition. We are defending ourselves vigorously in this lawsuit.

    On June 16, 2000, Chorum Technologies, Inc. filed a complaint, C.A.
No. 3-00CV0458-M, against us and our subsidiary, Telelight Communications Inc., in the U.S. District Court for the Northern District of Texas (Dallas Division). In the complaint Chorum alleges that we have infringed two U.S. patents allegedly owned by Chorum relating to fiber optical interleaving, based on our manufacture of and offer to sell various products including the CFOI-100 series of fiber optical interleavers. Chorum also alleges that our use of the name "TrueSlicer" in connection with the public announcement of the CFOI-100 products is confusingly similar to Chorum's alleged "Slicer" and "Optical Slicer" marks, and therefore violates section 43(a) of the Lanham Act and various unspecified Texas state laws. Chorum seeks actual and enhanced damages, injunctive relief, costs and attorney fees, and other relief. We have not yet responded to the complaint, but intend to defend ourselves vigorously.

    The outcomes of the foregoing lawsuits are inherently uncertain. Our defense of these lawsuits, regardless of their eventual outcomes, will likely be costly and time consuming and will divert the efforts and attention of our management and technical personnel. Patent litigation is highly complex and can extend for a protracted period of time, which can substantially increase the cost of litigation. Accordingly, the expenses and diversion of resources associated with either of these matters could seriously harm our business and financial condition. In the event of an adverse ruling in either matter:

    - we may be liable for significant monetary damages;

    - we may be enjoined from manufacturing, selling or offering to sell certain of our products, including, in respect of the E-TEK litigation, products that are currently generating a majority of our revenues, and products we are developing; and

    - we may have to engage in a redesign of these products and products we are developing.

    If an injunction were granted that prevents us from selling these products, we may have to seek a license to continue to sell and offer these products and products we are developing. We may not be able to secure any license on commercially reasonable terms, if at all. If we were to settle any of the foregoing matters and secure a license to continue to sell and offer our products and those we are developing, the licensing fees could be substantial. A redesign of our products would result in an interruption in sales that could extend for some time. We do not have insurance that would indemnify us for any liability that may be imposed in connection with the legal actions described above. Accordingly, if any of the foregoing events occur, it could result in a substantial reduction in our revenue and could result in losses over an extended period of time, which would have a material adverse effect on our results of operations.

REGULATORY MATTERS


    Our products are subject to U.S. export control laws and regulations that regulate the export of products and disclosure of technical information to foreign countries and citizens. These laws and regulations may require licenses for the export of some of our products to, and disclosure of our technology in, some countries, including China, and disclosure of our technology to a number of our employees who are foreign citizens. We plan to file an application shortly to obtain a commodity classification confirming that we may export our products and disclose our technology to foreign countries, and citizens, without export licenses. In the event this classification is not obtained, we have alternatively filed applications to obtain licenses permitting us to disclose our technology to specified employees. However, we cannot assure you that we will obtain these classifications and licenses. Furthermore, the Department of Commerce has initiated an inquiry as to whether one of our employees received information in violation of licensing requirements. While we do not believe that the results of this inquiry will materially harm our business, we may be found to have violated export restrictions with respect to this individual and other individuals, which could result in criminal, civil and administrative penalties, including the denial of export privileges.


SCIENTIFIC ADVISORY BOARD

    We have established a scientific advisory board to provide specific expertise in areas of research and development relevant to our business. Our scientific advisory board meets periodically with our technical and development personnel and management to discuss our present and long-term research and development activities. Scientific advisory board members include:


Edward Labuda, Ph.D., Chairman.......  Retired Executive Director of the
                                       Lasers and Electro-Optics Society of
                                       the Institute of Electrical and
                                       Electronics Engineers, Inc. and
                                       Retired Vice President and Chief
                                       Operating Officer of the Lightwave
                                       Strategic Business Unit at AT&T
                                       Microelectronics
Charlotte G. Denenberg, Ph.D.........  Vice President, Optical
                                       Infrastructure of Metromedia Fiber
                                       Network, Inc.
Randy Giles, Ph.D....................  Technical Manager at Lucent
                                       Technologies, Bell Laboratories
Hans-Joachim Grallert, Ph.D..........  Senior Vice President of Optical
                                       Networks--Development at Siemens AG,
                                       Information and Communications
                                       Networks, Transport Networks
Bertram H. Hui, Ph.D.................  Optical Communications Manager of
                                       Intel Capital
David C. Nagel, Ph.D.................  Chief Technology Officer of AT&T
Malvin C. Teich, Ph.D................  Professor of Electrical and Computer
                                       Engineering and Professor of Physics
                                       at Boston University

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows:

NAME                                              AGE      POSITION
----                                            --------   --------
Joseph Y. Liu.................................     50      Chief Executive Officer and Director
Frederick R. Fromm............................     51      President
Alex Hsu......................................     51      President, Global Manufacturing Operations
Bruce Horn....................................     49      Chief Financial Officer and Treasurer
Wei-Zhong Li..................................     40      Chief Technology Officer
Jingyu Xu.....................................     57      Senior Vice President, Engineering
Haiguang Lu...................................     39      Vice President, Manufacturing
Daryl J. Eigen................................     53      Vice President, Sales and Marketing
Jeff Friedman.................................     31      Associate General Counsel
Ian Jenks(1)..................................     46      Chairman of the Board of Directors
Terence P. Brown(2)...........................     37      Director
Chieh Chang...................................     48      Director
Herbert Chang(1)(2)...........................     38      Director
Leonard J. LeBlanc(2).........................     59      Director
David Spreng(1)...............................     38      Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JOSEPH Y. LIU is one of our founders and has served as our Chief Executive Officer since September 1999. Mr. Liu was our Chairman of the Board from our inception in 1995 through May 2000 and currently serves as a member of our Board of Directors. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of several privately held companies involved in semiconductor integrated circuit design and manufacturing. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

    FREDERICK R. FROMM has served as our President since July 2000. From 1998 to 2000, Mr. Fromm was President and Chief Executive Officer of Siemens Information and Communications Networks, Inc., a telecommunications company. From 1996 to 1998, Mr. Fromm was President and Chief Executive Officer of Siemens Telecom Networks, Inc., a telecommunications company. From 1995 to 1996, Mr. Fromm was President and Chief Executive Officer of Siemens Stromberg-Carlson, Inc., a telecommunications company. Prior to joining Siemens, Mr. Fromm worked as a system designer for AT&T Bell Laboratories (now Lucent Technologies), a communications company. Mr. Fromm received his B.S. in Applied Science and Engineering and his M.S. in Electrical Engineering from the University of Wisconsin and his M.B.A. from Florida Atlantic University.


    ALEX HSU has served as our President, Global Manufacturing Operations since August 1999. Prior to joining Oplink, Mr. Hsu held several executive officer positions with UMAX Technologies, Inc., an imaging and computer products company, from 1993 to 1999. His positions included Executive Vice President, General Manager of the Imaging Product Division and Networking Communication Division and Vice President of Operations. From 1989 to 1993, Mr. Hsu held various executive positions at the Acer Group, a computer manufacturing and distribution company. His positions included Vice President of Operations and General Manager of the New Micro Marketing International, President of

Acer Technologies in Malaysia and Vice President of Acer, Inc. Mr. Hsu received his B.S. in Electrical Engineering and his M.B.A. from National Chiao-Tung University in Taiwan.


    BRUCE HORN has served as our Chief Financial Officer and Treasurer since April 2000. Prior to joining Oplink, Mr. Horn was a consultant at The Brenner Group, a consulting firm, from February 2000 to April 2000. From January 1993 to February 2000, Mr. Horn was the Vice President of Finance and Chief Financial Officer and from March 1991 to January 1993 he was Director of Finance and Chief Financial Officer of Larscom Incorporated, a telecommunications company.
Mr. Horn received his B.A. in Accounting from the University of Northern Iowa, and his M.B.A. in Finance from California State University at Hayward.

    WEI-ZHONG LI has served as our Chief Technology Officer since
December 1997. Prior to joining Oplink, from May 1995 to December 1997, Mr. Li held technical positions with various companies in the fiber optical field, including Synchronous Communication, Inc., a communications equipment manufacturing company, Kaifa Technology, Inc., a fiber optics company, MP Inc., a fiber optics company, and E-TEK Dynamics, Inc, a fiber optics company. Mr. Li received his B.S. and M.S. degrees in Electrical Engineering from Beijing Institute of Technology, China. Mr. Li was the inventor for three approved patents and has filed seven patents that are pending in the U.S. Patent and Trademark Office. He is also the author of nine technical papers in the fiber optic and microwave communications fields.

    JINGYU XU has served as our Senior Vice President of Engineering since November 1999. Prior to joining Oplink, Mr. Xu was the Director of Component Technology of Chorum Technologies, Inc., a fiber optics company, from February 1998 to November 1999. From February 1990 to February 1998, Mr. Xu held various research and development and engineering positions at E-TEK Dynamics, Inc., including the positions of Director of Engineering Research and Development.
Mr. Xu received his B.S. from Fudan University, China and his M.S. from Shanghai Jiaotung University, in China.

    HAIGUANG LU has served as our Vice President of Manufacturing since
February 1998. Prior to joining Oplink, Mr. Lu was a Production Manager at E-TEK Dynamics, Inc., from February 1993 to February 1998. Mr. Lu received his B.S. in Applied Physics and his M.S. in Fiber Optics at Shanghai Jiaotong University. Mr. Lu received his M.S. in Electrical Engineering at City College of New York.

    DARYL J. EIGEN has served as our Vice President of Sales and Marketing since August 2000. From September 1999 to August 2000, Mr. Eigen was a founder of eLink Business, a computer and service company. From February 1996 to September 1999, Mr. Eigen was president and Chief Executive Officer of Metalithic Systems (Now SeaSound, LLC), an audio products and solutions company. From June 1994 to February 1996, Mr. Eigen was Senior Vice President International of DSC Communications Corporation (now part of Alcatel), a telecommunications company. Mr. Eigen received his B.A. in Psychology and his M.S. in Electrical Engineering from the University of Wisconsin. Mr. Eigen received his Ph.D. in Industrial Engineering from Northwestern University.

    JEFF FRIEDMAN has served as our Associate General Counsel since August 2000. Prior to joining Oplink, Mr. Friedman was an Assistant United States Attorney from January 1997 to August 2000. From August 1995 to October 1996,
Mr. Friedman served as a law clerk to the Honorable Manuel L. Real, United States District Court, Central District of California. From September 1994 to August 1995, Mr. Friedman was an associate with Wilson, Sonsini, Goodrich & Rosati. Mr. Friedman received his B.A. in Political Science from the University of Washington and his J.D. from Santa Clara University School of Law.

    IAN JENKS has been a member of our board of directors since April 2000 and the Chairman of the Board since May 2000. From 1995 to 1998, Mr. Jenks was the President of the Lasers and Fiber Optics groups of Uniphase Corporation, a fiber optics company. Mr. Jenks also serves on the board of directors of several privately-held companies. Mr. Jenks received his B.S. in Aeronautical Engineering from Bristol University in the United Kingdom.

    TERENCE P. BROWN has been a member of our board of directors since
August 2000. Since May 2000, Mr. Brown has been Vice President and General Manager of the Optical Transport Business Unit at Cisco Systems, a networking solutions company. From November 1999 to May 2000, Mr. Brown was Vice President of Optical Networking Sales at Cisco Systems. From July 1997 to November 1999, Mr. Brown was the Vice President of Field Operations at Cerent Corporation, an optical products company. From July 1993 to July 1997, Mr. Brown was the Regional Vice President and Regional Sales Director of Advanced Fibre Communications, a telecommunications company. Mr. Brown received his B.S. in Electrical Engineering from the University of Notre Dame and a masters degree in Marketing and Economics from Northwestern University.

    CHIEH CHANG has been a member of our board of directors since September 1995. Mr. Chang currently serves as Chief Executive Officer of Programmable Microelectronics Company, Inc., a fabless semiconductor design company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

    HERBERT CHANG has been a member of our board of directors since August 1996. Since April 1996, Mr. Chang has been President of InveStar Capital, Inc., a technology venture capital management firm based in Taiwan. From 1994 to 1996, Mr. Chang was Senior Vice President at WK Technology Fund, a venture capital fund. Mr. Chang serves on the boards of directors of Silicon Image, Inc., a manufacturer of semiconductors for high-speed communications applications, and Marvell Technology Group Ltd., a manufacturer of integrated circuits for communications-related markets. Mr. Chang received his B.S. from National Taiwan University and his M.B.A. from National Chiao-Tung University in Taiwan.

    LEONARD J. LEBLANC has been a member of our board of directors since July 2000. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997,
Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his masters degree in finance from George Washington University.

    DAVID SPRENG has been a member of our board of directors since
February 2000. Since September 1998, Mr. Spreng has served as the managing member of Crescendo Venture Management, LLC. Mr. Spreng was President of IAI Ventures, Inc., a venture capital company, from March 1996 until September 1998. He has also served in various capacities at Investment
Advisers, Inc. from 1989 to 1998. Mr. Spreng is also a director of Tut Systems, a telecommunications equipment company, and Allied Riser Communications, a fiber optics-based telecommunications company. Mr. Spreng also serves on the board of several privately-held companies. Mr. Spreng received his B.S. in Finance and Accounting from the University of Minnesota.

BOARD OF DIRECTORS

    Our board of directors currently consists of seven members. Upon the closing of this offering, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates will be as follows:

    - the class I directors will be Ian Jenks and David Spreng, and their term will expire at the annual meeting of stockholders to be held in 2001;

    - the class II directors will be Chieh Chang and Herbert Chang, and their term will expire at the annual meeting of stockholders to be held in 2002; and

    - the class III directors will be Joseph Y. Liu, Terence P. Brown and Leonard J. LeBlanc, and their term will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire, will be elected to serve from the time of election and qualification until the third annual meeting following their election. In addition, our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

    COMPENSATION COMMITTEE. We established a compensation committee in July 1999. The compensation committee currently consists of Messrs. Ian Jenks, Herbert Chang and David Spreng. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees.

    AUDIT COMMITTEE. We established an audit committee in July 1999. The audit committee currently consists of Messrs. Herbert Chang, Terence P. Brown, and Leonard J. LeBlanc. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the current members of our compensation committee is now or has ever been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the formation of the compensation committee, compensation decisions were made by our entire board of directors.

DIRECTOR COMPENSATION


    We do not currently compensate our directors in cash for their service as members of the board of directors, although directors are eligible to be reimbursed for expenses incurred in connection with attending board of directors and committee meetings. During fiscal 2000, we granted an option to purchase 400,000 shares of our common stock to Ian Jenks and an option to purchase 100,000 shares of our common stock to David Spreng, each at an exercise price of $2.50 per share. In July 2000, we granted an option to purchase 100,000 shares of our common stock to Leonard J. LeBlanc at an exercise price of $5.25 per share. In August 2000, we granted Terence P. Brown an option to purchase 100,000 shares of our common stock at an exercise price of $6.00 per share. Mr. Brown declined to accept the option to purchase the granted shares. Each of these options vests 25% of the shares after one year and the remainder of the shares on a monthly basis over the next three years. Our 2000 Equity Incentive Plan also provides for the automatic grant of non-statutory stock options to nonemployee directors. For further information regarding the provisions of the 2000 Equity Incentive Plan, see "--Employee and Director Benefit Plans."


LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

    We intend to enter into agreements to indemnify our directors and executive officers prior to completing this offering, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by the director, or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

    The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ended June 30, 2000 by:

    - our Chief Executive Officer;

    - those persons who were, at June 30, 2000, our five other most highly compensated executive officers; and

    - our former Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                  ANNUAL COMPENSATION    SECURITIES
                                                  -------------------    UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION                        SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                       --------   --------   ------------   ------------
Joseph Y. Liu...................................  $129,846        --      5,600,000             --
  Chief Executive Officer(1)

Alex Hsu........................................  $136,993        --      1,840,000             --
  President, Global Manufacturing Operations(2)

Haiguang Lu.....................................  $129,404        --             --    $     2,308(5)
  Vice President, Manufacturing

Wei-Zhong Li....................................  $124,635        --             --             --
  Chief Technology Officer

Qin Zhang.......................................  $124,635        --             --             --
  Vice President, Marketing(3)

Jingyu Xu.......................................  $ 91,539   $13,500      1,000,000    $    20,000(6)
  Senior Vice President, Engineering

Derek Statham...................................  $ 37,500        --             --    $    80,000(7)
  Former Chief Executive Officer(4)

------------------------

(1) Joseph Y. Liu was hired in September 1999.

(2) Alex Hsu was hired in August 1999.

(3) Qin Zhang ceased to be an officer and employee in July 2000.

(4) Derek Statham served as Chief Executive Officer of Oplink from February 1999 until September 1999.

(5) Represents a cash payment in exchange for the cancellation of certain personal vacation plans on behalf of Oplink.

(6) Represents a relocation allowance.

(7) Represents a severance payment in connection with his termination of employment with Oplink.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information regarding the number and value of stock options granted during the fiscal year ended June 30, 2000 to our Chief Executive Officer and two of the other most highly compensated executive officers set forth in the Summary Compensation Table above. The other three most highly compensated executive officers and our former chief executive officer were not granted stock options during fiscal year 2000.

                                            INDIVIDUAL GRANTS
                       -----------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                          NUMBER OF         % OF TOTAL                                   RATES OF STOCK APPRECIATION FOR OPTION
                         SECURITIES      OPTIONS GRANTED    EXERCISE                                    TERM(3)
                         UNDERLYING        TO EMPLOYEES     PRICE PER   EXPIRATION   ----------------------------------------------
NAME                   OPTIONS GRANTED   DURING PERIOD(1)   SHARE(2)       DATE           0%              5%              10%
----                   ---------------   ----------------   ---------   ----------   -------------   -------------   --------------
Joseph Y. Liu........     5,600,000            33.3%          $1.65      01/14/10     $52,360,000     $91,099,909     $150,534,536
Alex Hsu.............     1,600,000             9.5%          $0.15      09/02/09      17,360,000      28,428,545       45,409,867
                            240,000             1.4%          $1.50      01/14/10       2,280,000       3,940,282        6,487,480
Jingyu Xu............       800,000             4.8%          $0.15      12/07/09       8,680,000      14,214,273       22,704,934
                            200,000             1.2%          $1.80      02/11/10       1,900,000       3,283,568        5,406,233

------------------------

(1) The percentage of total options granted is based on an aggregate of 16,828,800 options granted by us during the fiscal year ended June 30, 2000, to our employees.

(2) Options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.

(3) The potential realizable value is based on the assumption that our common stock appreciates at specified annual rates, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projections or estimates of future stock price growth. Potential realizable values are computed by:

       - multiplying the number of shares of common stock underlying each option by an assumed initial public offering price of $11.00 per share;

       - assuming that the aggregate stock value derived from that calculation compounds at the annual specified rate shown in the table until the expiration of the options; and

       - subtracting from that result the aggregate option exercise price.

    Actual gains, if any, on stock option exercises and common stock holdings are dependent on the time of such exercise and the future performance of our common stock.

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table presents information concerning option exercises by our current and former Chief Executive Officer and five other most highly compensated executive officers for the fiscal year ended June 30, 2000.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                     OPTIONS AT JUNE 30, 2000         AT JUNE 30, 2000(1)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   -----------   -------------
Joseph Y. Liu.........     480,000    $ 5,274,000      170,000       5,430,000    $1,589,500     $50,770,500
Alex Hsu..............     100,000      1,085,000      100,000       1,640,000     1,085,000      17,470,000
Wei-Zhong Li..........   1,230,000     13,468,500      554,626       1,495,374     6,073,155      16,374,345
Haiguang Lu...........   1,200,000     13,140,000      213,434       1,306,566     2,337,102      14,306,898
Qin Zhang(2)..........     960,000     10,512,000      453,434       1,306,566     4,965,102      14,306,898
Jingyu Xu.............     116,662      1,265,783       15,926         867,412       172,797       9,081,420
Derek Statham.........     800,000      8,760,000           --              --            --              --

------------------------

(1) There was no public trading market for our common stock as of June 30, 2000. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $11.00 per share, less the applicable exercise price.

(2) Qin Zhang ceased to be an officer and an employee in July 2000.

EMPLOYEE AND DIRECTOR BENEFIT PLANS

1995 STOCK PLAN

    Our 1995 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1995 Stock Plan was adopted by our board of directors and approved by our stockholders in September 1995.

    As of July 31, 2000, a total of 76,832 shares of our common stock were available for future grant under the 1995 Stock Plan. This amount includes amounts returned to the 1995 Stock Plan. The 1995 Stock Plan has 6 million shares of our common stock reserved for issuance, of which options to acquire 577,246 shares have been issued and are outstanding as of July 31, 2000 and a total of 4,385,922 shares have been issued and are outstanding pursuant to the exercise of options and stock purchase rights granted under the 1995 Stock Plan.

    ADMINISTRATION. The 1995 Stock Plan is administered by our board of directors or a committee consisting of members of our board of directors. The administrator of our 1995 Stock Plan has the power to determine, among other things:

    - the fair market value of the common stock;

    - the selection of the officers, consultants and employees to whom the option and the stock purchase rights may from time to time be granted;

    - whether and to what extent options and stock repurchase rights or any combination thereof, are granted under such plan;

    - the number of shares to be covered by each such award granted under such plan;

    - the form of agreement for use;

    - the terms and conditions, not inconsistent with the terms of such plan, including but not limited to the share price;

    - the terms and restrictions applicable to stock purchase rights and the restricted stock purchased by exercising such stock purchase rights; and

    - any other determinations with respect to awards under such plan as the administrator deems appropriate.

    OPTIONS. The exercise price of all incentive stock options granted under the 1995 Stock Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1995 Stock Plan must be at least equal to 85% of the fair market value of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of the incentive stock option may not exceed five years. The term of all other options granted under the 1995 Stock Plan may not exceed 10 years.

    During any fiscal year, incentive stock options exercised by each optionee may not exceed $100,000, and any excess of such value shall be treated as nonstatutory stock option.

    Options granted under the 1995 Stock Plan must generally be exercised within ninety (90) days after the end of the optionee's status as an employee, director or consultant of ours, within 12 months after the optionee's termination by death or within 6 months after the optionee's termination by disability, but in no event later than the expiration of the option's term.

    TRANSFERABILITY OF OPTIONS. Options and stock purchase rights granted under the 1995 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee.

    STOCK PURCHASE RIGHTS. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.

    CHANGES OF CONTROL. The 1995 Stock Plan provides that in the event of a change of control of our company, including our merger with or into another corporation, each outstanding option and stock purchase right shall be assumed or an equivalent option shall be substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the option will terminate immediately prior to the consummation of the transaction.

    AMENDMENT AND TERMINATION OF THE 1995 STOCK PLAN. The board of directors will have the authority to amend, suspend or terminate the 1995 Stock Plan, as long as this action does not affect any shares of common stock previously issued and sold or any option previously granted under the 1995 Stock Plan. Unless earlier terminated, the 1995 Stock Plan will terminate automatically 10 years from the date of obtaining stockholder approval of the amended plan in September 1995. The board has agreed not to make any further grants under the 1995 Stock Option Plan upon the closing of this offering.

1998 STOCK PLAN

    Our 1998 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1998 Stock Plan was adopted by our board of directors and approved by our stockholders in January 1998.

    As of July 31, 2000, a total of 3,178,346 shares of our common stock were available for future grant under the 1998 Stock Plan. This amount includes amounts returned to the 1998 Stock Plan, and the increases approved by the Board of Directors. The 1998 Stock Plan has 33.8 million shares of our common stock reserved for issuance, of which options to acquire 21,786,498 shares have been issued and are outstanding as of July 31, 2000 and a total of 8,835,156 shares have been issued and are outstanding pursuant to the exercise of options and stock purchase rights granted under the 1998 Stock Plan. On August 18, 2000, the Board of Directors approved an increase of 3,800,000 shares to the number of shares of common stock reserved for issuance under the 1998 Stock Plan.

    ADMINISTRATION. The 1998 Stock Plan is administered by our board of directors or a committee consisting of our board of directors. The administrator of our 1998 Stock Plan has the power to determine, among other things:

    - the fair market value of the common stock;

    - the selection of the officers, consultants and employees to whom the option and the stock purchase rights may from time to time be granted;

    - whether and to what extent options and stock repurchase rights or any combination thereof, are granted under such plan;

    - the number of shares to be covered by each such award granted under such plan;

    - the form of agreement for use;

    - the terms and conditions, that are not inconsistent with the terms of such plan, including but not limited to the share price;

    - the terms and restrictions applicable to stock purchase rights and the restricted stock purchased by exercising such stock purchase rights; and

    - any other determinations with respect to awards under such plan as the administrator deems appropriate.

    OPTIONS. The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1998 Stock Plan must be at least equal to 85% of the fair market value of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of the incentive stock option may not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed 10 years.

    During any fiscal year, incentive stock options exercised by each optionee may not exceed $100,000, and any excess of such value shall be treated as nonstatutory stock option.

    Options granted under the 1998 Stock Plan must generally be exercised within ninety (90) days after the end of the optionee's status as an employee, director or consultant of ours, within 12 months after the optionee's termination by death or within 6 months after the optionee's termination by disability, but in no event later than the expiration of the option's term.

    TRANSFERABILITY OF OPTIONS. Options and stock purchase rights granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee.

    STOCK PURCHASE RIGHTS. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.

    CHANGES OF CONTROL. The 1998 Stock Plan provides that in the event of a change of control of our company, including our merger with or into another corporation, each option and stock purchase right shall be assumed or an equivalent option shall be substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the option will terminate immediately prior to the consummation of the transaction.

    AMENDMENT AND TERMINATION OF THE 1998 STOCK PLAN. The board of directors will have the authority to amend, suspend or terminate the 1998 Stock Plan, as long as this action does not affect any shares of common stock previously issued and sold or any option previously granted under the 1998 Stock Plan. Unless earlier terminated, the 1998 Stock Plan will terminate automatically 10 years from the date of obtaining stockholder approval of the amended plan in August 1999. The board has agreed not to make any further grants under the 1998 Stock Plan upon completion of this offering.

2000 EQUITY INCENTIVE PLAN

    Our 2000 Equity Incentive Plan provides for the grant of stock awards to employees, directors and consultants. These stock awards include incentive stock options to employees, including officers and employee directors, and nonstatutory stock options, stock bonuses and stock purchase rights to employees, directors and consultants. The 2000 Equity Incentive Plan was adopted by our board of directors in July 2000 and was approved by our stockholders in September 2000. The 2000 Equity Incentive Plan will take effect on the effective date of the initial public offering.

    ADMINISTRATION. The 2000 Equity Incentive Plan will be administered by our board of directors or a committee consisting of members of our board of directors. The administrator of our 2000 Equity Incentive Plan will have the power to determine with respect to stock awards granted under the plan, among other things:

    - the selection of the officers, consultants, employees and directors to whom the stock awards may from time to time be granted;

    - whether and to what extent options and stock repurchase rights or any combination thereof, are granted under such plan;

    - the number of shares to be covered by each such award granted under such plan;

    - the form of agreement for use;

    - the terms and conditions of stock awards that are not inconsistent with the terms of such plan, including but not limited to the exercise price for options granted under the plan;

    - the terms and restrictions applicable to stock purchase rights and the restricted stock purchased by exercising such stock purchase rights; and

    - any other determinations with respect to stock awards under such plan as the administrator deems appropriate.

    OPTIONS. The exercise price of all incentive stock options granted under the 2000 Equity Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 2000 Equity Incentive Plan will be determined by the administrator, but must be at least equal to 85% of the fair market value of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 2000 Equity Incentive Plan may not exceed 10 years.

    During any fiscal year, incentive stock options exercised by each optionee may not exceed $100,000, any excess of such value shall be treated as nonstatutory stock option.

    Options granted under the 2000 Equity Incentive Plan must generally be exercised within ninety (90) days after the end of the optionee's status as an employee, director or consultant of ours, or within 12 months after the optionee's termination by reason of his or her disability or within 18 months after the optionee's termination by reason of his or her death, but in no event later than the expiration of the option's term.

    Acceptable consideration for the purchase of common stock issued under the 2000 plan will be determined by the board of directors and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by the board.

    SECTION 162(M) LIMIT. Section 162(m) of the Internal Revenue Code of 1986 denies an income tax deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1 million, unless the compensation constitutes "performance-based compensation." In order to ensure that option grants under the 2000 Equity Incentive Plan constitute "performance-based compensation," no person may be granted options under the 2000 Equity Incentive Plan covering more than 5,000,000 shares of common stock in any calendar year. Under its general authority to grant options, the board of directors has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Section 162(m) limitation.

    STOCK PURCHASE RIGHTS. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.

    RESTRICTIONS ON TRANSFERABILITY OF STOCK AWARDS. Except as otherwise provided in a stock award, options and stock purchase rights granted under the 2000 Equity Incentive Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee.

    CHANGES OF CONTROL. The 2000 Equity Incentive Plan provides that in the event of a change in control of Oplink including our merger with or into another corporation, or a sale of substantially all of our assets, each stock award shall be assumed or an equivalent stock award substituted for by the successor corporation. If the outstanding stock awards are not assumed or substituted for by the successor corporation, then the vesting of such stock awards shall accelerate immediately prior to the consummation of the transaction and will terminate with the consummation of the transaction.

    AUTHORIZED SHARES. When the 2000 Equity Incentive Plan takes effect, it will have a total of 20,000,000 shares of our common stock reserved for issuance under the plan. No options, stock bonuses or stock purchase rights have been granted under the plan. On each January 1 beginning on January 1, 2001, and ending January 1, 2010, this reserve will automatically be increased by the greater of the total number of shares of common stock for which stock options, stock bonuses and stock purchase rights were granted in the preceding calendar year, or 5.0% of the total outstanding common stock on that date on a fully diluted basis; provided, that the board may designate a smaller number of shares by which the reserve will increase on a particular date. Shares of common stock which are covered by a stock option granted under the plan which has expired or terminated without having been exercised will be added to the above reserve of the plan. Over the ten-year term of the 2000 Equity Incentive Plan, no more than 50,000,000 shares may be reserved for issuance pursuant to the exercise of incentive stock options.

    AMENDMENT AND TERMINATION OF THE 2000 EQUITY INCENTIVE PLAN. The board will have the authority to amend, suspend or terminate the 2000 Equity Incentive Plan, as long as this action does not affect any shares of common stock previously issued and sold or any option previously granted under the 2000 Equity Incentive Plan. Unless earlier terminated, the 2000 Equity Incentive Plan will terminate automatically one day prior to the tenth anniversary of the date of the adoption of the plan by the board.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

    The 2000 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to our non-employee directors.

    AUTOMATIC GRANTS. Upon the completion of this offering, beginning 2001, on the day after our annual stockholders' meeting, any person who is then a non-employee director and who is elected at such annual meeting will automatically be granted an option to purchase 72,000 shares of common stock. These grants will vest over a three-year period and will vest on a monthly basis. Any non-employee director who is elected or appointed to the board during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term.

    ADMINISTRATION. The board of directors will administer automatic option grants to non-employee directors, unless and until it delegates administration to a committee.

    TERMS OF OPTIONS. Options granted to non-employee directors will generally be subject to the following terms:

    - the exercise price of options granted will be equal to the fair market value of our common stock on the date of grant;

    - no option granted may be exercised after the expiration of 10 years from the date it was granted;

    - options granted will not be transferable other than by will or by the laws of descent and distribution and will be exercisable during the life of the optionee only by the optionee;

    - an optionee may designate a beneficiary, who may exercise the option following the optionee's death; and

    - an optionee whose service relationship with us or any of our affiliates, whether as a non-employee director of the company or subsequently as an employee, director or consultant of either the company or one of our affiliates, ceases for any reason may exercise vested options for the term provided in the option agreement, which is generally 12 months, or 18 months in the event of the optionee's death. However, an option may not be exercised after the expiration of its term.

    CHANGES OF CONTROL. The 2000 Equity Incentive Plan will provide that in the event of a change of control of our company, including our merger with or into another corporation, or a sale of substantially all of our assets, each option held by a non-employee director granted under the automatic grant provisions of the 2000 Equity Incentive Plan shall immediately vest in full.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In July 2000, our board of directors adopted the 2000 Employee Stock Purchase Plan which authorizes the issuance of shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our affiliates. We expect that the 2000 purchase plan will be approved by our stockholders in September 2000. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. As of the date hereof, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. The purchase plan is administered by the board of directors. The board of directors may delegate authority to administer the purchase plan to a committee. Subject to the terms of the plan, the board of directors or its authorized committee, determines when and how rights to purchase shares will be granted and the provisions of each offering of rights. Under the plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this offering and be approximately 26 months in duration, with purchases occurring every six months. Unless otherwise determined by the board of directors, common stock is purchased for accounts of employees participating in the purchase plan at a price per share equal to the lower of:

    - 85% of the fair market value of a share of our common stock on the date of commencement of participation in the offering; or

    - 85% of the fair market value of a share of our common stock on the date of purchase.

    ELIGIBILITY. The purchase plan is implemented by offerings of rights to eligible employees. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by one of our affiliates for at least five months per calendar year may participate in the purchase plan and may authorize payroll deductions of up to 20% of their earnings for the purchase of stock under the purchase plan. Eligible employees may be granted rights only if the rights, together with any other rights granted under all employee stock purchase plans, do not permit such employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of the fair market value of such stock for each calendar year in which such rights are outstanding. No employee shall be eligible for the grant of any rights under the purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value.

    CHANGES OF CONTROL. The purchase plan provides that in the event of a change of control of our company, including our merger with or into another corporation, or a sale of substantially all of our assets as described in the plan, the surviving entity may assume or substitute for rights outstanding under the purchase plan. If the surviving entity does not assume or substitute for outstanding rights, then the board of directors has discretion to cause:

    - the rights to continue in full force and effect; or

    - a participant's accumulated payroll deductions to be used to purchase shares, immediately prior to the change in control, and their outstanding rights thereafter to be terminated.

    AUTHORIZED SHARES. The purchase plan initially authorizes the issuance of 4,000,000 shares of common stock under the purchase plan which amount will be increased each January 1, beginning January 1, 2001, and ending January 1, 2010, by the greater of the total number of shares issued under the plan during the preceding calendar year or 1.5% of the number of shares of common stock outstanding on that date. However, the board of directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on that date. A maximum of 20,000,000 shares may be issued during the term of the purchase plan.

    AMENDMENT AND TERMINATION OF THE PLAN. The board has the authority to amend, suspend or terminate the purchase plan. Unless earlier terminated, the purchase plan will terminate automatically one day prior to the tenth anniversary of the date of the adoption of the plan by the Board.

401(k) PLAN

    In January 1997, we adopted the Oplink Communications, Inc. 401(k) Profit Sharing Plan, which covers all of our eligible employees who have completed one month of service and are at least 21 years old. The 401(k) Plan excludes from participation all collectively bargained and non-resident alien employees. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees or by us, and the investment earnings thereon are not taxable to such employees until withdrawn, and any contributions we may make are expected to be deductible by us when made. Our eligible employees may elect to reduce their eligible compensation by up to 15%, subject to statutorily prescribed limits, and to have such compensation reductions contributed on their behalf to the 401(k) Plan. The 401(k) Plan permits, but does not require, us to make matching contributions to the 401(k) Plan. To date, we have not made any matching contributions.

                           RELATED PARTY TRANSACTIONS

    Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since July 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

    - in which the amount involved exceeded or will exceed $60,000; and

    - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

INVESTOR RIGHTS AGREEMENT

    We have entered into an agreement with Cisco Systems and the holders of our preferred stock, including entities with which our directors are affiliated, that provides these stockholders certain rights relating to the registration of their shares of common stock issuable upon conversion of the preferred stock. The preferred stock will convert to common stock on a one-to-one ratio immediately prior to this offering. The weighted average price of the preferred stock is $0.53. These registration rights do not apply to this offering, but will survive this offering and will terminate no later than eight years after the closing date of this offering. This agreement also entitles some of the holders of our preferred stock to rights to receive financial information regarding us and a right of first refusal to purchase shares of our stock we issue, both of which rights terminate upon the closing of this offering.

INDEMNIFICATION AGREEMENTS

    We expect to enter into indemnification agreements with each of our directors and executive officers prior to completing this offering. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Please see "Management--Limitations on Directors' Liability and Indemnification."

EMPLOYMENT AGREEMENTS, OFFICER LOANS AND CHANGE OF CONTROL ARRANGEMENTS

    We have entered into an employment agreement with Frederick R. Fromm, our President. Under the terms of the agreement, Mr. Fromm is entitled to an annual salary of $250,000, a $1 million supplemental life insurance policy in favor of Mr. Fromm's designee and a relocation bonus of $50,000.

    Mr. Fromm received an option to purchase 1,600,000 shares of our common stock. The option is subject to the following vesting schedule: 25% of the shares shall vest one year after the start of his employment at Oplink with the balance vesting equally on a monthly basis thereafter. In the event of a change of control within the first year of his employment, the higher of 25% of the shares, or shares having a value of $10 million, shall immediately vest. In the event of termination without cause within the first year of his employment, the higher of 12.5% of the shares, or shares having a value of $5 million, shall immediately vest. Mr. Fromm also has the right to purchase up to 50,000 shares of our common stock at the then current fair market value under the 2000 Equity Incentive Plan for each year of his employment.

    In July 2000, we loaned Mr. Fromm an aggregate principal amount of $400,000. The loan accrues interest at the rate of 6.5% per annum. The outstanding principal and any accrued and unpaid interest is due and payable in two equal installments on July 2002 and July 2004.


    We have entered into change of control arrangements with three of our directors, Ian Jenks, Leonard J. LeBlanc and David Spreng, that provide for full acceleration of all unvested options in the event of a change of control. In September 2000, we entered into change of control agreements with

Joseph Y. Liu, our Chief Executive Officer, and Bruce Horn, our Chief Financial Officer, that provide for full acceleration of all unvested options in the event of a change of control if Mr. Liu or Mr. Horn is involuntarily terminated without cause or voluntary terminates his employment for good reason one month prior to or 13 months after a change in control. The form of option grant notice for automatic grants to non-employee directors under our 2000 Equity Incentive Plan also provides for full acceleration of all unvested options in the event of a change of control for all such grants following the closing of this offering.


    We have entered into an agreement with Jeff Friedman, our Associate General Counsel, that provides for acceleration of 25% of the unvested options if Mr. Friedman is terminated without cause following a change of control which occurs prior to August 15, 2001.

    We have also entered into an agreement with Daryl J. Eigen, our Vice President of Sales and Marketing, that provides for acceleration of 25% of the unvested options if Mr. Eigen is terminated without cause following a change of control which occurs prior to August 28, 2001.

STOCK SALES

    The following executive officers, directors and holders of more than 5% percent of our capital stock purchased shares of our stock in the amounts set forth below during the last three fiscal years.

                                                                    PREFERRED STOCK
                                          COMMON     ----------------------------------------------
                                           STOCK      SERIES B    SERIES C    SERIES D    SERIES E
                                         ---------   ----------   ---------   ---------   ---------
EXECUTIVE OFFICERS AND DIRECTORS
Joseph Y. Liu..........................    480,000           --          --          --          --
Alex Hsu...............................    100,000           --          --          --          --
Wei-Zhong Li...........................  1,230,000           --          --          --          --
Haiguang Lu............................  1,200,000           --          --          --          --
Qin Zhang (1)..........................    960,000           --          --          --          --
Jingyu Xu..............................    116,662           --          --          --          --
Chieh Chang (2)........................         --      812,736          --     366,664          --
Herbert Chang (3)......................         --   14,444,448   3,000,000   3,973,360   2,500,000
David Spreng (4).......................         --           --          --          --   7,500,000
5% STOCKHOLDERS
The InveStar Entities (3)..............         --   14,444,448   3,000,000   3,973,360   2,500,000
Hui Chuan and H.S. Liu (5).............         --    7,033,336   1,000,000          --          --
Chao-Jung and Chen Hwa Chang (6).......         --           --          --     520,000      61,000
Yi Hou and Zhimin Liu..................  8,225,280           --          --          --          --
The Crescendo Entities (4).............         --           --          --          --   7,500,000

------------------------

(1) Qin Zhang ceased to be an officer and an employee in July 2000.

(2) Consists entirely of shares held in the Chieh and Lily Chang Trust, for which Mr. Chang is a trustee.

(3) Consists of 14,444,448 shares of Series B Preferred Stock and 1,000,000 shares of Series E Preferred Stock held by InveStar Burgeon Venture
    Capital, Inc.; 1,000,000 shares of Series C Preferred Stock, 2,648,896 shares of Series D Preferred Stock and 1,000,000 shares of Series E Preferred Stock held by InveStar Excelsus Venture Capital (Int'l), Inc., LDC; 1,000,000 shares of Series C Preferred Stock and 250,000 shares of Series E Preferred Stock held by InveStar Dayspring Venture Capital, Inc.; and 1,000,000 shares of Series C Preferred Stock, 1,324,464 shares of
    Series D Preferred Stock and 250,000 shares of Series E Preferred Stock held by Forefront Venture Partners, L.P. Mr. Herbert Chang, one of our directors, is the Managing Partner of Forefront Venture Partners, L.P. and the President of InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int'l), Inc., LDC.

    Mr. Chang disclaims beneficial ownership of these shares except to the extent of his pecuniary or partnership interests.

(4) Consists of 7,140,692 shares held by Crescendo III, L.P., 212,078 shares held by Crescendo III Executive Fund, L.P., and 147,232 shares held by Crescendo III, GbR. Mr. Spreng, one of our directors, is the managing member of Crescendo Venture Management, LLC. Mr. Spreng disclaims beneficial ownership of the shares held by the Crescendo Entities.

(5) Hui Chuan and H.S. Liu are the parents of Joseph Y. Liu, our Chief Executive Officer and director.

(6) Chao-Jung and Chen Hwa Chang are the parents-in-law of Joseph Y. Liu, our Chief Executive Officer and director.

    We have also issued 5,000,000 shares of Series E Preferred Stock to WorldView Technology Partners.

RECENT OPTION GRANTS


    On July 12, 2000, we granted an option to purchase 100,000 shares of common stock to Leonard J. LeBlanc, a member of our board of directors, at an exercise price of $5.00 per share. Additionally, on July 12, 2000, we granted an option to purchase 100,000 shares of common stock to Edward Labuda, the Chairman of our scientific advisory board and our former director, also at an exercise price of $5.00 per share. On August 10, 2000, we granted an option to purchase 1,600,000 shares of common stock to Frederick R. Fromm, our President, at an exercise price of $5.25 per share. On August 18, 2000, we granted options to purchase 200,000 shares of common stock to Jeff Friedman, our Associate General Counsel, and 100,000 shares of common stock to Terence P. Brown, a member of our board of directors, each at an exercise price of $6.00 per share. Mr. Brown declined to accept the option to purchase the granted shares. On August 28, 2000, we granted an option to purchase 600,000 shares of common stock to Daryl J. Eigen, our Vice President of Sales and Marketing, at an exercise price of $6.25 per share.


    We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. These transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

CISCO SYSTEMS


    In August 2000, we issued a promissory note in the amount of $50.0 million to Cisco Systems, one of our largest customers for the quarter ended June 30, 2000. Mr. Terence P. Brown, a member of our board of directors, is Vice President and General Manager of the Optical Transport Business Unit at Cisco Systems. The note will convert automatically into shares of common stock upon the closing of this offering. In connection with the issuance of the note, Cisco Systems became a party to our Third Amended and Restated Rights Agreement, and is thereby entitled to registration rights with respect to the shares of common stock issuable upon conversion of the note.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

    - each of the individuals listed in the "Summary Compensation Table;"

    - each of our directors;

    - each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock; and

    - all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table assumes conversion of all of our outstanding preferred stock upon completion of this offering and also includes shares owned by a spouse as community property. Percentage of ownership is based on 136,764,422 shares of common stock outstanding on July 31, 2000 and 155,850,694 shares of common stock outstanding after completion of this offering, without giving effect to the exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o Oplink Communications, Inc., 3469 North First Street, San Jose, California 95134.

                                                                                      PERCENTAGE OF
                                                                                         SHARES
                                                                                   BENEFICIALLY OWNED
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME                                                          BENEFICIALLY OWNED   OFFERING   OFFERING
----                                                          ------------------   --------   --------
DIRECTORS AND EXECUTIVE OFFICERS
Joseph Y. Liu (1)...........................................       1,879,992          1.4%       1.2%
Wei-Zhong Li (2)............................................       1,978,327          1.4        1.3
Haiguang Lu (3).............................................       1,556,654          1.1        1.0
Qin Zhang(4)................................................       1,426,656          1.0          *
Derek Statham(5)............................................         800,000            *          *
Alex Hsu (6)................................................         433,329            *          *
Jingyu Xu (7)...............................................         166,660            *          *
Herbert Chang (8)...........................................      24,397,808         17.8       15.6
David Spreng (9)............................................       7,500,000          5.5        4.8
Chieh Chang (10)............................................       5,979,400          4.4        3.8
Ian Jenks...................................................              --            *          *
Terence P. Brown............................................              --            *          *
Leonard J. LeBlanc..........................................              --            *          *
All current directors and executive officers as a group
  (15 persons)(11)..........................................      43,892,170         31.9       28.1

5% STOCKHOLDERS
The InveStar Entities (12)..................................      23,917,808         17.5       15.4
Chao-Jung and Chen Hwa Chang................................      14,081,000         10.3        9.0
Hui-Chuan and H.S. Liu......................................      12,533,336          9.2        8.0
Yi Hou and Zhimin Liu.......................................       8,225,280          6.0        5.3
The Crescendo Entities (9)..................................       7,500,000          5.5        4.8

------------------------

*   Represents less than 1%.

 (1) Includes 1,399,992 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000, subject to our right to repurchase such shares based on the vesting schedule. Of the options to purchase the 1,399,992 shares, Mr. Liu transferred an undivided one-half tenancy in common interest in the options to purchase 1,339,386 shares to his spouse, Emmy Y. Liu, and an undivided one-half tenancy in common interest in the options to purchase 1,339,386 shares to family trusts for the benefit of Mr. Liu and his family members of which Mr. Liu is the trustee. Mrs. Liu and the family trusts accepted such interests in the options subject to the original terms of the options.


 (2) Includes 748,327 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000.

 (3) Includes 129,990 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000.

 (4) Qin Zhang ceased to be an officer and employee in July 2000.

 (5) Derek Statham ceased to be an officer and employee in September 1999.

 (6) Includes 233,329 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000.

 (7) Includes 49,998 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000.


 (8) Consists of 480,000 shares issuable upon the exercise of options that will become exercisable within 60 days of July 31, 2000 and 23,917,808 shares held by the InveStar Entities. Herbert Chang, one of our directors, is the Managing Partner of Forefront Venture Partners, L.P. and the President of InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int'l), Inc., LDC. Mr. Chang has voting and investment control over the shares. Mr. Chang disclaims beneficial ownership of the shares held by the InveStar Entities, except to the extent of his respective pecuniary or partnership interests.


 (9) Consists of 7,140,690 shares held by Crescendo III, L.P., 212,078 shares held by Crescendo III Executive Fund, L.P., and 147,232 shares held by Crescendo III, GbR. David Spreng, one of our directors, is the managing member of Crescendo Venture Management, LLC. Jeffrey Tollefson and Anthony Daffer, general partners of the Crescendo Entities, and Mr. Spreng have voting and investment control over the shares. Messrs. Tollefson, Daffer and Spreng each disclaim beneficial ownership of the shares held by the Crescendo Entities, except to the extent of his pecuniary or partnership interests. The address for the Crescendo Entities is 480 Copper Street, Suite 300, Palo Alto, CA 94301.

 (10) Includes 5,179,400 shares issuable upon conversion of preferred stock held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

 (11) Includes 3,041,636 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2000.

 (12) Consists of 15,444,448 shares held by InveStar Burgeon Venture Capital, Inc., 4,648,896 shares held by InveStar Excelsus Venture Capital (Int'l), Inc., LDC, 1,250,000 shares held by InveStar Dayspring Venture Capital, Inc. and 2,574,464 shares held by Forefront Venture Partners, L.P. The address for the InveStar Entities is 3600 Pruneridge Avenue, Suite 300 Santa Clara, CA 95051.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 400 million shares of common stock, $0.001 par value, and 20 million shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK


    As of July 31, 2000, there were 136,764,422 shares of common stock outstanding, held of record by 154 stockholders. This amount assumes the conversion of all outstanding shares of preferred stock into common stock, which is to occur upon the closing of this offering. In addition, as of July 31, 2000, there were 22,363,744 shares of common stock subject to outstanding options and warrants to purchase 268,904 shares of common stock and 80,000 shares of Series C preferred stock. Upon completion of this offering, there will be 155,850,694 shares of common stock outstanding, assuming conversion into common stock of the promissory note issued to Cisco Systems based on a public offering price of $11.00 per share, and assuming no exercise of outstanding stock options or warrants or the underwriters' over-allotment option.


    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    All of our outstanding shares of convertible preferred stock will convert into shares of common stock on a one-to-one basis immediately prior to completion of this offering. Following the completion of this offering, our board of directors will have the authority, without any further action by our stockholders, to designate and issue up to 20 million shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Oplink without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS


    At July 31, 2000, there were outstanding warrants to purchase a total of 268,904 shares of common stock and 80,000 shares of Series C preferred stock. The warrants to purchase common stock and Series C preferred stock will expire in January 2002 and March 2003, respectively, unless earlier exercised. Upon completion of this offering, the Series C preferred stock warrant will become exercisable for shares of common stock.


REGISTRATION RIGHTS


    The holders of 115,489,616 shares of common stock, as converted, and the holder of a warrant to purchase 80,000 shares of common stock, as converted, or their permitted transferees are entitled to certain rights with respect to registration of the shares under the Securities Act at any time after 180 days following the closing of this offering. Under the terms of the agreements between us and the holders of the registrable securities, upon the written request from holders of of at least 30% of the registrable securities then outstanding, the holders may require on two occasions that we, at our expense, file a registration statement under the Securities Act, with respect to the registrable securities, provided that at least 30% of the registrable securities then outstanding would be included in the proposed registration or the anticipated public offering price of the proposed registration would exceed $10 million. In addition, any holder of the registrable securities then outstanding may at our expense require that we register their shares for public resale on Form S-3 or similar short-form registration, provided that we are eligible to use Form S-3 or similar short-form registration, and provided further that the value of the securities to be registered is at least $500,000. Furthermore, in the event we elect to register any of our shares of common stock after this offering for purposes of effecting any public offering, the holders of registrable securities are entitled, at our expense, to include their shares of common stock in the registration, subject to the right of the underwriters to reduce the number of shares proposed to be registered in view of market conditions.


ANTI-TAKEOVER PROVISIONS

    Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

    DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    CERTIFICATE OF INCORPORATION AND BYLAWS PROVISIONS. Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66.7% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Oplink.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could reduce market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could reduce the market price of our stock and our ability to raise equity capital in the future.

    Upon completion of the offering, we will have 155,850,694 shares of common stock outstanding, assuming conversion into common stock of the promissory note issued to Cisco Systems based on a public offering price of $11.00 per share, and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants and based upon the number of shares outstanding as of July 31, 2000. Of these shares, the 13,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing stockholders, and any shares purchased by affiliates in this offering, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our executive officers, directors and stockholders holding at least five percent of our outstanding securities will hold 75,690,150 shares of the restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below.

    Subject to the operation of lock-up agreements described below, upon completion of this offering, the holders of 115,489,616 shares of common stock, or their transferees, will be entitled to certain rights to require the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

LOCK-UP AGREEMENTS

    We, our officers, directors and stockholders holding approximately 130,212,260 shares of common stock have agreed that, for a period of 180 days from the date of the final prospectus, we and they will not, subject to some exceptions, transfer or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701 of the Securities Act discussed below, shares subject to these lock-up agreements may not be sold until the shares are released from the agreements or the agreements expire or unless prior written consent is received from Robertson Stephens, Inc. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us.

RULE 144

    In general, under Rule 144, beginning 90 days after the date of the final prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed our Rule 144 affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of our common stock then outstanding;
      or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the proposed sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the seller and other factors.

    Under Rule 144(k), a person who is not deemed to have been our Rule 144 affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, subject to the lock-up agreements, these shares may be sold upon completion of this offering.

RULE 701

    Beginning 90 days after the date of this prospectus as of July 31, 2000, 23,446,822 shares of common stock issuable upon exercise of the options granted by us prior to the effective date of the registration statement will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to the lock-up agreements. In general, Rule 701 permits resales of shares issued under specified compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act in reliance upon Rule 144, but without compliance with restrictions, including the holding period requirements, contained in Rule 144.

REGISTRATION STATEMENTS ON FORM S-8

    Following this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of our common stock eligible for this form of registration statement:

    - issuable upon exercise of outstanding options granted pursuant to our stock option and equity incentive plans;

    - reserved for future option grants pursuant to individual option agreements or these plans; and

    - that we intend to offer for sale to our employees pursuant to our employee stock purchase plan.

These registration statements are expected to become effective upon filing. Shares covered by these registration statements will be subject to vesting provisions and subject to expiration of the lock-up agreements. In the case of Rule 144 affiliates only, these shares will also remain subject to the restrictions of Rule 144 other than the holding period requirement.

     UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our common stock, other than:

    - an individual citizen or resident of the U.S.;

    - a corporation or partnership created or organized in or under the laws of the U.S., or of any state of the U.S. or the District of Columbia, other than any partnership treated as foreign under U.S. Treasury Regulations;

    - an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

    - in general, a trust if a court within the U.S. may exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is for general information only. It does not address aspects of U.S. federal taxation other than income and estate taxation, and does not address all aspects of U.S. federal income and estate taxation. This summary does not discuss all the tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances, for instance, insurance companies, tax-exempt organizations, broker-dealers, and financial institutions. In addition, this summary does not address any state, local, or foreign tax considerations that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES, AS WELL AS OTHER U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES, AND THE NON-U.S. TAX CONSEQUENCES, TO THEM OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

INCOME TAX

DIVIDENDS

    Subject to the discussion below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. income tax at the rate of 30% of the amount of the dividend, or such lower rate as may be prescribed by an applicable income tax treaty.

    However, if dividends we pay are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. and, if a tax treaty applies, are attributable to a U.S. permanent establishment, or, if the holder is an individual, a "fixed base" of the non-U.S. holder, the 30% withholding tax generally will not apply, and the non-U.S. holder generally will be subject to tax on such dividends on a net basis in the same manner as holders that are U.S. persons, provided the non-U.S. holder files appropriate IRS forms with us. An additional branch profits tax of 30%, or such lower rate as may be prescribed by an applicable income tax treaty, may apply if the non-U.S. holder is a corporation.

    Under current U.S. Treasury Regulations, in determining whether a holder is eligible for the benefits of an income tax treaty, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, absent knowledge to the contrary. However, under new U.S. Treasury Regulations generally effective for dividend payments made after December 31, 2000, a non-U.S. holder desiring to claim the benefits of an applicable tax treaty must satisfy certification and other requirements and must provide us with a taxpayer identification number unless an exception applies. In addition, under these new Treasury Regulations, in the case of common stock held by a foreign partnership, this certification requirement may be applied to the partners, and not the partnership, and the partnership must provide certain information, including a U.S. taxpayer identification number. These new regulations also provide look-through rules for tiered partnerships. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

DISPOSITION OF OUR COMMON STOCK

    Generally, non-U.S. holders will not be subject to U.S. federal income tax, or withholding thereof, in respect of gain recognized on a disposition of our common stock unless:

    - the gain is effectively connected with the holder's conduct of a trade or business within the U.S., or, if a tax treaty applies, is attributable to a permanent establishment or fixed base of the holder in the U.S.; in any such case such gain will be subject to regular graduated U.S. income tax rates and the branch profits tax described above may also apply if the non-U.S. holder is a corporation;

    - in the case of a non-U.S. holder who is a non-resident alien individual and holds our common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale and other conditions are met;

    - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met; we do not believe we are or have been a United States real property holding corporation and do not expect to become one in the future; or

    - the holder is subject to tax pursuant to U.S. federal income tax provisions applicable to certain U.S. expatriates.

ESTATE TAX

    If an individual non-U.S. holder owns, or is treated as owning, our common stock at the time of his or her death, such stock would be includable in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

DIVIDENDS

    Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides or is established.

    Under current law, dividends paid on our common stock to a non-U.S. holder at an address outside the U.S. are generally exempt from backup withholding tax, imposed at a 31% rate, and U.S. information reporting requirements, but not from regular withholding tax as discussed above. Backup withholding tax and information reporting generally will apply to dividends paid to a non-U.S. holder at an address in the U.S. if the holder fails to establish an exemption or to furnish other information. Under the Treasury Regulations that are applicable to dividends paid after December 31, 2000, a non-U.S. person must generally provide proper documentation establishing the person's non-U.S. status to a withholding agent in order to avoid backup withholding tax.

BROKER SALES

    Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding tax unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption. Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker and foreign brokers with certain types of relationships to the U.S., are generally subject to information reporting, but not backup withholding, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

    Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

    Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining such an exemption, as well as the effect of the new Treasury Regulations generally effective for payments made after December 31, 2000.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, Robertson Stephens, Inc., CIBC World Markets Corp., J.P.
Morgan Securities Inc. and UBS Warburg LLC, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Robertson Stephens, Inc.....................................
CIBC World Markets Corp.....................................
J.P. Morgan Securities Inc..................................
UBS Warburg LLC.............................................
                                                               -------
    Total...................................................
                                                               =======

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $      per share, of which $      may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any offer in whole or in part.

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 2,055,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the 2,055,000 additional shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                    NO EXERCISE OF
                                                        OVER-        FULL EXERCISE OF
                                                      ALLOTMENT       OVER-ALLOTMENT
                                                    --------------   ----------------
Per Share.........................................     $                 $
Total.............................................     $                 $

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,725,000.

INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

    Each of our executive officers and directors and stockholders collectively holding approximately 95.2% of our common stock have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of Robertson Stephens, Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders or optionholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens, Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

LISTING

    We have applied for the approval to list our common stock on the Nasdaq National Market under the symbol "OPLK."

SYNDICATE SHORT SALES

    The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 2,055,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

STABILIZATION

    The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

DIRECTED SHARE PROGRAM

    At our request, certain of the underwriters have reserved up to five percent of the shares of common stock for sale in this offering at the initial public offering price to our directors, officers and employees and persons who are otherwise associated with us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters on the same basis as the other shares of common stock offered in this offering. We have agreed to indemnify these underwriters against various liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of directed shares.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California. Cooley Godward LLP holds an option to purchase 150,000 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements of Oplink Communications, Inc. as of June 30, 1999 and 2000, and for each of the three years in the period ended June 30, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The financial statements of Telelight Communications Inc. as of December 31, 1998 and 1999, for the year ended December 31, 1999 and for the periods from April 20, 1998 (date of inception) to December 31, 1998 and 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                          OPLINK COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Oplink Communications, Inc.

  Report of Independent Accountants.........................     F-2

  Consolidated Balance Sheet................................     F-3

  Consolidated Statement of Operations......................     F-4

  Consolidated Statement of Mandatorily Redeemable
    Convertible Preferred Stock and Stockholders' (Deficit)
    Equity..................................................     F-5

  Consolidated Statement of Cash Flows......................     F-6

  Notes to Consolidated Financial Statements................     F-7

Unaudited Pro Forma Combined Financial Information

  Overview..................................................    F-27

  Unaudited Pro Forma Combined Statement of Operations......    F-29

  Notes to Unaudited Pro Forma Combined Financial
    Information.............................................    F-30

Telelight Communication Inc.

  Report of Independent Accountants.........................    F-31

  Balance Sheet.............................................    F-32

  Statement of Operations...................................    F-33

  Statement of Shareholders' Equity.........................    F-34

  Statement of Cash Flows...................................    F-35

  Notes to Financial Statements.............................    F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Oplink Communications, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of mandatorily redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Oplink Communications, Inc. and its subsidiaries at June 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
August 29, 2000,
except as to the second
paragraph of Note 1,
which is as of
September 6, 2000

                          OPLINK COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      PRO FORMA
                                                                   JUNE 30,           JUNE 30,
                                                              -------------------       2000
                                                                1999       2000     (SEE NOTE 12)
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 4,757    $ 26,665
  Accounts receivable, net..................................    1,904      10,100
  Inventories...............................................    2,274      11,308
  Prepaid expenses..........................................      855       3,974
  Deferred tax assets.......................................       --       1,080
                                                              -------    --------
    Total current assets....................................    9,790      53,127
Property and equipment, net.................................    1,828      21,270
Intangible assets...........................................       --      20,600
Other assets................................................       93         935
                                                              -------    --------
    Total assets............................................  $11,711    $ 95,932
                                                              =======    ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Accounts payable..........................................  $ 3,277    $ 15,188
  Accrued liabilities.......................................      876       6,767
  Current portion of capital lease obligations..............       --         419
  Borrowings under the line of credit.......................       --         135
                                                              -------    --------
    Total current liabilities...............................    4,153      22,509
Capital lease obligations, non current......................       --       1,267
Deferred tax liability......................................        0       2,958
                                                              -------    --------
    Total liabilities.......................................    4,153      26,734
                                                              -------    --------
Convertible Preferred Stock, $0.001 par value; 110,183,344
  shares authorized; issued and outstanding: 81,996,648
  shares in 1999; 110,103,344 shares in 2000; and zero pro
  forma (unaudited);
    Liquidation value $58,370 in 2000.......................   12,083      58,373     $     --
                                                              -------    --------     --------
Commitments and contingencies (Note 9)

Stockholders' (deficit) equity:
  Common Stock, $0.001 par value, 400,000,000 shares
    authorized; issued and outstanding: 2,280,000 shares in
    1999; 24,457,878 shares in 2000; and 134,561,222 shares
    (unaudited) pro forma...................................        2          24          134
  Additional paid-in capital................................    6,542      61,253      119,516
  Deferred stock compensation...............................   (3,505)    (17,986)     (17,986)
  Accumulated deficit.......................................   (7,564)    (32,466)     (32,466)
                                                              -------    --------     --------
    Total stockholders' (deficit) equity....................   (4,525)     10,825     $ 69,198
                                                              -------    --------     ========
      Total liabilities, convertible preferred stock and
        stockholders' (deficit) equity......................  $11,711    $ 95,932
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPLINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEARS ENDED JUNE 30,
                                                          -------------------------------------
                                                            1998        1999           2000
                                                          --------   -----------   ------------
Revenues................................................  $  2,493   $     9,094   $     39,048
Cost of revenues........................................     2,964         7,225         33,344
                                                          --------   -----------   ------------
  Gross profit (loss)...................................      (471)        1,869          5,704
                                                          --------   -----------   ------------
Operating expenses:
  Research and development..............................       455           626          3,686
  Sales and marketing...................................       527           802          2,695
  General and administrative............................       683           826          4,173
  Amortization of deferred compensation*................        --         3,032         12,740
  In-process research and development...................        --            --          7,020
  Amortization of goodwill..............................        --            --            981
                                                          --------   -----------   ------------
    Total operating expenses............................     1,665         5,286         31,295
                                                          --------   -----------   ------------
Loss from operations....................................    (2,136)       (3,417)       (25,591)
Interest income (expense)...............................        14            75            681
Other (expense) income, net.............................       (26)         (132)             8
                                                          --------   -----------   ------------
Net loss................................................  $ (2,148)  $    (3,474)  $    (24,902)
                                                          ========   ===========   ============
Net loss per share: Basic and diluted...................  $  (4.67)  $     (2.37)  $      (3.18)
                                                          ========   ===========   ============
  Weighted average shares...............................   459,616     1,463,342      7,839,650
                                                          ========   ===========   ============
Pro forma net loss per share: Basic and diluted
  (unaudited)...........................................                           $      (0.24)
                                                                                   ============
Pro forma weighted average shares (unaudited)...........                            104,537,892
                                                                                   ============
* Allocation of amortization of deferred compensation:
  Cost of revenues......................................  $     --   $       705   $      2,269
  Research and development..............................        --           646          1,801
  Sales and marketing...................................        --           526          1,312
  General and administrative............................        --         1,155          7,358
                                                          --------   -----------   ------------
                                                          $     --   $     3,032   $     12,740
                                                          ========   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPLINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' (DEFICIT) EQUITY

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                  CONVERTIBLE
                                PREFERRED STOCK           COMMON STOCK        ADDITIONAL     DEFERRED
                            -----------------------   ---------------------    PAID-IN        STOCK       ACCUMULATED
                               SHARES       AMOUNT      SHARES      AMOUNT     CAPITAL     COMPENSATION     DEFICIT
                            ------------   --------   ----------   --------   ----------   ------------   -----------
Balance as of June 30,
  1996....................    24,000,000   $   600            --     $ --      $    --       $     --      $   (534)

Issuance of Series B
  Preferred Stock at $0.09
  per share...............    22,726,208     2,046            --       --           --             --            --
Issuance of Common Stock
  warrant.................            --        --            --       --            7             --            --
Net loss..................            --        --            --       --           --             --        (1,397)
                            ------------   -------    ----------     ----      -------       --------      --------
Balance as of June 30,
  1997....................    46,726,208     2,646            --       --            7             --        (1,931)

Exercise of stock
  options.................            --        --     2,080,000        2            1             --            --
Stock options issued to
  consultants.............            --        --            --       --           10             --            --
Repurchase of Common
  Stock...................            --        --      (960,000)      (1)         (18)            --           (11)
Issuance of Series B
  Preferred Stock at $0.09
  per share...............     8,043,808       724            --       --           --             --            --
Issuance of Series C
  Preferred Stock for at
  $0.25 per share.........    12,000,000     3,000            --       --           --             --            --
Issuance of Series C
  warrants................            --         3            --       --           --             --            --
Net loss..................            --        --            --       --           --             --        (2,148)
                            ------------   -------    ----------     ----      -------       --------      --------
Balance at June 30,
  1998....................    66,770,016     6,373     1,120,000        1           --             --        (4,090)

Exercise of stock
  options.................            --        --     1,160,000        1            5             --            --
Issuance of Series D
  Preferred Stock at
  $0.375 per share........    15,226,632     5,710            --       --           --             --            --
Deferred stock
  compensation............            --        --            --       --        6,537         (6,537)           --
Amortization of deferred
  compensation............            --        --            --       --           --          3,032            --
Net loss..................            --        --            --       --           --             --        (3,474)
                            ------------   -------    ----------     ----      -------       --------      --------
Balance at June 30,
  1999....................    81,996,648    12,083     2,280,000        2        6,542         (3,505)       (7,564)

Exercise of stock
  options.................            --        --     8,737,878        9          647             --            --
Issuance of Series D
  Preferred Stock at
  $0.375 per share........     6,106,696     2,290            --       --           --             --            --
Issuance of Series E
  Preferred Stock at $2.00
  per share...............    22,000,000    44,000            --       --          (24)            --            --
Deferred stock
  compensation............            --        --            --       --       27,221        (27,221)           --
Amortization of deferred
  compensation............            --        --            --       --           --         12,740            --
Issuance of common stock
  in connection with
  acquisition.............            --        --    13,440,000       13       26,867             --            --
Net loss..................            --        --            --       --           --             --       (24,902)
                            ------------   -------    ----------     ----      -------       --------      --------
Balance at June 30,
  2000....................   110,103,344   $58,373    24,457,878     $ 24      $61,253       $(17,986)     $(32,466)
                            ============   =======    ==========     ====      =======       ========      ========


                                 TOTAL
                             STOCKHOLDERS'
                            (DEFICIT) EQUITY
                            ----------------
Balance as of June 30,
  1996....................      $   (534)
Issuance of Series B
  Preferred Stock at $0.09
  per share...............            --
Issuance of Common Stock
  warrant.................             7
Net loss..................        (1,397)
                                --------
Balance as of June 30,
  1997....................        (1,924)
Exercise of stock
  options.................             3
Stock options issued to
  consultants.............            10
Repurchase of Common
  Stock...................           (30)
Issuance of Series B
  Preferred Stock at $0.09
  per share...............            --
Issuance of Series C
  Preferred Stock for at
  $0.25 per share.........            --
Issuance of Series C
  warrants................            --
Net loss..................        (2,148)
                                --------
Balance at June 30,
  1998....................        (4,089)
Exercise of stock
  options.................             6
Issuance of Series D
  Preferred Stock at
  $0.375 per share........            --
Deferred stock
  compensation............            --
Amortization of deferred
  compensation............         3,032
Net loss..................        (3,474)
                                --------
Balance at June 30,
  1999....................        (4,525)
Exercise of stock
  options.................           656
Issuance of Series D
  Preferred Stock at
  $0.375 per share........            --
Issuance of Series E
  Preferred Stock at $2.00
  per share...............           (24)
Deferred stock
  compensation............            --
Amortization of deferred
  compensation............        12,740
Issuance of common stock
  in connection with
  acquisition.............        26,880
Net loss..................       (24,902)
                                --------
Balance at June 30,
  2000....................      $ 10,825
                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPLINK COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,148)   $(3,474)   $(24,902)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization of property and
      equipment.............................................      179        267       1,231
    Amortization of goodwill and intangible assets..........       --         --       1,375
    Amortization of deferred compensation...................       --      3,032      12,740
    Provision for excess and obsolete inventory.............      224        555       4,659
    Acquired in-process research and development............       --         --       7,020
    Issuance of warrants....................................        3         --          --
    Stock options issued in exchange for services...........       10         --          --
    Deferred tax assets.....................................       --         --      (1,080)
    Change in assets and liabilities:
      Accounts receivable...................................     (509)    (1,207)     (8,087)
      Inventories...........................................     (184)    (2,545)    (13,591)
      Prepaid expenses......................................     (174)      (480)     (3,118)
      Other assets..........................................       --        (61)       (892)
      Accounts payable......................................      280      2,802      11,890
      Accrued liabilities...................................      210        574       5,679
                                                              -------    -------    --------
        Net cash used in operating activities...............   (2,109)      (537)     (7,076)
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (411)    (1,355)    (18,388)
  Cash acquired in business combination.....................       --         --         436
                                                              -------    -------    --------
        Net cash used in investing activities...............     (411)    (1,355)    (17,952)
                                                              -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Convertible Preferred Stock.....    3,724      5,710      46,266
  Proceeds from issuance of Common Stock upon the exercise
    of options, net of repurchases..........................      (27)         6         657
  Proceeds from borrowings under line of credit.............       --         --          --
  Repayment of line of credit...............................     (350)        --         135
  Repayment of capital lease obligations....................       --         --        (122)
                                                              -------    -------    --------
        Net cash provided by financing activities...........    3,347      5,716      46,936
                                                              -------    -------    --------
Net increase in cash and cash equivalents...................      827      3,824      21,908
Cash and cash equivalents, beginning of year................      106        933       4,757
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $   933    $ 4,757    $ 26,665
                                                              =======    =======    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest expense..........  $    33    $    29    $     22
                                                              =======    =======    ========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Property and equipment acquired under capital lease.......  $    --    $    --    $  1,808
                                                              =======    =======    ========
  Deferred compensation related to Common Stock option
    grants to employees.....................................  $    --    $ 6,537    $ 27,221
                                                              =======    =======    ========
  Issuance of Common Stock in connection with acquisition...       --         --    $ 26,880
                                                              =======    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          OPLINK COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

THE COMPANY

    Oplink Communications, Inc. (the "Company") designs, manufactures and markets fiber optic components and integrated optical modules that increase the performance of optical networks. The Company provides a broad line of products to communications equipment suppliers to enable bandwidth creation and management within an optical network. The Company was incorporated in September 1995 and began shipping its products for sale in 1996. In April 1999, the Company established manufacturing operations in Zhuhai, China. In
April 2000, the Company acquired Telelight Communications, Inc., a designer and manufacturer of passive fiber optic components in Sunnyvale, California and Fuzhou China. The Company conducts its business within one business segment and has no organizational structure dictated by product, service lines, geography or customer type.

REINCORPORATION

    On July 12, 2000 the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 400,000,000 shares of $0.001 par value Common Stock and 20,000,000 shares of $0.001 par value convertible Preferred Stock. The Board of Directors has the authority to issue the undesignated convertible Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The par value and shares of Common Stock and convertible Preferred Stock authorized, issued and outstanding at each balance sheet date presented, and for each period presented in the consolidated statement of stockholders' deficit have been retroactively adjusted to reflect the reincorporation. This reincorporation became effective on September 6, 2000.

STOCK SPLIT

    On August 18, 2000, the Board of Directors approved, subject to stockholder approval, a two-for-one stock split. The consolidated financial statements and all references to Common Stock and Preferred Stock contained in these consolidated financial statements and notes thereto give retroactive effect to the stock split. Stockholder approval is expected to occur prior to the effectiveness of the Company's initial public offering.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Zhuhai Oplink Communications, Inc. ("Zhuhai"), Fuzhou Oplink Communications, Inc. ("Fuzhou") and Telelight Communication Inc. ("Telelight"). Zhuhai, Fuzhou and Telelight were formed in April 1999,
March 2000 and April 2000, respectively. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                          OPLINK COMMUNICATIONS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company's cash equivalents consist of money market funds and short-term deposits.

REVENUE RECOGNITION

    The Company derives its revenue from the sale of fiber optic components and integrated optical modules. Revenue from product sales is recognized at the later of shipment of the product or customer acceptance, if applicable, and only if collectibility is probable. Sales to distributors do not include the right to return, exchange products or price protection. Revenue from sales to one customer for which the terms of the sale includes an acceptance period is not recognized until after receipt of written customer acceptance. Provisions for return allowances and warranties are recorded at the time revenue is recognized based on the Company's historical experience.

FOREIGN CURRENCY TRANSLATIONS

    The functional currency of the Company's foreign subsidiaries is the local currency. In consolidation, assets and liabilities are translated at year-end currency exchange rates and revenue and expense items are translated at average currency exchange rates prevailing during the period. Gains and losses from foreign currency translation are accumulated as a separate component of stockholders' equity. At June 30, 2000, such amounts were not material. Realized gains and losses resulting from foreign currency transactions are included in the consolidated statement of operations.

FAIR VALUE

    The Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, borrowings under lines of credit and capital lease obligations are reported at cost, which approximates their fair values due to their relatively short maturity.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Substantially all of the Company's cash and cash equivalents are managed or held by two financial institutions. At times, such deposits may be in excess of the amount of the insurance provided on such deposits. To date, the Company has not experienced any losses on such deposits. The Company's accounts receivable are derived from revenue earned from customers located in the United States and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collection of its outstanding receivable balance.

                          OPLINK COMMUNICATIONS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The following table summarizes the revenues from customers in excess of 10% of total revenues:

                                                                  YEARS ENDED JUNE 30,
                                                          ------------------------------------
                                                            1998          1999          2000
                                                          --------      --------      --------
Customer A..........................................         --            39%           43%
Customer B..........................................         11%           14%           --
Customer C..........................................         16%           --            --
Customer D..........................................         15%           --            --
Customer E..........................................         --            --            16%
Customer F..........................................         --            --            11%

    At June 30, 2000, two customers accounted for 41% and 15% of total accounts receivable, respectively.

    The Company operates in a highly competitive environment subject to rapid technological change and emergence of new technology. Although management believes its products and services are transferable to emerging technologies, rapid changes in technology could have an adverse financial impact on the Company.

    A substantial portion of the Company's manufacturing operations are located in China and are subject to the laws and regulations of China. Operations in China may be adversely affected by changes in the laws and regulations of China, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.

INVENTORIES

    Inventories are stated at the lower of cost or market, with cost being determined on a first-in, first-out basis. The inventory of the Company is subject to rapid technological changes that could have an adverse affect on its realization in future periods. Due to rapid technological changes, the Company provides reserves for excess and obsolete inventory based on the Company's estimates of inventory to be sold or consumed over the next twelve months.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method based upon the shorter of the estimated useful lives or the lease term of the respective assets.

IMPAIRMENT OF LONG-LIVED ASSETS

    Periodically, the Company evaluates the recoverability of the net carrying value of its property, plant and equipment and its intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. A loss on impairment would be recognized by a charge to earnings.

                          OPLINK COMMUNICATIONS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    If an asset being tested for recoverability was acquired in a business combination, the goodwill that arose in that business combination is included as part of the asset in determining recoverability. Goodwill is allocated to the asset being tested for recoverability on a pro rata basis using the relative fair values of the long-lived assets and identifiable intangible assets acquired. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying amount of the identified goodwill shall be eliminated before making any reduction in the carrying amount of impaired long-lived assets and identifiable intangible assets.

INCOME TAXES

    The Company accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts, and for net operating loss and tax credit carryforwards. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

ADVERTISING COSTS

    Advertising costs are expensed as incurred in accordance with SOP 97-3, "Reporting of Advertising Costs." Advertising costs for the years ended
June 30, 1998, 1999 and 2000 were $38,000, $47,000, and $142,000, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation issued to employees using the intrinsic value method of Accounting Principles Board opinion No. 25, "Accounting for Stock issued to Employees," and, accordingly, presents disclosure of pro forma information required under SFAS No. 123, "Accounting for Stock-Based Compensation." Stock and other equity instruments issued to-non employees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18 and valued using the Black-Scholes option-pricing model.

COMPREHENSIVE INCOME

    The Company's comprehensive loss approximated net losses for all periods presented.

NET LOSS PER COMMON SHARE

    The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss attributable to holders of Common Stock by the weighted average number of shares of Common Stock outstanding during the period.

                          OPLINK COMMUNICATIONS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Following is a reconciliation of the numerators and denominators of the Basic and Diluted net loss per share computations for the periods presented (in thousands, except share and per share data):

                                                                    YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1998        1999         2000
                                                             --------   ----------   ----------
NUMERATOR:
  Net loss attributable to holders of Common Stock.........  $ (2,148)  $   (3,474)  $  (24,902)
                                                             ========   ==========   ==========
DENOMINATOR:
  Weighted average shares outstanding......................   459,616    1,463,342    7,839,650
                                                             ========   ==========   ==========
  Denominator for basic and diluted calculations...........   459,616    1,463,342    7,839,650
                                                             ========   ==========   ==========
Net loss per share:
  Basic and diluted........................................  $  (4.67)  $    (2.37)  $    (3.18)
                                                             ========   ==========   ==========

    The following tables sets forth potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

                                                                  YEARS ENDED JUNE 30,
                                                         --------------------------------------
                                                            1998         1999          2000
                                                         ----------   -----------   -----------
Series A Preferred Stock...............................  24,000,000    24,000,000    24,000,000
Series B Preferred Stock...............................  30,770,016    30,770,016    30,770,016
Series C Preferred Stock...............................  12,000,000    12,000,000    12,000,000
Series D Preferred Stock...............................          --    15,226,632    21,333,328
Series E Preferred Stock...............................          --            --    22,000,000
Warrants to purchase Common Stock......................     268,904       268,904       268,904
Warrants to purchase Series C..........................      80,000        80,000        80,000
Options to purchase Common Stock.......................   3,920,000    23,111,832    24,962,888
                                                         ----------   -----------   -----------
                                                         71,038,920   105,457,384   135,415,136
                                                         ==========   ===========   ===========

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income (loss), depending on the type of hedging relationship that exists.

    In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective of SFAS No. 133 until fiscal years beginning after June 15, 2000. Management does not believe that the adoption of SFAS No. 137 will have a material impact on its operations of financial position.

                          OPLINK COMMUNICATIONS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the Company has complied with the guidance of SAB 101.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of Opinion No. 25" for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either
December 15, 1998, or January 12, 2000. The adoption of certain provisions of FIN 44 prior to March 31, 2000 did not have a material impact on the financial statements. Management does not expect that the adoption of the remaining provisions will have a material effect on the financial position or results of operations of the Company.

    In various areas, including revenue recognition, accounting standards and practices continue to evolve. Additionally, the SEC is preparing to issue interpretative guidance relating to SAB 101, and the FASB's Emerging Issues Task Force continues to address revenue related accounting issues. The management of the Company believes it is in compliance with all of the rules and related guidance as they currently exist. However, any changes to generally accepted accounting principles in these areas could impact the Company's future accounting for its operations.

                          OPLINK COMMUNICATIONS, INC.

NOTE 3--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                  JUNE 30,
                                                             -------------------
                                                               1999       2000
                                                             --------   --------
ACCOUNTS RECEIVABLE:
  Accounts receivable......................................   $2,088    $10,662
  Less: Allowance for doubtful accounts....................     (184)      (562)
                                                              ------    -------
                                                              $1,904    $10,100
                                                              ======    =======
INVENTORIES:
  Raw materials............................................   $2,110    $11,454
  Work-in-process..........................................      267      3,038
  Finished goods...........................................      298      1,275
                                                              ------    -------
                                                               2,675     15,767
  Less: Reserves...........................................     (401)    (4,459)
                                                              ------    -------
                                                              $2,274    $11,308
                                                              ======    =======
PROPERTY AND EQUIPMENT:
  Equipment................................................   $2,338    $21,455
  Leasehold improvements...................................      122      1,550
                                                              ------    -------
                                                               2,460     23,005
  Less: Accumulated depreciation and amortization..........     (632)    (1,735)
                                                              ------    -------
                                                              $1,828    $21,270
                                                              ======    =======
INTANGIBLE ASSETS:
  Technology...............................................   $   --    $ 6,276
  Patents and other........................................       --      1,119
  Goodwill.................................................       --     14,580
                                                              ------    -------
                                                                  --     21,975
  Less: Accumulated amortization...........................       --     (1,375)
                                                              ------    -------
                                                              $   --    $20,600
                                                              ======    =======

    At June 30, 2000, property and equipment includes $1,808,000 of computer equipment and internal-use software under capital leases entered into beginning March 2000. Accumulated depreciation of assets under capital leases totaled $147,000 at June 30, 2000.

                                                                   JUNE 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ACCRUED LIABILITIES:
  Payroll and related expenses..............................    $393      $2,066
  Income taxes payable......................................      --       1,080
  Other.....................................................     483       3,621
                                                                ----      ------
                                                                $876      $6,767
                                                                ====      ======

                          OPLINK COMMUNICATIONS, INC.

NOTE 4--TELELIGHT ACQUISITION

ACQUISITION

    In February 2000, the Company entered into a definitive agreement to acquire Telelight Communication Inc. ("Telelight") in a merger transaction to be accounted for as a purchase business combination. This acquisition was consummated on April 6, 2000. The purchase price comprised 13,440,000 shares of Common Stock valued at $26,880,000. The Company also anticipates incurring approximately $200,000 in acquisition expenses, including primarily legal fees and other direct transaction costs. The total purchase price aggregated $27,080,000 and was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their relative fair values as follows:


Net tangible assets of Telelight............................  $ 1,043
Deferred tax liability arising from the acquisition.........   (2,958)
In-process research and development.........................    7,020
Technology..................................................    6,276
Patents.....................................................    1,086
Assembled workforce.........................................       33
Goodwill....................................................   14,580
                                                              -------
                                                              $27,080
                                                              =======

    The net tangible assets consist primarily of cash and cash equivalents, accounts receivable, inventory property and equipment, accounts payable and other liabilities.

    The developed technologies acquired in the Telelight acquisition were the Optical Circulator product and filter products. These products have yet to gain market acceptance or receive certain industry-standard qualifications. Given these facts and the commodity nature of these products, minimal value was attributed to them in the purchase price allocation.

    The in-process research and development consisted of an Optical Wavelength Interleaver product that, as of the date of acquisition, had not yet reached technological feasibility and had no alternative future use. The Optical Wavelength Interleaver is a compact, high performance fiber optic product that segments optical signals by wavelengths. This product makes channel spacing smaller, thereby increasing the number of channels on a fiber optic network.

    The value of the Optical Wavelength Interleaver was determined by estimating the net cash flows from the sale of the products resulting from the completion of this project, reduced by the portion of the net cash flows from the revenue attributable to core technology. The resulting cash flows were then discounted back to their present value using a discount rate of 35%. The fair value assigned to the core technology totaled $6,245,000, and is being amortized over the expected life of its cash flows of four years. At the time of the acquisition this project was approximately 80% complete. The fair value assigned to the in-process research and development totaled $7,020,000, and was charged to expense at the time of the acquisition. The Company has incurred approximately $50,000 of expense subsequent to the acquisition, and in May 2000 the first qualified prototype was completed and technological feasibility was achieved.

    The value of certain patents being assigned to Oplink was determined using the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to

                          OPLINK COMMUNICATIONS, INC.

NOTE 4--TELELIGHT ACQUISITION (CONTINUED) use the asset and capitalize on the related benefits of the assets. The fair value assigned to patents of $1,086,000 is being amortized over their expected useful life of four years.

    Goodwill is being amortized on a straight line basis of the estimated period of benefit of four years.

    Presented below are the combined unaudited pro forma revenue, net loss and net loss per share of Oplink and Telelight for the years ended June 30, 1999 and 2000, respectively. The unaudited pro forma information gives effect to this acquisition as if it had occurred at the beginning of each period presented (in thousands except share and per share data).

                                                        YEAR END JUNE 30,
                                                    --------------------------
                                                       1999           2000
                                                    -----------   ------------
                                                           (UNAUDITED)
Revenue...........................................  $     9,134   $     39,639
Net Loss..........................................       (9,347)       (22,309)
Net loss per share
  Basic and diluted...............................  $     (0.11)  $      (0.19)
                                                    ===========   ============
Weighted average shares...........................   86,293,476    114,856,581
                                                    ===========   ============

    The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have ocurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined companies.

NOTE 5--INCOME TAXES:

    Consolidated loss before income taxes includes non-U.S. income of approximately $68,000 for the year ended June 30, 2000.


    The provision for (benefit from) income taxes consists of the following (in thousands):



                                                         YEAR ENDED JUNE 30,
                                                    ------------------------------
                                                      1998       1999       2000
                                                    --------   --------   --------
Current tax expense:
  Federal.........................................  $    --    $    --    $   850
  State...........................................       --         --        230
                                                    -------    -------    -------
                                                         --         --      1,080
                                                    -------    -------    -------
Deferred tax benefit:
  Federal.........................................  $    --    $    --    $  (850)
  State...........................................       --         --       (230)
                                                    -------    -------    -------
                                                         --         --     (1,080)
                                                    -------    -------    -------
                                                    $    --    $    --    $    --
                                                    =======    =======    =======

                          OPLINK COMMUNICATIONS, INC.

NOTE 5--INCOME TAXES: (CONTINUED)
    Deferred tax assets (liabilities) consist of the following (in thousands):

                                                                 JUNE 30,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
Deferred tax assets:
  Accruals and reserves...................................  $   288    $ 3,226
  Net operating loss carryforwards........................    1,339        924
  Research and development credit carryforward............      102        318
                                                            -------    -------
  Gross deferred tax asset................................    1,730      4,468
  Valuation allowance.....................................   (1,730)    (3,388)
                                                            -------    -------
Net deferred tax assets...................................  $    --    $ 1,080
                                                            =======    =======
Deferred tax liability:
  Deferred tax liability arising from the acquisition.....  $    --    $(2,958)
                                                            =======    =======

    Reconciliation of the statutory federal income tax to the Company's effective tax:

                                                                    JUNE 30,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
Tax at federal statutory rate...............................    (34)%        (34)%
State tax, net of federal benefit...........................     (1)          (1)
Research credit carryforward................................     (1)          (1)
Stock compensation..........................................     30           17
Increase in valuation allowance.............................      6            8
In-process research and development.........................     --           10
Other.......................................................     --            1
                                                                ---          ---
Provision for taxes.........................................     --%          --%
                                                                ===          ===


    Based on available objective evidence at June 30, 1999, management believed that, based on a number of factors, the available objective evidence created sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance was recorded. At June 30, 2000, based on a change in the available objective evidence, management believes it is more likely than not that some portion of the net deferred tax asset will not be fully realizable. Accordingly, the Company has recorded a partial valuation allowance against its net deferred tax assets at June 30, 2000, that reduces the gross deferred tax asset of $4.5 million to an amount that management believes will more likely than not be realized. In assessing the realizability of deferred tax assets, management recorded a valuation allowance to the extent the Company does not have a carryback right. Based on the Company's history of losses and uncertainty of generating future taxable income, the realizable portion of the deferred tax assets is equal only to the amount of income tax expense expected to be paid during fiscal 2001, which is related to tax liability incurred during fiscal 2000, and represents the amount that management believes will more likely than not be realizable based on current available objective evidence.

                          OPLINK COMMUNICATIONS, INC.

NOTE 5--INCOME TAXES: (CONTINUED)
    At June 30, 2000, the Company has approximately $2 million of Federal and
$2 million of State net operating loss carryforwards. Because of certain changes in ownership of the Company in 1998 and 1999, there is an annual limitation of approximately $600,000 on the use of the net operating loss carryforwards pursuant to section 382 on the Internal Revenue Code.

NOTE 6--RELATED PARTY TRANSACTIONS:

INVESTOR RIGHTS AGREEMENT

    The Company has entered into an agreement with the holders of its preferred stock, including entities with which its directors are affiliated, that provides these stockholders certain rights relating to the registration of their shares of common stock issuable upon conversion of the preferred stock. These rights do not apply to this offering, but will survive this offering and will terminate no later than eight years after the closing date of this offering. This agreement also entitles the holders of the Company's preferred stock to rights to receive financial information regarding the Company and a right of first refusal to purchase shares of its stock issued, both of which rights terminate at the close of this offering.

INDEMNIFICATION AGREEMENTS

    The Company expects to enter into indemnification agreements with each of its directors and officers prior to completing this offering. These indemnification agreements and its certificate of incorporation and bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

SALES TO INVESTOR

    Beginning from July 1, 1998, the Company sold products to a customer who is also one of the shareholders of the Company's Series D mandatorily redeemable preferred stock. Sales to this customer totaled $47,000 and $524,000 for the years ended June 30, 1999 and 2000, respectively. Receivables from this customer totaled $368,000 at June 30, 2000.

NOTE 7--CONVERTIBLE PREFERRED STOCK:

    At June 30, 2000, the Company is authorized to issue 110,183,344 shares of convertible preferred stock ("Preferred Stock"), as follows (in thousands):

                                                       SHARES            LIQUIDATION
                                              ------------------------   PREFERENCE
                                              AUTHORIZED   OUTSTANDING     AMOUNT
                                              ----------   -----------   -----------
Series A....................................     24,000       24,000       $   600
Series B....................................     30,770       30,770         2,770
Series C....................................     12,080       12,000         3,000
Series D....................................     21,334       21,334         8,000
Series E....................................     22,000       22,000        44,000
                                                -------      -------       -------
                                                110,184      110,104       $58,370
                                                =======      =======       =======

                          OPLINK COMMUNICATIONS, INC.

NOTE 7--CONVERTIBLE PREFERRED STOCK: (CONTINUED)

    Because the holders of Preferred Stock have the right to require the Company to redeem their stock in preference to the holders of Common Stock upon the sale or liquidation of the Company (see below) at amounts equal to their original purchase price, such Preferred Stock is considered mandatorily redeemable and classified outside of permanent equity. The carrying value of the Preferred Stock equals its liquidation value.

    The rights, preferences, privileges and restrictions thereof are set forth in the Company's Amended and Restated Articles of Incorporation, and are summarized below:

DIVIDENDS

    The holders of Series A, Series B, Series C, Series D and Series E Preferred Stock are entitled to receive noncumulative dividends at the annual rate of $0.002, $0.0072, $0.02, $0.03 and $0.16 per share, respectively, if and when declared by the Board of Directors. To date, the Board of Directors has not declared any dividends.

LIQUIDATION PREFERENCE

    In the event of any liquidation or winding up of the Company, including a merger, sale of substantially all the assets, or reorganization of the Company, the holders of Preferred Stock shall be entitled to receive in preference to the holders of Common Stock an amount equal to $0.025 per share of Series A, $0.09 per share of Series B, $0.25 per share of Series C Preferred, $0.375 per share of Series D Preferred Stock and $2.00 per share of Series E Preferred Stock, plus any declared and unpaid dividends. All remaining assets, if any, shall be distributed pro rata to the holders of the Common Stock and Preferred Stock (on an as-if-converted basis).

    The Series A, B, C, D and E Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of liquidation. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of Series A, B, C, D and E Preferred Stock are insufficient to permit full payment to such holders, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of Series A, B, C, D and E Preferred Stock in proportion to the preferential amount each is entitled to receive.

CONVERSION

    Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock is convertible into one share of Common Stock, at the option of the holder. The conversion ratio is subject to certain adjustments for dilution.

    Each share of Preferred Stock shall be automatically converted into Common Stock, at the then applicable conversion rate, upon the closing of an underwritten public offering of shares of the Company which results in a per share public offering price (prior to underwriter commissions and expenses) of at least $4.00 per share and aggregate proceeds of $50,000,000.

VOTING RIGHTS

    The Series A, B, C, D and E Preferred Stock will be entitled to vote, along with the holders of Common Stock, on all matters on an as-if-converted basis. In addition, the Series A, B, C, D and E Preferred Stock will also have class and series votes as provided by law, provided that Series B, voting

                          OPLINK COMMUNICATIONS, INC.

NOTE 7--CONVERTIBLE PREFERRED STOCK: (CONTINUED) together as a single class, and Series E, voting together as a single class, shall be entitled to elect one member of the Company's Board of Directors, respectively, while the Common Stock (including the Preferred Stock on an as-converted basis) shall be entitled to elect the remaining members of the Company's Board of Directors.

COVENANTS

    Under the terms of the Preferred Stock agreements, the Company is required to comply with certain covenants, including the timely submissions of certain financial data. At June 30, 2000, the Company was in violation of the covenant regarding the timely submission of financial data. Waivers obtained subsequent to year end have allowed the Company to remain in compliance with such covenants through fiscal year 2001.

WARRANTS

    In January 1997, the Company obtained a line of credit of $500,000 to fund the Company's operations. In connection with obtaining this line of credit and in exchange for the waiver of bank fees, the Company issued to the bank a warrant to purchase 268,904 shares of Common Stock. Under the terms of the agreement, the warrant was immediately exercisable with a five year term at an exercise price of $0.1488 per share. The most reliably determinable value assigned to this warrant by the Company was the value of the waived bank fee which amounted to $7,000 and was charged to operations during 1997. In
March 1998, this line of credit was increased to $1,000,000. In connection with obtaining this increase, the Company issued an additional warrant to purchase 80,000 shares of Series C Convertible Preferred Stock. Under the terms of this agreement, the warrant was immediately exercisable with a five year term at an exercise price of $0.25 per share. The most reliably determinable value assigned to this warrant by the Company was the value of the waived bank fee which amounted to $3,000 and was charged to operations during 1998. The line of credit expired in January of 1999. There were no borrowings under the line of credit as of June 30, 1999 or 2000.

NOTE 8--STOCK OPTION PLANS

    In September 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan"). In January 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1995 Plan and 1998 Plan provide for the issuance of incentive and nonqualified stock options to employees, directors and consultants of the Company. Under the 1995 Plan and 1998 Plan, options to purchase 6,000,000 and 33,800,000 shares of Common Stock, respectively, have been authorized for grant. Options granted under both plans must be granted with exercise prices not less than 100% and 85% for incentive and nonqualified stock options, respectively, of the estimated fair value of the Company's Common Stock on the date of grant, as determined by the Board of Directors. Options granted to stockholders who own greater than 10% of the Company's outstanding stock must be issued with exercise prices not less than 110% of the estimated fair value of the Company's Common Stock on the date of grant, as determined by the Board of Directors. Options under the both the 1995 Plan and 1998 Plan generally become exercisable at a rate of 25% during the first year of the vesting period and then at a rate of 1/48 per month thereafter. Options will expire, if not exercised, upon the earlier of 10 years from the date of grant or generally 90 days after termination as an employee of the Company.

    In April 1996, the Company granted options to purchase 120,000 shares of Common Stock to a non-employee in exchange for services with an exercise price of $0.0063 per share and which vested

                          OPLINK COMMUNICATIONS, INC.

NOTE 8--STOCK OPTION PLANS (CONTINUED)
over a two year term. The value assigned to these stock options by the Company was not significant during the year ended June 30, 1996. In accordance with SFAS No. 123, the Company then remeasured the valuation of these stock options annually at each balance sheet date over the vesting period. During the year ended June 30, 1997, the incremental value assigned to these options was not significant. During the year ended June 30, 1998, the incremental value assigned to these stock options was $10,000 and was included as a component of general and administrative expenses.

    During the years ended June 30, 1999 and 2000, in connection with the granting of stock options to employees and members of the Board of Directors with exercise prices subsequently determined to be below fair value, the Company recorded deferred stock compensation aggregating $6,537,000 and $27,221,000, respectively. These amounts are being amortized into expense over the vesting period of the related options, generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This results is higher compensation expense in the earlier vesting periods of the related options. Amortization expense associated with deferred stock compensation totaled $3,032,000 for the year ended June 30, 1999 and $12,740,000 for the year ended June 30, 2000.

    Information with respect to 1995 and 1998 stock option plan activity for the three years ended June 30, 2000 is set forth below:

                                                   EMPLOYEES                     NON-EMPLOYEES
                                         -----------------------------   -----------------------------
                                         NUMBER OF    WEIGHTED AVERAGE   NUMBER OF    WEIGHTED AVERAGE
                                          OPTIONS      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
                                         ----------   ----------------   ----------   ----------------
Balance, June 30, 1997.................  11,096,000       $0.0082                --       $    --

  Options Granted......................          --            --                --            --
  Options Exercised....................  (2,080,000)       0.0024                --            --
  Options canceled.....................  (5,096,000)       0.0089                --            --
                                         ----------       -------        ----------       -------
Balance, June 30, 1998.................   3,920,000       $0.0104                --            --

  Options Granted......................  19,756,000        0.0500           768,000        0.0500
  Options Exercised....................  (1,160,000)       0.0050                --            --
  Options canceled.....................    (172,168)       0.0500                --            --
                                         ----------       -------        ----------       -------
Balance, June 30, 1999.................  22,343,832       $0.0454           768,000        0.0500

  Options Granted......................  16,330,800        1.2962           498,000        2.0570
  Options Exercised....................  (7,637,878)       0.0239        (1,100,000)       0.8945
  Options canceled.....................  (6,093,866)       0.2250          (146,000)       0.2934
                                         ----------       -------        ----------       -------
Balance, June 30, 2000.................  24,942,888       $0.8270            20,000       $1.8000
                                         ==========       =======        ==========       =======

    As of June 30, 2000, 76,832 and 2,782,402 options remain available for grant under the 1995 Plan and 1998 Plan, respectively.

                          OPLINK COMMUNICATIONS, INC.

NOTE 8--STOCK OPTION PLANS (CONTINUED)
    As of June 30, 2000 the options outstanding and exercisable under both the 1995 and 1998 Plans are presented below:

                                       OPTIONS OUTSTANDING                  OPTIONS VESTED AND EXERCISABLE AT
                                        AT JUNE 30, 2000                              JUNE 30, 2000
                        -------------------------------------------------   ---------------------------------
                                      WEIGHTED AVERAGE
                                         REMAINING
                          NUMBER      CONTRACTUAL LIFE   WEIGHTED AVERAGE      NUMBER       WEIGHTED AVERAGE
   EXERCISE PRICE       OUTSTANDING      (IN YEARS)       EXERCISE PRICE     OUTSTANDING     EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -------------   -----------------
Employees:
$0.0063                    800,000          5.8              $0.0063            800,000          $0.0063
 0.0125                    525,780          6.5               0.0125            482,974           0.0125
 0.0500                  8,062,336          8.6               0.0500          1,646,516           0.0500
 0.1500                  4,542,172          9.3               0.1500              7,886           0.1500
 0.7500                    560,000          9.5               0.7500                 --           0.7500
 1.5000                  6,184,600          9.5               1.5000          1,158,204           1.5000
 1.8000                  1,529,000          9.6               1.8000                 --           1.8000
 2.0000                    367,200          9.8               2.0000                 --           2.0000
 2.5000                  2,017,600          9.9               2.5000                 --           2.5000
 4.0000                    354,200          9.9               4.0000                 --           4.0000
                        ----------                                            ---------
                        24,942,888          8.9              $0.8270          4,095,580          $0.4473
                        ==========                                            =========
Non-Employees:
$1.8000                     20,000          9.8              $1.8000                 --          $1.8000
                        ==========                                            =========

PRO FORMA STOCK-BASED COMPENSATION

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss for the years ended June 30, 1998, 1999 and 2000 would have been increased to the pro forma amounts indicated in the following table (in thousands, except per share data):

                                                        YEAR ENDED JUNE 30,
                                                   ------------------------------
                                                     1998       1999       2000
                                                   --------   --------   --------
Net loss:
  As reported....................................  $(2,148)   $(3,474)   $(24,902)
                                                   =======    =======    ========
  Pro forma......................................  $(2,148)   $(3,592)   $(28,329)
                                                   =======    =======    ========
Net loss per share basic and diluted:
  As reported....................................  $ (4.67)   $ (2.37)   $  (3.18)
                                                   =======    =======    ========
  Pro forma......................................  $ (4.67)   $ (2.45)   $  (3.61)
                                                   =======    =======    ========

                          OPLINK COMMUNICATIONS, INC.

NOTE 8--STOCK OPTION PLANS (CONTINUED)
    The Company calculated the fair value of each option grant on the date of grant in accordance with SFAS No. 123 using the following weighted average assumptions:

                                                               YEARS ENDED JUNE 30,
                                                       ------------------------------------
                                                         1998          1999          2000
                                                       --------      --------      --------
Risk-free interest rate..............................    6.09%         5.01%         6.47%
Expected life of option..............................       5             5             5
Expected dividends...................................      --%           --%           --%
Volatility...........................................      60%           60%           60%

    Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    The Company leases its facilities under non-cancelable operating leases. The leases require the Company to pay taxes, maintenance and repair costs. Future minimum lease payments under the Company's non-cancelable operating leases, including operating leases entered into subsequent to June 30, 2000 are as follows (in thousands):

YEAR ENDING JUNE 30,
--------------------
2001........................................................  $ 3,159
2002........................................................    3,302
2003........................................................    2,458
2004........................................................    2,277
2005........................................................    1,425
Thereafter..................................................       70
                                                              -------
                                                              $12,691
                                                              =======

    Rent expense for all operating leases was approximately $101,000, $172,000 and $569,000 in 1998, 1999, and 2000, respectively.

CAPITAL LEASES

    In 2000, the Company entered into a capital lease for equipment in the amount of $1.8 million with interest accruing at the rate of 6.69%.

                          OPLINK COMMUNICATIONS, INC.

NOTE 9--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum lease payments required under the lease are as follows (in thousands):

Year ending June 30,
2001........................................................  $   573
2002........................................................      662
2003........................................................      662
2004........................................................       --
                                                              -------
Total minimum lease payments................................    1,897
Less: Amount representing interest..........................     (211)
                                                              -------
Present value of net minimum lease payments.................  $ 1,686
Current portion of capital lease obligations................      419
                                                              -------
Capital lease obligations, non current......................  $ 1,267
                                                              =======

LITIGATION

    In November 1999, a lawsuit was filed against the Company alleging patent infringement related to the manufacture and sale of fiber optic products which generated a majority of the Company's revenues for the year ended June 30, 2000. An unfavorable ruling in this matter would have a material adverse effect on the Company's financial condition and reported results of operations.

    In June 2000, a lawsuit was filed against the Company and Telelight Communication Inc., alleging patent infringement relating to the manufacture of and offer to sell various fiber optic products.

    In both lawsuits, the plaintiffs are seeking damages and injunctive relief. The Company, with the assistance of counsel, intends to vigorously defend its position in both matters. However, because of the considerable uncertainties that exist, the impact, if any, on the Company cannot now be reasonably estimated based on facts currently available to management. Accordingly, the Company has determined that it would be inappropriate to book an accrual with respect to these litigation matters in the consolidated financial statements.

NOTE 10--SEGMENT REPORTING:

    In 1998, the Company adopted FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated resources and in assessing performance.

    The Company has determined that it has one reportable segment: fiber optic components and module product sales. This segment consists of organizations located in the United States and the People's Republic of China which develop, manufacture, and/or market fiber optic networking components.

                          OPLINK COMMUNICATIONS, INC.

NOTE 10--SEGMENT REPORTING: (CONTINUED)
    The breakdown of sales by geographic customer destination and property plant and equipment, net are as follows (in thousands):

                                                          YEAR ENDED JUNE 30,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
Sales:
  United States....................................   $2,493     $6,986    $30,974
  Asia.............................................       --      1,314      2,312
  Other............................................       --        794      5,762
                                                      ------     ------    -------
    Totals.........................................   $2,493     $9,094    $39,048
                                                      ======     ======    =======

                                                                JUNE 30,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
Property, plant, and equipment, net:
  United States....................................   $  740     $1,456    $16,142
  People's Republic of China.......................       --        372      5,128
                                                      ------     ------    -------
    Totals.........................................   $  740     $1,828    $21,270
                                                      ======     ======    =======

NOTE 11--401(k) PLAN:

    In 1997, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. All employees are eligible to participate three months after employment. Matching contributions are at the discretion of the Company. The Company made no matching contribution to the plan during the three years ended June 30, 2000.

NOTE 12--PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY:

    Upon the closing of the Company's initial public offering, all outstanding Preferred Stock will be automatically converted into Common Stock. The pro forma effect of this conversion has been presented as a separate column in the Company's consolidated balance sheet, assuming the conversion had occurred as of June 30, 2000. Pro forma basic and diluted net loss per common share have been computed as described in Note 2 and also give effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the "as-if-converted method") for the three years ended June 30, 2000.

                          OPLINK COMMUNICATIONS, INC.

NOTE 12--PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY:
(CONTINUED)
    A reconciliation of the numerator and denominator used in the calculation or pro forma basic and fully diluted net loss per common share follows (in thousands, except share and per share data):

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 2000
                                                              -----------
Net loss....................................................  $   (24,902)
                                                              ===========
Shares used in computing basic and diluted net loss per
  share.....................................................    7,839,650
Assumed conversion of all convertible preferred stock from
  date of issuance..........................................   96,698,242
Weighted average shares used in computing pro forma basic
  and diluted net loss per share............................  104,537,892
Pro forma basic and diluted net loss per share..............  $     (0.24)
                                                              ===========

NOTE 13--SUBSEQUENT EVENTS:

2000 EQUITY INCENTIVE PLAN

    In July, 2000 the Company adopted the 2000 Equity Incentive Plan, which provides for the grant of 20,000,000 stock awards to employees, directors and consultants. These stock awards include incentive stock options to employees, including officers and employee directors, and nonstatutory stock options, stock bonuses and stock purchase rights to employees, directors and consultants. The 2000 Equity Incentive Plan was adopted by the Company's board of directors in July 2000 and is expected to be approved by its stockholders prior to completing this offering. The 2000 Equity Incentive Plan will take effect on the effective date of the initial public offering.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

    In July 2000, the Company adopted the 2000 Equity Incentive Plan, which provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to its non-employee directors.

    AUTOMATIC GRANTS. Upon the completion of this offering, beginning 2001, on the day after the Company's annual stockholders' meeting, any person who is then a non-employee director and who is elected at such annual meeting will automatically be granted an option to purchase 72,000 shares of common stock. These grants will vest on a monthly basis over a three-year period. Any non-employee director who is elected or appointed to the board during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In July 2000, our board of directors adopted the 2000 Employee Stock Purchase Plan, which authorizes the issuance of 4,000,000 shares of its common stock pursuant to purchase rights granted to its employees or to employees of any of its affiliates. The Company expects that the 2000 Employee Stock Purchase Plan will be approved by its stockholders prior to completing this offering. The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the

                          OPLINK COMMUNICATIONS, INC.

NOTE 13--SUBSEQUENT EVENTS: (CONTINUED)
meaning of Section 423 of the Code. The purchase plan provides a means by which employees may purchase the Company's common stock through payroll deductions. The 2000 Employee Stock Purchase Plan will take effect on the effective date of the inital public offering, and, as of the date hereof, no shares of common stock have been purchased under the purchase plan.

COMMON STOCK

    Subsequent to June 30, 2000, the Company granted options to employees to purchase 5,204,900 shares of common stock at a weighted average exercise price of $5.58 per share that will result in additional deferred stock compensation of $22.8 million.

    Subsequent to June 30, 2000, the Company granted options to non-employees to purchase 340,000 shares of common stock at a weighted average exercise price of $5.71 per share that will result in additional deferred stock compensation of $2.4 million.

    Subsequent to June 30, 2000, the Company approved an increase of 3,800,000 shares in the number of shares of common stock reserved for issuance under the 1998 Stock Plan.

CAPITAL LEASES

    In July 2000, the Company entered in a capital lease agreement which provides for borrowings of up to $7.4 million. Interest accrues at an annual rate of 6.69%. The lease expires in 2004.

CONVERTIBLE NOTE PAYABLE


    On August 28, 2000, the Company received $50,000,000 in exchange for a note payable to Cisco Systems, Inc. The note payable accrues interest at a rate of 8% per annum. Upon the closing of the Company's initial public offering, the note payable and any unpaid accrued interest will automatically be converted into shares of the Company's Common Stock at a price per share equal to 85% of the initial public offering price per share. Upon the closing of the Company's initial public offering, the Company expects to record selling and marketing expenses of $8.8 million, representing the fair value of the discount feature of this note payable and accrued interest of $362,000 on the note payable.



OPTION GRANTS (UNAUDITED)



    During September of 2000, the Company granted 1,014,500 options to employees to purchase 1,014,500 shares of common stock at a weighted average exercise price of $7.21 per share. Additionally, 150,000 options to purchase 150,000 shares of common stock with a weighted average exercise price of $5.81 per share were forfeited. The net deferred stock compensation recorded as a result of these events was $2.2 million.

                          OPLINK COMMUNICATIONS, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                    OVERVIEW

    In February, 2000, the Company entered into a definitive agreement to acquire Telelight Communication Inc. ("Telelight") in a merger transaction to be accounted for as a purchase business combination. The acquisition was consummated April 6, 2000. The purchase price comprised 13,440,000 shares of Common Stock valued at $26,880,000. The Company also anticipates incurring approximately $200,000 in acquisition expenses, including primarily legal fees and other direct transaction costs. The total purchase price aggregated $27,080,000.

    The purchase price was allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of the acquisition. The total estimated purchase cost of the acquisition has been allocated to assets and liabilities based on management's estimates of their fair value and an appraisal of certain intangible assets with the excess costs over the net assets acquired allocated to goodwill. The aggregate purchase price was allocated as follows (in thousands):


Net tangible assets of Telelight............................  $ 1,043
Deferred tax liability arising from the acquisition.........   (2,958)
Developed technology........................................       31
Core technology.............................................    6,245
In-process research and development.........................    7,020
Patents.....................................................    1,086
Assembled workforce.........................................       33
Goodwill....................................................   14,580
                                                              -------
                                                              $27,080
                                                              =======

    The net tangible assets of Telelight consist primarily of cash and cash equivalents, accounts receivable, inventory, property and equipment, accounts payable and other liabilities.

    The developed technologies acquired in the Telelight acquisition were the Optical Circulator product and filter products. These products have yet to gain market acceptance or receive certain industry-standard qualifications. Given these facts and the commodity nature of these products, minimal value was attributed to them in the purchase price allocation.

    The in-process research and development consisted of an Optical Wavelength Interleaver product that, as of the date of acquisition, had not yet reached technological feasibility and had no alternative future use. The Optical Interleaver is a compact high performance fiber optic product that segments optical signals by wavelengths. This product makes channel spacing smaller, thereby increasing the number of channels on a fiber optic network.

    The value of the Optical Wavelength Interleaver was determined by estimating the net cash flows from the sale of the products resulting from the completion of this project, reduced by the portion of the net cash flows from the revenue attributable to core technology. The resulting cash flows were then discounted back to their present value using a discount rate of 35%. The fair value assigned to the core technology totaled $6,245,000, and is being amortized over the expected life of its cash flows of four years. At the time of the acquisition this project was approximately 80% complete. The fair value assigned to the in-process research and development totaled $7,020,000, and was charged to expense at the time of the acquisition. The Company has incurred approximately $50,000 of expense subsequent to

                          OPLINK COMMUNICATIONS, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                    OVERVIEW

the acquisition, and in May 2000 the first qualified prototype was completed and technological feasibility was achieved.

    The value of certain patents being assigned to Oplink was determined using the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the assets. The fair value assigned to patents of $1,086,000 is being amortized over its expected life of four years.

    Goodwill is being amortized on a straight line basis of the estimated period of benefit of four years.

    The accompanying unaudited pro forma combined statements of operations presents the results of operations of Oplink for the year ended June 30, 2000, combined with the statement of operations of Telelight for the same period, except in the case of Telelight statement of operations data, information is combined through April 6, 2000, the effective date which Telelight was acquired by Oplink. The unaudited pro forma combined statement of operations gives effect to this acquisition as if it had occurred as of July 1, 1999.

    The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the combined companies.

                          OPLINK COMMUNICATIONS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              OPLINK        TELELIGHT
                                            ----------   ----------------
                                            YEAR ENDED
                                                           PERIOD FROM                PRO FORMA
                                             JUNE 30,    JULY 1, 1999 TO    -----------------------------
                                               2000       APRIL 6, 2000     ADJUSTMENTS        COMBINED
                                            ----------   ----------------   -----------      ------------
Revenues..................................  $   39,048        $ 591           $    --        $     39,639
Cost of revenues..........................      33,344          434             1,387 (A)          35,165
                                            ----------        -----           -------        ------------

Gross profit (loss).......................       5,704          157            (1,387)              4,474
                                            ----------        -----           -------        ------------
Operating expenses:
  Research and development................       3,686          202                --               3,888
  Sales and marketing.....................       2,695           11                --               2,706
  General and administrative..............       4,173          276                --               4,449
  Amortization of deferred compensation...      12,740           --                --              12,740
  In-process research and development.....       7,020           --            (7,020)(D)              --
  Amortization of goodwill................         981           --             2,733 (B)           3,714
                                            ----------        -----           -------        ------------
    Total operating expenses..............      31,295          489            (4,287)             27,497
                                            ----------        -----           -------        ------------

Loss from operations......................     (25,591)        (332)            2,900             (23,023)
Interest income...........................         681           24                --                 705
Other income, net.........................           8            1                --                   9
                                            ----------        -----           -------        ------------
Net loss..................................  $  (24,902)       $(307)          $ 2,900        $    (22,309)
                                            ==========        =====           =======        ============
Net loss per share:
  Basic and diluted.......................  $    (3.18)                                      $      (0.19)
                                            ==========                                       ============
  Weighted average shares.................   7,839,650                                        114,856,581 (C)
                                            ==========                                       ============

                          OPLINK COMMUNICATIONS, INC.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

    The following adjustments were applied to Oplink's historical financial statements and those of Telelight to arrive at the pro forma combined financial information.

(A) To record the amortization of identifiable intangible assets related to the acquisition of Telelight as if the transaction occurred on July 1, 1999. Identifiable intangible assets recorded in relation to the acquisition were approximately $7.4 million and are being amortized on a straight-line basis over four years.

(B) To record the amortization of goodwill related to the acquisition of Telelight as if the transaction occurred on July 1, 1999. Goodwill recorded in relation to the acquisition was approximately $14.6 million and is being amortized on a straight-line basis over four years.

(C) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the period presented is computed using the weighted average number of Oplink Common Stock outstanding for the period presented, 13,440,000 shares of Oplink Common Stock issued to the former shareholders of Telelight as if such shares were issued as of July 1, 1999 and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering using the "as-if-converted" method.

(D) This adjustment removes the $7,020,000 write-off of in-process research and development because this charge is not expected to have a continuing impact on the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

of Telelight Communication Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Telelight Communication Inc. (a company in the development stage) at December 31, 1998 and 1999 and the results of its operations and its cash flows for the year ended December 31, 1999, and for the periods from April 20, 1998 (date of inception) to December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
May 24, 2000

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1998         1999      MARCH 31, 2000
                                                          ----------   ----------   --------------
                                                                                     (UNAUDITED)
                                              ASSETS

Current assets:
  Cash and cash equivalents.............................  $  746,244   $  664,050     $  436,565
  Accounts receivable...................................          --      109,712        108,853
  Inventory.............................................          --      176,758        102,970
  Prepaid expenses and other current assets.............       7,420       10,688             --
                                                          ----------   ----------     ----------
      Total current assets..............................     753,664      961,208        648,388

Property and equipment, net.............................      98,849      247,960        417,516
Other assets............................................       4,800        4,500          9,820
                                                          ----------   ----------     ----------
      Total assets......................................  $  857,313   $1,213,668     $1,075,724
                                                          ==========   ==========     ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................  $    6,275   $  110,810     $   19,567
  Accrued liabilities...................................         834       16,286         12,663
                                                          ----------   ----------     ----------
      Total current liabilities.........................       7,109      127,096         32,230
                                                          ----------   ----------     ----------
Shareholders' equity:
  Common Stock: no par value; 100,000 shares authorized;
    issued and outstanding; 91,800 shares at
    December 31, 1998 and 100,000 shares at
    December 31, 1999 and March 31, 2000................   1,370,000    1,728,785      1,728,785
  Receivable from shareholder...........................    (450,000)          --             --
  Accumulated deficit...................................     (69,796)    (642,213)      (685,291)
                                                          ----------   ----------     ----------
      Total shareholders' equity........................     850,204    1,086,572      1,043,494
                                                          ----------   ----------     ----------
        Total liabilities and shareholders' equity......  $  857,313   $1,213,668     $1,075,724
                                                          ==========   ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS

                          PERIOD FROM                       PERIOD FROM                              PERIOD FROM
                        APRIL 20, 1998                    APRIL 20, 1998                           APRIL 20, 1998
                           (DATE OF                          (DATE OF        THREE MONTHS ENDED       (DATE OF
                         INCEPTION) TO     YEAR ENDED      INCEPTION) TO         MARCH 31,          INCEPTION) TO
                         DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     --------------------      MARCH 31,
                             1998             1999             1999           1999        2000          2000
                        ---------------   -------------   ---------------   ---------   --------   ---------------
                                                                                (UNAUDITED)          (UNAUDITED)
Revenues..............      $     --        $ 358,993        $ 358,993      $     445   $271,763      $ 630,756
Cost of revenues......            --          262,963          262,963            182    199,359        462,322
                            --------        ---------        ---------      ---------   --------      ---------
Gross profit..........            --           96,030           96,030            263     72,404        168,434
                            --------        ---------        ---------      ---------   --------      ---------

Operating expenses:
  Research and
    development.......        21,298          332,935          354,233         78,771     24,387        378,620
  Sales and
    marketing.........            --              668              668             60      9,998         10,666
  General and
    administrative....        55,519          367,371          422,890         80,932     88,318        511,208
                            --------        ---------        ---------      ---------   --------      ---------
    Total operating
      expenses........        76,817          700,974          777,791        159,763    122,703        900,494

Loss from
  operations..........       (76,817)        (604,944)        (681,761)      (159,500)   (50,299)      (732,060)

Interest and other
  income..............         7,021           32,527           39,548          7,913      7,221         46,769
                            --------        ---------        ---------      ---------   --------      ---------
Net loss..............      $(69,796)       $(572,417)       $(642,213)     $(151,587)  $(43,078)     $(685,291)
                            ========        =========        =========      =========   ========      =========

   The accompanying notes are an integral part of these financial statements.

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                               DEFICIT
                                                                             ACCUMULATED
                                           COMMON STOCK        RECEIVABLE    DURING THE        TOTAL
                                       ---------------------      FROM       DEVELOPMENT   SHAREHOLDERS'
                                        SHARES      AMOUNT     SHAREHOLDER      STAGE         EQUITY
                                       --------   ----------   -----------   -----------   -------------
Issuance of common stock for cash....   91,800    $1,370,000    $      --     $      --     $1,370,000
Issuance of common stock in exchange
  for shareholder receivable.........       --            --     (450,000)           --       (450,000)
Net loss.............................       --            --           --       (69,796)       (69,796)
                                       -------    ----------    ---------     ---------     ----------
Balance at December 31, 1998.........   91,800     1,370,000     (450,000)      (69,796)       850,204

Issuance of common stock in exchange
  of services........................    8,200       358,785           --            --        358,785
Repayment of shareholder
  receivable.........................       --                    450,000            --        450,000
Net loss.............................       --            --           --      (572,417)      (572,417)
                                       -------    ----------    ---------     ---------     ----------
Balance at December 31, 1999.........  100,000     1,728,785           --      (642,213)     1,086,572

Net loss (unaudited).................       --            --           --       (43,078)       (43,078)
                                       -------    ----------    ---------     ---------     ----------
Balance at March 31, 2000
  (unaudited)........................  100,000    $1,728,785    $      --     $(685,291)    $1,043,494
                                       =======    ==========    =========     =========     ==========

   The accompanying notes are an integral part of these financial statements.

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS

                                        PERIOD FROM                       PERIOD FROM                               PERIOD FROM
                                      APRIL 20, 1998                    APRIL 20, 1998        THREE MONTHS        APRIL 20, 1998
                                         (DATE OF                          (DATE OF               ENDED              (DATE OF
                                       INCEPTION) TO     YEAR ENDED      INCEPTION) TO          MARCH 31,          INCEPTION) TO
                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     ---------------------      MARCH 31,
                                           1998             1999             1999           1999        2000           2000
                                      ---------------   -------------   ---------------   ---------   ---------   ---------------
                                                                                               (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss..........................     $ (69,796)       $(572,417)       $(642,213)     $(151,587)  $ (43,078)     $(685,291)
  Adjustments to reconcile net loss
    to net cash (used in) operating
    activities:
      Depreciation and
        amortization................         4,407           44,342           48,749          6,341      14,663         63,412
      Common Stock issued to
        employees and consultants
        for services rendered.......            --          358,785          358,785         89,696          --        358,785
      Changes in current assets and
        liabilities:
        Accounts receivable.........            --         (109,712)        (109,712)          (445)        859       (108,853)
        Inventory...................            --         (176,758)        (176,758)            --      73,788       (102,970)
        Prepaid expense and other
          assets....................       (12,220)          (2,968)         (15,188)            --       5,368         (9,820)
        Accounts payable............         6,275          104,535          110,810         (2,589)    (91,243)        19,567
        Accrued liabilities.........           834           15,452           16,286          6,730      (3,623)        12,663
                                         ---------        ---------        ---------      ---------   ---------      ---------
          Net cash provided by
            operating activities....       (70,500)        (338,741)        (409,241)       (51,854)    (43,266)      (452,507)
                                         ---------        ---------        ---------      ---------   ---------      ---------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
    equipment.......................      (103,256)        (193,453)        (296,709)       (45,929)   (184,219)      (480,928)
                                         ---------        ---------        ---------      ---------   ---------      ---------
          Net cash used in investing
            activities..............      (103,256)        (193,453)        (296,709)       (45,929)   (184,219)      (480,928)
                                         ---------        ---------        ---------      ---------   ---------      ---------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of Common
    Stock...........................       920,000          450,000        1,370,000             --          --      1,370,000
                                         ---------        ---------        ---------      ---------   ---------      ---------
          Net cash provided by
            financing activities....       920,000          450,000        1,370,000             --          --      1,370,000
                                         ---------        ---------        ---------      ---------   ---------      ---------

Net increase/(decrease) in cash and
  cash equivalents..................       746,244          (82,194)         664,050        (97,783)   (227,485)       436,565

Cash and cash equivalents at
  beginning of year.................            --          746,244               --        746,244     664,050             --
                                         ---------        ---------        ---------      ---------   ---------      ---------

Cash and cash equivalents at end of
  year..............................     $ 746,244        $ 664,050        $ 664,050      $ 648,461   $ 436,565      $ 436,565
                                         =========        =========        =========      =========   =========      =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING:
  Common stock issued in exchange
    for note receivable from
    shareholder.....................     $ 450,000        $      --        $      --      $      --   $      --      $      --
                                         =========        =========        =========      =========   =========      =========
  Common stock issued to employees
    for services rendered...........     $      --        $ 358,785        $ 358,785      $  89,696   $      --      $ 358,785
                                         =========        =========        =========      =========   =========      =========

   The accompanying notes are an integral part of these financial statements.

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    Telelight Communication Inc. (the "Company") was incorporated in State of California on April 20, 1998 for the purpose of developing and selling fiber optic components and subsystems which are designed specifically to increase capacity and bandwidth of fiber optic communications and data communications networks. The Company is in the developmental stage and, since inception, has devoted substantially all of its time and efforts to developing products, raising capital and recruiting personnel. As described in Note 5, the Company was acquired by Oplink Communications, Inc. on April 6, 2000.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    The interim consolidated financial statements at March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited but, in the opinion of management, has been prepared on the same basis as the annual consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of its financial position at such date and its operating results and cash flows for those periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year, or any future period.

REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment of the product or customer acceptance, which ever is later. Provisions for estimated future product returns are recognized upon product shipment.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORY

    Inventory includes principally raw materials and is stated at the lower of cost or market, with cost being determined using the first-in-first-out FIFO inventory method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally five to seven years.

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) RESEARCH AND DEVELOPMENT EXPENDITURES

    Costs related to research, design, and development of products are charged to research and development expense as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). To date, no stock-based compensation has been undertaken.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company's cash and cash equivalents are deposited with one major financial institution in the United States. Deposits in this institution may exceed the amount of insurance provided on such deposits. For financial instruments consisting of cash and cash equivalents, other current assets, accounts payable, and accrued liabilities included in the Company's financial statements, the carrying amounts approximate fair value due to their short maturities.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Currently, the Company does not hold derivative instruments or engage in hedging activities.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) recognition under certain circumstances. The Company has evaluated the impact of SAB 101 and believes that it's adoption will not have a material impact on its results of operations.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                  DECEMBER 31,
                                               -------------------    MARCH 31,
                                                 1998       1999        2000
                                               --------   --------   -----------
                                                                     (UNAUDITED)
PROPERTY AND EQUIPMENT:
  Machinery and equipment....................  $102,920   $292,123    $476,342
  Furniture and fixtures.....................       336      1,586       1,586
  Leasehold improvements.....................        --      3,000       3,000
                                               --------   --------    --------
                                                103,256    296,709     480,928
  Less: Accumulated depreciation.............    (4,407)   (48,749)    (63,412)
                                               --------   --------    --------
                                               $ 98,849   $247,960    $417,516
                                               ========   ========    ========
ACCRUED LIABILITIES
  Payroll....................................  $     --   $  4,006    $  4,724
  Payroll taxes..............................        --     11,344       4,065
  Other......................................       834        936       3,874
                                               --------   --------    --------
                                               $    834   $ 16,286    $ 12,663
                                               ========   ========    ========

NOTE 3--INCOME TAXES:

    Deferred tax assets (liabilities) consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................    $ 25      $ 111
  Reserves and other........................................      --          1
  Credit carryforwards......................................      --          7
                                                                ----      -----
    Total deferred tax assets...............................      25        119

DEFERRED TAX LIABILITY:
  Depreciation and amortization.............................      (7)        (6)
                                                                ----      -----
    Total deferred tax assets...............................      18        113
Valuation allowance.........................................     (18)      (113)
                                                                ----      -----
Net deferred tax assets.....................................    $ --      $  --
                                                                ====      =====

                          TELELIGHT COMMUNICATION INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--INCOME TAXES: (CONTINUED)
    Reconciliation of the statutory federal income tax to the Company's effective tax:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
Tax at Federal statutory rate...............................    (34)          (34)
State, net of Federal benefit...............................     (6)           (7)
Meals and entertainment.....................................     --            --
Change in valuation allowance...............................     41            43
Research and development credit benefit.....................     (1)           (2)
                                                                ---           ---
Provision for taxes.........................................     --            --
                                                                ===           ===

    At December 31, 1999, the Company had approximately $278,000 of federal and $279,000 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2018 and 2006, respectively.

    The Company has research credit carryforwards of approximately $3,500 and $3,000 for Federal and California income tax purposes, respectively. If not utilized, the federal credit will expire in various amounts beginning in 2018. The California research credit can be carried forward indefinitely.

    Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more that 50%, as defined, over a three year period.

NOTE 4--COMMITMENTS:

LEASES

    The Company leases office space under a noncancelable operating lease with an expiration date in 2000. Rent expense for the year ended December 31, 1999 and 1998 was $56,420 and $12,513, respectively.

    Future minimum lease payments under the noncancelable operating lease are $37,240 in 2000.

NOTE 5--SUBSEQUENT EVENTS:

    In April 2000, the Company was acquired by Oplink Communications, Inc. ("Oplink"). All of the outstanding shares of common stock of the company were exchanged for 13,440,000 shares of Oplink.

                                 [OPLINK LOGO]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000


                                 [OPLINK LOGO]


                               13,700,000 SHARES
                                  COMMON STOCK



    Oplink Communications, Inc. is offering 13,700,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "OPLK." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.


                            ------------------------


                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to Oplink Communications, Inc......................   $           $

    THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    Oplink Communications, Inc. has granted the underwriters a 30-day option to purchase up to an additional 2,055,000 shares of common stock to cover over-allotments.


                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL

              CIBC WORLD MARKETS

                               J.P.  MORGAN SECURITIES LTD.

                                          UBS WARBURG LLC

                THE DATE OF THIS PROSPECTUS IS           , 2000

                                  UNDERWRITING



    The underwriters named below, acting through their representatives, Robertson Stephens, Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and UBS Warburg LLC, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.



                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Robertson Stephens, Inc. and Robertson Stephens
  International, Ltd........................................
CIBC World Markets Corp. and CIBC World Markets plc.........
J.P. Morgan Securities Inc. and J.P. Morgan Securities
  Ltd. .....................................................
UBS Warburg LLC.............................................
                                                               -------
    Total...................................................
                                                               =======


    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $      per share, of which $      may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any offer in whole or in part.

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION


    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 2,055,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the 2,055,000 additional shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                    NO EXERCISE OF
                                                        OVER-        FULL EXERCISE OF
                                                      ALLOTMENT       OVER-ALLOTMENT
                                                    --------------   ----------------
Per Share.........................................     $                 $
Total.............................................     $                 $


    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,725,000.


INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS


    Each of our executive officers and directors and stockholders holding approximately 95.2% of our common stock have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of Robertson Stephens, Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders or optionholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.



    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens, Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."


LISTING

    We have applied for the approval to list our common stock on the Nasdaq National Market under the symbol "OPLK."

SYNDICATE SHORT SALES



    The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 2,055,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.



STABILIZATION



    The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


DIRECTED SHARE PROGRAM

    At our request, certain of the underwriters have reserved up to five percent of the shares of common stock for sale in this offering at the initial public offering price to our directors, officers and employees and persons who are otherwise associated with us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters on the same basis as the other shares of common stock offered in this offering. We have agreed to indemnify these underwriters against various liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of directed shares.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market fee.

Registration fee............................................  $   49,912
NASD filing fee.............................................      19,406
Nasdaq National Market fee..................................      95,000
Blue sky qualification fees and expenses....................       7,500
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     750,000
Accounting fees and expenses................................     500,000
Transfer agent and registrar fees...........................      25,200
Miscellaneous...............................................      27,982
                                                              ----------
  Total.....................................................  $1,725,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law, permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Articles and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

    These indemnification provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since inception, we have sold and issued the following unregistered securities:

        (1) From December 1997 to August 2000, we granted stock options to purchase an aggregate of 54,235,700 shares of common stock at exercise prices ranging from $0.00125 to $6.25 per share to employees, consultants, directors and other service providers pursuant to our 1995 Stock Plan and 1998 Stock Plan.

        (2) In September 1995, we sold an aggregate of 24,000,000 shares of Series A preferred stock to six purchasers at a price per share of $0.025 for an aggregate purchase price of $600,000. Shares of Series A preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series A preferred stock outstanding.

        (3) In August 1996 and August 1997, we sold an aggregate of 30,770,016 shares of Series B preferred stock to 19 purchasers at a price per share of $0.09 for an aggregate purchase price of $2,769,301.44. Shares of Series B preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series B preferred stock outstanding.

        (4) In January 1997, we issued warrants to purchase 268,904 shares of common stock, at an exercise price of $0.14875 per share, to GBC Venture Capital, Inc., a lender, in connection with a loan agreement.

        (5) In February 1998, we sold an aggregate of 12,000,000 shares of Series C preferred stock to 10 purchasers at a price per share of $0.25 for an aggregate purchase price of $3,000,000. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series C preferred stock outstanding.

        (6) In March 1998, we issued warrants to purchase 80,000 shares of Series C preferred stock, at an exercise price of $0.25 per share, to GBC Venture Capital, Inc., a lender, in connection with a loan agreement.

        (7) In March 1999 and July 1999 we sold an aggregate of 21,333,328 shares of Series D preferred stock to 14 purchasers at a price per share of $0.375 for an aggregate purchase price of $7,999,998. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series D preferred stock outstanding.

        (8) In February 2000, we sold an aggregate of 22,000,000 shares of Series E preferred stock to 66 purchasers at a price per share of $2.00 for an aggregate purchase price of $44,000,000. Shares of Series E preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series E preferred stock outstanding.

        (9) In August 2000, we issued a convertible promissory note in the amount of $50,000,000 to Cisco Systems, Inc. The note will convert automatically into shares of common stock upon the closing of this offering.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under Section 4(2) of the Securities Act or by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The sale and issuance of securities described in paragraphs (2), (3), (4),
(5), (6), (7), (8) and (9) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS


EXHIBIT
NUMBER                                    DESCRIPTION OF DOCUMENT
-------                                   -----------------------
  1.1(1)                Form of Underwriting Agreement.

  3.1(1)                Amended and Restated Certificate of Incorporation of Oplink,
                          as currently in effect.

  3.2(1)                Amended and Restated Certificate of Incorporation of Oplink,
                          to be in effect immediately following the closing of the
                          offering.

  3.3(1)                Bylaws of Oplink, as currently in effect.

EXHIBIT
NUMBER                                    DESCRIPTION OF DOCUMENT
-------                                   -----------------------
  4.1                   Reference is made to Exhibits 3.1, 3.2 and 3.3.

  4.2(1)                Third Amended and Restated Rights Agreement, dated as of
                          February 7, 2000 by and among Oplink and the investors
                          listed on Exhibit A attached thereto.

  5.1                   Opinion of Cooley Godward LLP.

 10.1+(1)               Development Contract Agreements, by and among Oplink and
                          Barr Associates, Inc. dated as of January 1997, July 9,
                          1998, March 17, 1999, April 14, 1999 and August 1999.

 10.2+(1)               General Purchase Agreement dated June 18, 2000 by and
                          between Oplink and Cierra Photonics Inc.

 10.3+                  Manufacturers Representative/Distributor Contract dated
                          January 26, 1998, by and between Oplink and DBX
                          Communications Inc.

 10.4+(1)               Purchase Agreement dated July 20, 1999 by and between Oplink and Lucent Technologies Inc.

 10.5+(1)               Purchase Agreement dated November 3, 1999 by and between
                          Oplink and Lucent Technologies Inc.

 10.6+(1)               Purchase Agreement dated November 17, 1999 by and between
                          Oplink and Lucent Technologies Inc.

 10.7+                  Agreement dated July 2, 1999 by and between Oplink and
                          Corning Incorporated.

 10.8(1)                Building Floor Lease dated March 2000 by and between Fuzhou
                          Oplink Communications, Inc. and Fuzhou Kang Shun Guang
                          Telecommunications Co., Ltd.

 10.9(1)                Building Use Contract dated March 28, 2000 by and between
                          Zhuhai Oplink Communications, Inc. and Guangdong Zhuhai
                          High Technology Results Industrialization Demonstration
                          Base Company, Ltd.

 10.10(1)               Supplementary Contract I dated March 28, 2000 by and between
                          Zhuhai Oplink Communications, Inc. and Guangdong Zhuhai
                          High Technology Results Industrialization Demonstration
                          Base Company, Ltd.

 10.11(1)               Supplementary Contract II dated March 28, 2000 by and
                          between Zhuhai Oplink Communications, Inc. and Guangdong
                          Zhuhai High Technology Results Industrialization
                          Demonstration Base Company, Ltd.

 10.12(1)               State-owned Land Use Rights Assignment Contract dated
                          May 16, 2000 by and between Oplink Communications Inc. and
                          Zhuhai Bonded Area Management Committee.

 10.13(1)               Sublease dated March 1, 2000 by and between Oplink and Steag
                          RTP Systems.

 10.14(1)               Consent to Sublease Agreement dated March 2000 by and among
                          Oplink, Steag RTP Systems and Carlyle Forhen Trust.

 10.15(1)               Lease Agreement dated July 21, 1995 by and between SBC&D
                          Co., Inc. and AG Associates, Inc., as amended by the First
                          Amendment dated July 21, 1995 and the Second Amendment
                          dated December 3, 1997.

 10.16(1)               Representative Agreement dated May 2, 2000, by and among
                          Oplink and Wavetec.

 10.17+(1)              Lease Agreement dated July 13, 2000, by and between Agilent
                          Technologies, Inc. and Oplink.

 10.17.1+(1)            Lease Agreement dated June 29, 2000 by and between Agilent
                          Technologies, Inc. and Oplink.

 10.18(1)               Sublease Agreement dated February 29, 2000 by and among Wyse
                          Technology Inc. and Oplink and Wyse Technology Investments
                          Inc.

EXHIBIT
NUMBER                                    DESCRIPTION OF DOCUMENT
-------                                   -----------------------
 10.19(1)               Amended and Restated Lease Agreement dated March 19, 1993 by and between Wyse Technology Investments, Inc. and Wyse
                          Technology, Inc.

 10.20                  Amendment No. 1 to Sublease Agreement dated April 14, 2000 and Amendment No. 2 dated September 1, 2000 by and among
                          Oplink, Wyse Technology Inc. and Wyse Technology
                          Investments Inc.

 10.21(1)               Employment Letter Agreement by and between Oplink and
                          Frederick R. Fromm dated August 10, 2000.

 10.22(1)               Lease dated July 24, 2000 by and between Oplink and San Jose
                          Technology Properties, LLC.

 10.23(1)               Stock Option Agreement dated May 10, 2000 by and between
                          Oplink and David Spreng.

 10.24(1)               Stock Option Agreement dated May 10, 2000 by and between
                          Oplink and Bruce Horn.

 10.25(1)               Stock Option Agreements dated May 10, 2000 by and between
                          Oplink and Ian Jenks.

 10.26(1)               Oplink's 2000 Equity Incentive Plan.

 10.27(1)               Oplink's 2000 Employee Stock Purchase Plan.

 10.28(1)               Oplink's 1995 Stock Plan.

 10.29(1)               Oplink's 1998 Stock Plan.

 10.30(1)               Note Purchase Agreement by and between Oplink and Cisco
                          Systems, Inc. and Convertible Promissory Note each dated
                          August 28, 2000.

 10.31(1)               Oplink Form of Indemnity Agreement.

 10.32(1)               Employment Letter Agreement by and between Oplink and
                          Daryl J. Eigen dated August 15, 2000.

 10.33(1)               Employment Letter Agreement by and between Oplink and Jeff
                          Friedman dated August 15, 2000.

 10.34                  Lease Agreement dated May 8, 2000 by and between Beijing
                          Oplink Communications, Inc. and Zhonz He Realtor
                          Development Co.

 10.35                  Lease Agreement dated August 18, 2000 by and between the
                          preparatory office of Shanghai Oplink
                          Communications, Inc. and Shanghai Jia Yi Industrial
                          Development Co., Ltd.

 10.36                  Change of Control Agreement by and between Oplink and
                          Joseph Y. Liu dated September 17, 2000.

 10.37                  Change of Control Agreement by and between Oplink and Bruce
                          Horn dated September 17, 2000.

 21.1                   Subsidiaries of Oplink.

 23.1                   Consent of PricewaterhouseCoopers LLP

 23.2                   Consent of Cooley Godward LLP. (See Exhibit 5.1.)

 24.1(1)                Power of Attorney.

 27.1                   Financial Data Schedule.


------------------------

(*) To be filed by amendment.

(+) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

(1) Previously filed.

    (b) FINANCIAL STATEMENT SCHEDULES.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
Oplink Communications, Inc.

Our audits of the financial statements referred to in our report dated
August 29, 2000, except as to second paragraph of Note 1, which is as of September 6, 2000, appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(a) of such Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------------
PricewaterhouseCoopers LLP

San Jose, California
August 29, 2000

                                  SCHEDULE II
                          OPLINK COMMUNICATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                FOR THE YEARS ENDED JUNE 30, 1998, 1999 AND 2000
                                 (IN THOUSANDS)

                                                       BALANCE AT                              BALANCE
                                                       BEGINNING    CHARGED TO                AT END OF
DESCRIPTION                                            OF PERIOD     EXPENSES    DEDUCTIONS    PERIOD
-----------                                            ----------   ----------   ----------   ---------
Allowance for doubtful accounts:
  Fiscal year ended June 30, 1998....................       --            66          --           66
  Fiscal year ended June 30, 1999....................       66           124           6          184
  Fiscal year ended June 30, 2000....................      184           380           2          562

Reserve for excess and obsolete inventory:
  Fiscal year ended June 30, 1998....................       44           224         136(1)       132
  Fiscal year ended June 30, 1999....................      132           555         286(1)       401
  Fiscal year ended June 30, 2000....................      401         4,659         601(1)     4,459

------------------------

(1) Deductions represent the scrapping of related inventory against which the reserve was provided.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

    (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 19th day of September, 2000.


                                                       OPLINK COMMUNICATIONS, INC.

                                                       By:  /s/ BRUCE HORN
                                                            -----------------------------------------
                                                            Bruce Horn
                                                            Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates stated.



                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
                      *
    ------------------------------------       Chief Executive Officer             September 19, 2000
                Joseph Y. Liu                    (Principal Executive Officer)

               /s/ BRUCE HORN                  Chief Financial Officer
    ------------------------------------         (Principal Financial and          September 19, 2000
                 Bruce Horn                      Accounting Officer)

                      *
    ------------------------------------       Chairman of the Board               September 19, 2000
                  Ian Jenks

                      *
    ------------------------------------       Director                            September 19, 2000
              Terence P. Brown

                      *
    ------------------------------------       Director                            September 19, 2000
                 Chieh Chang

                      *
    ------------------------------------       Director                            September 19, 2000
                Herbert Chang

                      *
    ------------------------------------       Director                            September 19, 2000
             Leonard J. LeBlanc

                      *
    ------------------------------------       Director                            September 19, 2000
                David Spreng


*By:               /s/ BRUCE HORN
          -------------------------------
                     Bruce Horn
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                    DESCRIPTION OF DOCUMENT
-------                                   -----------------------
  1.1(1)                Form of Underwriting Agreement.

  3.1(1)                Amended and Restated Certificate of Incorporation of Oplink,
                          as currently in effect.

  3.2(1)                Amended and Restated Certificate of Incorporation of Oplink,
                          to be in effect immediately following the closing of the
                          offering.

  3.3(1)                Bylaws of Oplink, as currently in effect.

  4.1                   Reference is made to Exhibits 3.1, 3.2 and 3.3.

  4.2(1)                Third Amended and Restated Rights Agreement, dated as of
                          February 7, 2000 by and among Oplink and the investors
                          listed on Exhibit A attached thereto.

  5.1                   Opinion of Cooley Godward LLP.

 10.1+(1)               Development Contract Agreements, by and among Oplink and
                          Barr Associates, Inc. dated as of January 1997, July 9,
                          1998, March 17, 1999, April 14, 1999 and August 1999.

 10.2+(1)               General Purchase Agreement dated June 18, 2000 by and
                          between Oplink and Cierra Photonics Inc.

 10.3+                  Manufacturers Representative/Distributor Contract dated
                          January 26, 1998, by and between Oplink and DBX
                          Communications Inc.

 10.4+(1)               Purchase Agreement dated July 20, 1999 by and between Oplink and Lucent Technologies Inc.

 10.5+(1)               Purchase Agreement dated November 3, 1999 by and between
                          Oplink and Lucent Technologies Inc.

 10.6+(1)               Purchase Agreement dated November 17, 1999 by and between
                          Oplink and Lucent Technologies Inc.

 10.7+                  Agreement dated July 2, 1999 by and between Oplink and
                          Corning Incorporated.

 10.8(1)                Building Floor Lease dated March 2000 by and between Fuzhou
                          Oplink Communications, Inc. and Fuzhou Kang Shun Guang
                          Telecommunications Co., Ltd.

 10.9(1)                Building Use Contract dated March 28, 2000 by and between
                          Zhuhai Oplink Communications, Inc. and Guangdong Zhuhai
                          High Technology Results Industrialization Demonstration
                          Base Company, Ltd.

 10.10(1)               Supplementary Contract I dated March 28, 2000 by and between
                          Zhuhai Oplink Communications, Inc. and Guangdong Zhuhai
                          High Technology Results Industrialization Demonstration
                          Base Company, Ltd.

 10.11(1)               Supplementary Contract II dated March 28, 2000 by and
                          between Zhuhai Oplink Communications, Inc. and Guangdong
                          Zhuhai High Technology Results Industrialization
                          Demonstration Base Company, Ltd.

 10.12(1)               State-owned Land Use Rights Assignment Contract dated
                          May 16, 2000 by and between Oplink Communications Inc. and
                          Zhuhai Bonded Area Management Committee.

 10.13(1)               Sublease dated March 1, 2000 by and between Oplink and Steag
                          RTP Systems.

 10.14(1)               Consent to Sublease Agreement dated March 2000 by and among
                          Oplink, Steag RTP Systems and Carlyle Forhen Trust.

 10.15(1)               Lease Agreement dated July 21, 1995 by and between SBC&D
                          Co., Inc. and AG Associates, Inc., as amended by the First
                          Amendment dated July 21, 1995 and the Second Amendment
                          dated December 3, 1997.

 10.16(1)               Representative Agreement dated May 2, 2000, by and among
                          Oplink and Wavetec.

 10.17+(1)              Lease Agreement dated July 13, 2000, by and between Agilent
                          Technologies, Inc. and Oplink.

EXHIBIT
NUMBER                                    DESCRIPTION OF DOCUMENT
-------                                   -----------------------
 10.17.1+(1)            Lease Agreement dated June 29, 2000 by and between Agilent
                          Technologies, Inc. and Oplink.

 10.18(1)               Sublease Agreement dated February 29, 2000 by and among Wyse
                          Technology Inc. and Oplink and Wyse Technology Investments
                          Inc.

 10.19(1)               Amended and Restated Lease Agreement dated March 19, 1993 by and between Wyse Technology Investments, Inc. and Wyse
                          Technology, Inc.

 10.20                  Amendment No. 1 to Sublease Agreement dated April 14, 2000 and Amendment No. 2 dated September 1, 2000 by and among
                          Oplink, Wyse Technology Inc. and Wyse Technology
                          Investments Inc.

 10.21(1)               Employment Letter Agreement by and between Oplink and
                          Frederick R. Fromm dated August 10, 2000.

 10.22(1)               Lease dated July 24, 2000 by and between Oplink and San Jose
                          Technology Properties, LLC.

 10.23(1)               Stock Option Agreement dated May 10, 2000 by and between
                          Oplink and David Spreng.

 10.24(1)               Stock Option Agreement dated May 10, 2000 by and between
                          Oplink and Bruce Horn.

 10.25(1)               Stock Option Agreements dated May 10, 2000 by and between
                          Oplink and Ian Jenks.

 10.26(1)               Oplink's 2000 Equity Incentive Plan.

 10.27(1)               Oplink's 2000 Employee Stock Purchase Plan.

 10.28(1)               Oplink's 1995 Stock Plan.

 10.29(1)               Oplink's 1998 Stock Plan.

 10.30(1)               Note Purchase Agreement by and between Oplink and Cisco
                          Systems, Inc. and Convertible Promissory Note each dated
                          August 28, 2000.

 10.31(1)               Oplink Form of Indemnity Agreement.

 10.32(1)               Employment Letter Agreement by and between Oplink and
                          Daryl J. Eigen dated August 15, 2000.

 10.33(1)               Employment Letter Agreement by and between Oplink and Jeff
                          Friedman dated August 15, 2000.

 10.34                  Lease Agreement dated May 8, 2000 by and between Beijing
                          Oplink Communications, Inc. and Zhonz He Realtor
                          Development Co.

 10.35                  Lease Agreement dated August 18, 2000 by and between the
                          preparatory office of Shanghai Oplink
                          Communications, Inc. and Shanghai Jia Yi Industrial
                          Development Co., Ltd.

 10.36                  Change of Control Agreement by and between Oplink and
                          Joseph Y. Liu dated September 17, 2000

 10.37                  Change of Control Agreement by and between Oplink and Bruce
                          Horn dated September 17, 2000

 21.1                   Subsidiaries of Oplink.

 23.1                   Consent of PricewaterhouseCoopers LLP

 23.2                   Consent of Cooley Godward LLP. (See Exhibit 5.1.)

 24.1(1)                Power of Attorney.

 27.1                   Financial Data Schedule.


------------------------

(*) To be filed by amendment.

(+) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

(1) Previously filed.